Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS STOCK PURCHASE AGREEMENT HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

VSE CORPORATION,

VSE MACH HOLDCO ACQUISITION CORP.,

VSE MACH ACQUISITION CORP.,

GENNX/PAG INTERMEDIATECO INC.

and

GENNX360 PAG BUYER, LLC

Dated as of January 29, 2026

i

3.16	Compliance with Laws	31
3.17	Labor Matters	31
3.18	Environmental Matters	33
3.19	Insurance	34
3.20	Affiliate Transactions	35
3.21	International Trade Compliance	35
3.22	Except as set forth on Section 3.21 of the Disclosure Schedules:	35
3.22	Anti-Corruption	36
3.23	Government Contracts	37
3.24	Product Liability; Product Warranty; Inventory	38
3.25	FAA and Civil Aviation Matters	38
3.26	Competition Act (Canada)	39
3.27	Brokers	39
3.28	No Other Representations or Warranties	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		40

4.1	Organization; Good Standing; Power	40
4.2	Authority	41
4.3	No Violation; Consents and Approvals	41
4.4	Litigation	41
4.5	Funding	42
4.6	Investment Intent	43
4.7	Solvency	43
4.8	Brokers	44
4.9	CFIUS and ITAR	44
4.10	Shares	44
4.11	SEC Reports; Financial Statements	45
4.12	Material Changes	45
4.13	Sarbanes-Oxley; Internal Accounting Controls	45
4.14	Private Placement	46
4.15	Registration Rights	46
4.16	Listing and Maintenance Requirements	46
4.17	Investment Canada Act	46
4.18	Tax Treatment	46
4.19	Rollover Purchaser and Cash Purchaser Capitalization	47
4.20	Investigation	47

ARTICLE V COVENANTS OF THE PARTIES		48

5.1	Conduct of Business	48
5.2	Access to Information; Confidentiality	51
5.3	Disclosed Personal Information	53
5.4	Preservation of Records	53
5.5	Reasonable Best Efforts	54
5.6	Consents	54
5.7	HSR Filings and Authorizations; UK NSI Act Filing; Australian FIRB Approval; Consummation	54

5.8	ITAR Matters	56
5.9	Public Announcements	56
5.10	RWI Policy	56
5.11	Exculpation, Etc.	57
5.12	Tax Matters	58
5.13	No Solicitation of Transactions	61
5.14	Release	62
5.15	Employee Matters	63
5.16	Data Room	65
5.17	Financing	65
5.18	Termination of Intercompany Balances	68
5.19	Satisfaction of Indebtedness	69
5.20	Form 8-Ks; Updated Financial Statements.	69
5.21	Stock Consideration	70
5.22	Non-Resident of Australia Declaration	70
5.23	Rollover Purchaser and Cash Purchaser Fundamental Documents; Shares	70

ARTICLE VI CONDITIONS TO CLOSING		71

6.1	Conditions to All Parties’ Obligations	71
6.2	Conditions to Seller’s Obligations	71
6.3	Conditions to Purchaser Parties’ Obligations	73
6.4	Frustration of Closing Conditions	74

ARTICLE VII SURVIVAL; NO RECOURSE		75

7.1	Survival	75
7.2	No Recourse	75

ARTICLE VIII TERMINATION		77

8.1	Termination	77
8.2	Procedure and Effect of Termination	78

ARTICLE IX MISCELLANEOUS		78

9.1	Further Assurances	78
9.2	Notices	78
9.3	Annexes, Exhibits and Schedules	79
9.4	Amendment, Modification and Waiver	80
9.5	Entire Agreement	80
9.6	Severability	80
9.7	Binding Effect; Assignment	81
9.8	No Third-Party Beneficiaries	81
9.9	Fees and Expenses	81
9.10	Counterparts	81
9.11	Interpretation	82
9.12	Purchaser Deliveries	82
9.13	Legal Representation	83
9.14	Enforcement of Agreement	84
9.15	Forum; Service of Process	85
9.16	Governing Law; Waiver of Jury Trial	85
9.17	Financing Sources	86

ARTICLE X DEFINITIONS		87

EXHIBIT A – APPLICABLE ACCOUNTING PRINCIPLES

EXHIBIT B – ESCROW AGREEMENT

EXHIBIT C – NET WORKING CAPITAL

EXHIBIT D – INITIAL SHARES LOCK-UP AGREEMENT

EXHIBIT E – EARNOUT SHARES LOCK-UP AGREEMENT

EXHIBIT F – REGISTRATION RIGHTS AGREEMENT

EXHIBIT G – REDEMPTION AND EXCHANGE AGREEMENT

ANNEX I – RESTRICTIVE LEGEND

ANNEX II – EBITDA DEFINITION

SCHEDULE 1.2 – PERMITTED LIENS

SCHEDULE 3.1 – FUNDAMENTAL DOCUMENTS

SCHEDULE 3.2 – CAPITALIZATION

SCHEDULE 3.3 – SUBSIDIARIES

SCHEDULE 3.4 – NO VIOLATION; CONSENTS AND APPROVALS

SCHEDULE 3.5 – FINANCIAL STATEMENTS

SCHEDULE 3.6 – ABSENCE OF CERTAIN CHANGES OR EVENTS

SCHEDULE 3.7 – NO UNDISCLOSED LIABILITIES

SCHEDULE 3.8 – PERSONAL PROPERTY

SCHEDULE 3.9 – REAL PROPERTY

SCHEDULE 3.10 – INTELLECTUAL PROPERTY

SCHEDULE 3.11 – LITIGATION

SCHEDULE 3.12 – EMPLOYEE BENEFIT PLANS

SCHEDULE 3.13 – TAXES

SCHEDULE 3.14(a) – KEY CONTRACTS

SCHEDULE 3.14(b) – KEY CONTRACTS

SCHEDULE 3.15 – MATERIAL SUPPLIERS AND MATERIAL CUSTOMERS

SCHEDULE 3.16 – COMPLIANCE WITH LAWS

SCHEDULE 3.17 – LABOR MATTERS

SCHEDULE 3.18 – ENVIRONMENTAL MATTERS

SCHEDULE 3.19(a) – INSURANCE

SCHEDULE 3.20 – AFFILIATE TRANSACTIONS

SCHEDULE 3.21 – INTERNATIONAL TRADE COMPLIANCE

SCHEDULE 3.23 – GOVERNMENT CONTRACTS

SCHEDULE 3.24 – PRODUCT LIABILITY

SCHEDULE 3.25(a) – FAA & CIVIL AVIATION MATTERS

SCHEDULE 5.1 – CONDUCT OF BUSINESS

SCHEDULE 5.15(e) – EMPLOYMENT LOSS

SCHEDULE 6.3(d)(v) – TERMINATION OF AFFILIATE AGREEMENTS

Schedules, exhibits and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2026, is by and among VSE Corporation, a Delaware corporation (“VSE”), VSE Mach Holdco Acquisition Corp., a Delaware corporation (“Rollover Purchaser”), VSE Mach Acquisition Corp., a Delaware corporation (“Cash Purchaser”, and together with VSE and Rollover Purchaser, each a “Purchaser Party” and collectively, the “Purchaser Parties”), GenNx/PAG IntermediateCo Inc., a Delaware corporation (the “Company”), and GenNx360 PAG Buyer, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used herein have the meanings set forth in Article X.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the capital stock of the Company (the “Company Stock”), which represents all of the issued and outstanding equity interests of the Company;

WHEREAS, on the terms and subject to the conditions contained in this Agreement, (a) at the Closing, Seller desires to sell to Cash Purchaser, and Cash Purchaser desires to purchase from Seller, all of the Non-Rollover Company Stock owned by Seller as of the Closing; and (b) immediately prior to the sale of the Non-Rollover Company Stock to, and the purchase of the Non-Rollover Company Stock by, Cash Purchaser on the Closing Date, (i) Seller desires to contribute to Rollover Purchaser, and Rollover Purchaser desires to accept from Seller, all of the Rollover Securities in exchange for the Initial Shares; and, immediately following receipt of the Rollover Securities, (ii) Rollover Purchaser desires to contribute to Cash Purchaser all of the Rollover Securities contributed to Rollover Purchaser, so that immediately following the Closing, the Cash Purchaser will own all of the Company Stock and the Company will be a direct wholly-owned Subsidiary of Cash Purchaser; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Purchaser Parties’ willingness to enter into this Agreement, an Affiliate of Seller has delivered to the Purchaser Parties a restrictive covenant agreement (the “Restrictive Covenant Agreement”), the effectiveness of which is conditioned upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Contribution of Cash; Contribution of Rollover Securities; Purchase of Non-Rollover Company Stock; Contribution to Cash Purchaser. On the terms and subject to the conditions set forth in this Agreement:

(a) At the Closing, immediately prior to the consummation of the transaction set forth in Section 1.1(c), but contemporaneously with the consummation of the transaction set forth in Section 1.1(b), VSE shall contribute cash to Rollover Purchaser in an amount sufficient to permit Cash Purchaser to satisfy Cash Purchaser’s funding obligations in Section 1.4 (the “Cash Contribution”), and Rollover Purchaser shall immediately thereafter contribute such cash to Cash Purchaser.

(b) At the Closing, immediately prior to the consummation of the transactions set forth in Section 1.1(c), but contemporaneously with the consummation of the transactions set forth in Section 1.1(a), Seller shall contribute, exchange, sell, transfer, convey, assign, and deliver to Rollover Purchaser, and Rollover Purchaser shall acquire and accept from Seller, all of Seller’s right, title and interest in and to the Rollover Securities, free and clear of any and all Liens (other than restrictions under the Securities Act, and the rules and regulations thereunder, and state securities Laws) (the “Rollover Contribution”) in exchange for the Initial Shares.

(c) At the Closing, Seller shall sell, convey, assign, transfer and deliver to Cash Purchaser, and Cash Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Non-Rollover Company Stock, free and clear of any and all Liens (other than restrictions under the Securities Act, and the rules and regulations thereunder, and state securities Laws).

(d) Immediately following the transactions set forth in Section 1.1(c), Rollover Purchaser shall contribute all of the Rollover Securities to Cash Purchaser, and in exchange therefor, Cash Purchaser shall accept and obtain the Rollover Securities and all rights associated with the ownership thereof and assume all of the liabilities associated with the ownership thereof, such that, immediately thereafter, Cash Purchaser shall own 100% of the Company Stock (the transactions set forth in Section 1.1(b) and this Section 1.1(d), collectively, the “Rollover”).

1.2 Equity Purchase Price.

(a) Total Purchase Price. The consideration payable to Seller for the purchase and sale of the Company Stock shall be an aggregate amount in cash and RP Class B Common Stock (as set forth herein) equal to (i) the Estimated Purchase Price; plus or minus (ii) the Net Adjustment Amount plus (iii) the Earnout Payment (if any) (collectively, the “Purchase Price”).

(b) Payment of Estimated Purchase Price. The Estimated Purchase Price shall be paid to Seller at Closing as follows: (i) $275,000,000 (the “Rollover Stock Payment”) shall be paid by delivery by Rollover Purchaser to Seller of newly issued shares (the “Initial Shares”) of class B common stock, par value $0.05 per share, of Rollover Purchaser (the “RP Class B Common Stock”) with an aggregate value of $275,000,000 as calculated in accordance with Section 1.2(c); and (ii) the Estimated Purchase Price less the Rollover Stock Payment (such difference, the “Closing Cash Payment”) shall be paid by Cash Purchaser in cash in immediately available funds by wire transfer to an account designated by Seller pursuant to Section 1.4.

(c) Calculation of Rollover Stock Payment.

[****]

(d) Redemption and Exchange Agreement. At the Closing, VSE, Rollover Purchaser and Seller shall enter into the Redemption and Exchange Agreement, pursuant to which, among other things, Seller shall have the right (exercisable at its sole discretion), at any time and from time to time, upon the terms and subject to the conditions in the Redemption and Exchange Agreement, to transfer, any or all of the shares of RP Class B Common Stock that it owns to the Rollover Purchaser in exchange for VSE Common Stock, as provided in and subject to the adjustments set forth in the Redemption and Exchange Agreement. VSE shall take any and all action necessary to, promptly following the Closing and upon the exercise of Seller’s right to surrender pursuant to the prior sentence, issue the Exchangeable VSE Shares to Rollover Purchaser in accordance with the terms of the Redemption and Exchange Agreement. It is the parties’ express intent in this Section 1.2(d) to ensure that Seller receive the same economic benefit to which it would have otherwise been entitled if it had received a number of VSE Common Stock equivalent to the number of Initial Shares that it received at Closing, and the parties hereto shall take such action as may be reasonably necessary in order to give effect to such intent.

1.3 Closing. The closing of the purchase and sale of the Company Stock (the “Closing”) will take place at 9:30 a.m. Eastern Standard Time at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166-4193, or remotely via electronic exchange of documents and signatures, as promptly as practicable following, but in no event later than the second (2nd) Business Day immediately following, the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than, but subject to satisfaction or waiver of, the conditions to be satisfied on the Closing Date), or at such other time and place as may be agreed to by the parties hereto in writing; provided, however, that, notwithstanding the foregoing, the Closing shall not occur prior to earliest of (a) five (5) Business Days after receipt of the Target Audits for the fiscal year ended December 31, 2025, (b) April 30, 2026 and (c) such earlier date as agreed to by the Commitment Parties in their sole discretion. The date of the Closing is referred to in this Agreement as the “Closing Date”. The effective time of the Closing for accounting, system and operational matters will be deemed to be the Measurement Time.

1.4 Payments. At the Closing, the Cash Purchaser and Rollover Purchaser (solely with respect to Section 1.4(e)), shall deliver or cause to be delivered:

(a) to the Persons entitled to payment pursuant to the Payoff Letters, an aggregate amount in cash equal to the Estimated Closing Indebtedness (less the Assumed Indebtedness), in each case, in accordance with the instructions and in the amounts set forth in the Payoff Letters, delivered to the Cash Purchaser by Seller prior to Closing pursuant to Section 6.3(d)(ii), or payment instructions, as applicable;

(b) to the Persons entitled to payment of the Estimated Transaction Expenses, an aggregate amount in cash equal to the Estimated Transaction Expenses, in each case in accordance with instructions to be delivered to Cash Purchaser by Seller prior to the Closing pursuant to Section 6.3(d)(iii), or payment instructions, as applicable (which will be accompanied by a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 from each such payee of Transaction Expenses, as applicable); provided, however, that (i) any Estimated Transaction Expenses paid pursuant to this Section 1.4(b) to the Company or its Subsidiaries and ultimately payable to an employee of the Company or any of its Subsidiaries shall thereafter be paid by the Company or such Subsidiary to the applicable Person (net of withholding) through the Company’s or such Subsidiary’s payroll system, and (ii) any Taxes withheld from any payment under clause (i) shall be held and remitted promptly by the Company or such Subsidiary to the applicable Governmental Authority in accordance with applicable Law;

(c) to the Escrow Agent, an amount in cash equal to the Adjustment Escrow Amount to be held in an escrow account (the “Adjustment Escrow Account”), pursuant to and in accordance with the terms of the Escrow Agreement;

(d) to Seller, an amount in cash equal to the Closing Cash Payment minus the Adjustment Escrow Amount, by means of a wire transfer of immediately available funds, to one or more accounts designated in writing by Seller; and

(e) to Seller, the Initial Shares in the amount of the Rollover Stock Payment.

The foregoing payments by Cash Purchaser pursuant to subsections (a) and (b) are, and for all purposes will be considered, payments on behalf of the Company and its Subsidiaries and in respect of obligations and liabilities of the Company and its Subsidiaries, as applicable.

1.5 Pre-Closing Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall deliver to VSE a statement setting forth in reasonable detail and with reasonable supporting documentation Seller’s good faith estimates of (a) the Net Working Capital (the “Estimated Working Capital”) as of the Measurement Time without giving effect to any of the transactions contemplated hereby and calculated in accordance with the Applicable Accounting Principles, and the resulting amount of the Estimated Working Capital Overage (if any) and the Estimated Working Capital Deficiency (if any), (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing (the “Estimated Closing Indebtedness”), (c) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Estimated Transaction Expenses”), (d) the aggregate amount of Cash as of the Measurement Time without giving effect to any of the transactions contemplated hereby (the “Estimated Closing Cash”), and (e) the resulting calculation of the Estimated Purchase Price (together with the Estimated Working Capital, Estimated Closing Indebtedness, Estimated Transaction Expenses, and the Estimated Closing Cash, the “Estimated Adjustment Statement”). An “Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Working Capital exceeds the Net Working Capital Upper Band. An “Estimated Working Capital Deficiency” shall exist when (and shall be equal to the amount by which) the Estimated Working Capital is less than the Net Working Capital Lower Band.

(b) Following delivery of the Estimated Adjustment Statement, to the extent reasonably requested by VSE, Seller shall make available to VSE supporting documentation (subject to execution of any customary work paper access letter to the extent applicable) used in preparing the Estimated Adjustment Statement and Seller shall consider any reasonable comments provided by VSE in good faith based on VSE’s review of the Estimated Adjustment Statement and such documentation; provided, that, if there is a dispute over the Estimated Adjustment Statement (or any component thereof), the Estimated Adjustment Statement delivered by Seller shall govern in all respects, and the obligation of Seller to consider such reasonable comments of VSE regarding the Estimated Adjustment Statement shall in no event require that Seller revise its calculation of the Estimated Purchase Price (or any component thereof) or that the Closing be postponed or otherwise delayed. For the avoidance of doubt, VSE shall have no obligation to comment on the

Estimated Adjustment Statement and VSE’s failure to so comment on the Estimated Adjustment Statement shall not be deemed an acceptance of any amounts set forth therein or a waiver of any objections thereto, or otherwise impair VSE’s right to assign different values to any items set forth therein in the Adjustment Statement in accordance with Section 1.6.

1.6 Post-Closing Purchase Price Adjustment.

(a) Adjustment Statement.

(i) As soon as practicable, but in no event later than one hundred twenty (120) days after the Closing Date, VSE shall deliver to Seller a statement (the “Adjustment Statement”) setting forth VSE’s good faith calculation of (i) the Net Working Capital as of the Measurement Time without giving effect to any of the transactions contemplated hereby and determined in accordance with the Applicable Accounting Principles and the definition set forth in this Agreement (the “Closing Working Capital”), (ii) the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing (the “Closing Indebtedness”), (iii) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Closing Transaction Expenses”), (iv) the aggregate amount of Cash as of the Measurement Time without giving effect to any of the transactions contemplated hereby (the “Closing Cash”), (v) the Net Adjustment Amount, and (vi) VSE’s calculation of the Purchase Price, together with related supporting schedules, calculations and documentation. A “Closing Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Working Capital exceeds the Net Working Capital Upper Band. A “Closing Working Capital Deficiency” shall exist when (and shall be equal to the amount by which) the Closing Working Capital is less than the Net Working Capital Lower Band.

(ii) The Adjustment Statement shall be prepared and the Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses, and Closing Cash shall be determined (including for purposes of Section 1.5) on a consolidated basis in accordance with the Applicable Accounting Principles, the definitions set forth in this Agreement. The parties hereto agree that the purpose of preparing the Adjustment Statement and determining Closing Cash, Closing Indebtedness, Closing Working Capital, Closing Transaction Expenses, and the related purchase price adjustment contemplated by this Section 1.6 and Section 1.6(h), is to measure the amount of Cash, Indebtedness, Net Working Capital, and Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those set forth in the Applicable Accounting Principles for the purpose of preparing the Adjustment Statement or determining Closing Cash, Closing Indebtedness, Closing Working Capital, or Closing Transaction Expenses.

(b) Review and Dispute. Within sixty (60) days following receipt by Seller of the Adjustment Statement, Seller shall either inform VSE in writing that the Adjustment Statement is acceptable or deliver written notice (the “Notice of Disagreement”) to VSE of any dispute Seller has with respect to the preparation or content of the Adjustment Statement or the amounts reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Adjustment Statement that Seller disputes, including the proposed corrections and dollar amounts. If Seller does not notify VSE of a dispute with respect to the Adjustment Statement within such sixty (60)-day period, such Adjustment Statement and the amounts reflected in the Adjustment Statement will be final, conclusive, binding, and non-appealable by the parties hereto. In the event a Notice of Disagreement is delivered to VSE, VSE and Seller shall negotiate in good faith to resolve such dispute, and any determination resulting from such good faith negotiation shall be final, conclusive, binding, and non-appealable by the parties hereto. VSE and Seller each acknowledge and agree that all discussions related to the Notice of Disagreement are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. For the avoidance of doubt, any determination expressly set forth in the Adjustment Statement that is not objected to in a Notice of Disagreement shall be final and binding upon the parties hereto.

(c) Accounting Firm. If VSE and Seller, notwithstanding such good faith effort, fail to resolve all of the items set forth in the Notice of Disagreement within thirty (30) days after Seller delivers the Notice of Disagreement (which period may be extended by mutual written agreement of VSE and Seller), then VSE and Seller shall jointly engage the Accounting Firm to resolve such unresolved disputed items in accordance with the standards set forth in this Section 1.6(c), and the Accounting Firm shall act as an expert, not an arbitrator. Seller and VSE shall use reasonable best efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the making of such submission and shall, for purposes of its review, furnish to the Accounting Firm such working papers and other relevant documents and information relating to the disputed items, and provide such other information, as the Accounting Firm may reasonably request in connection with its determination of such disputed items. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Notice of Disagreement were prepared in accordance with the Applicable Accounting Principles and the definitions of Net Working Capital, Indebtedness, and Transaction Expenses, Cash as the case may be, and the Accounting Firm shall determine, on such basis, whether and to what extent, the Adjustment Statement and the amounts reflected therein, as applicable, require adjustment. The Accounting Firm shall not make any other determination, including any determination as to whether the Net Working Capital Upper Band or the Net Working Capital Lower Band or any of the Estimated Working Capital, the Estimated Closing Indebtedness, the Estimated Transaction Expenses, and the Estimated Closing Cash are correct. The Accounting Firm’s decision shall be based solely on written submissions by Seller and VSE and their respective representatives (which shall also be provided to the other party concurrently with its submission to the Accounting Firm) and not by independent review, and each of Seller and VSE shall have the opportunity to respond in writing to the other’s written submission; it being understood that there shall be no ex-parte communications between any party and the Accounting Firm. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party in the Adjustment Statement or Notice of Disagreement or smaller than the smallest value for such item claimed by either party in the Adjustment Statement or Notice of Disagreement. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm shall be allocated between Seller, on the one hand, and VSE, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the disputed amount submitted to the Accounting Firm by VSE and Seller is $1,000,000, and the Accounting Firm determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and Cash Purchaser, on behalf of VSE, shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive, binding, and non-appealable by the parties hereto absent manifest error or fraud by the Accounting Firm.

(d) Access. For purposes of complying with the terms set forth in this Section 1.6, notwithstanding anything to the contrary herein, VSE shall cooperate with and make available to Seller and its accountants and advisors upon reasonable request and advance notice all information, records, data, working papers (including those working papers of its accountants and other advisors), supporting schedules, calculations and other documentation that provides reasonable detail relating to VSE’s calculation of the amounts set forth in the Adjustment Statement, in each case subject to the execution of customary access letters where applicable, and shall permit reasonable access to the Company and its Subsidiaries’, personnel (to the extent involved in the preparation of the Adjustment Statement), accountants, and other advisors, as may be reasonably requested in connection with the review or analysis of the Adjustment Statement or the amounts reflected therein and the resolution of any disputes in connection therewith, in each case during normal business hours and not unreasonably disrupting the operations of VSE and the Company and its Subsidiaries.

(e) Downward Adjustment. If the Net Adjustment Amount is negative (the absolute value of such Net Adjustment Amount, the “Downward Adjustment Amount”), then the Purchase Price will be adjusted downward by the absolute value of such Net Adjustment Amount, and Cash Purchaser and Seller shall deliver joint written instructions to the Escrow Agent, within five (5) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to this Section 1.6, instructing the Escrow Agent to pay to Cash Purchaser, solely from the funds available in the Adjustment Escrow Account (whether or not sufficient), an amount equal to the Downward Adjustment Amount.

(f) Upward Adjustment. If the Net Adjustment Amount is positive, then the Purchase Price will be adjusted upward by such positive Net Adjustment Amount (such positive Net Adjustment Amount, the “Upward Adjustment Amount”), and Cash Purchaser shall pay, or cause to be paid, to Seller in cash in immediately available funds by wire transfer to an account designated by Seller an amount equal to the lesser of (i) the Upward Adjustment Amount and (ii) an amount equal to the Adjustment Escrow Amount, within five (5) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to this Section 1.6.

(g) No Adjustment. If the Net Adjustment Amount is zero (0), no payment shall be made by any Person pursuant to this Section 1.6.

(h) Release of the Adjustment Escrow Amount. Within five (5) Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 1.6, Cash Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver either (i) in respect of an adjustment pursuant to Section 1.6(e), any portion of the funds in the Adjustment Escrow Account not distributed to Cash Purchaser pursuant to Section 1.6(e) (if any) to Seller or (ii) in respect of an adjustment pursuant to Section 1.6(f) or if the Net Adjustment Amount is zero (0) pursuant to Section 1.6(g), all of the funds in the Adjustment Escrow Account to Seller. For U.S. federal (and applicable state and local) income Tax purposes, any amount paid or delivered by Cash Purchaser or the Escrow Agent to Seller pursuant to Section 1.6(f) or this Section 1.6(h) shall be treated by the parties hereto as an adjustment to the Purchase Price, unless, and then only to the extent, otherwise required by applicable Law.

(i) Exclusive Remedy. For the avoidance of doubt, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to the Purchaser Parties and their respective Affiliates for and in respect of any Downward Adjustment Amount, and none of Seller, its Affiliates or any other Person shall have any liability or obligation under this Section 1.6 for any portion of the Downward Adjustment Amount following the depletion of the Adjustment Escrow Amount. For the avoidance of doubt, in no event will any of the Purchaser Parties’ or Seller’s payment obligations under this Section 1.6 exceed an amount equal to the Adjustment Escrow Amount.

1.7 Earnout Payment.

[***]

1.8 Withholding.

(a) Each of Seller, each Purchaser Party, the Company or a Subsidiary of the Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold, or cause to be deducted and withheld, with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law (including the Tax Act, TAA and Australia Tax Act) and shall promptly and timely remit, or cause to be remitted, any such amounts that were deducted and withheld to the appropriate Governmental Authority. To the extent a Purchaser Party determines that it is required to withhold any Tax on any payment made pursuant to this Agreement (other than (x) in connection with the failure to deliver the form described in Section 6.3(d)(viii) or (y) in respect of amounts treated as compensatory for tax purposes), such Purchaser Party or VSE shall provide reasonable notice to Seller of such withholding no less than five (5) days prior to such withholding, and the parties shall cooperate in good faith to reduce or eliminate any such withholding to the extent permitted under applicable Law. To the extent that amounts are so deducted, withheld, and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made. As and to the extent reasonably requested in writing by a party hereto, the parties shall cooperate in good faith to reduce or eliminate any such withholding to the extent permitted under applicable Law.

(b) With respect to certain Australian withholding tax matters, the parties agree that no withholding of any amounts from the Purchase Price under Subdivision 14-D of schedule 1 to the TAA shall be required and each Purchaser Party acknowledges that it has no liability to pay any amount to the Australian Taxation Office under Subdivision 14-D of Schedule 1 to the TAA so long as, (i) if Closing occurs later than six months from the date of this Agreement, the Purchaser Parties have received further written declarations from Seller in accordance with Section 5.22(a) and (ii) if the Earnout Payment will be made more than six months after the later of (i) the date of this Agreement and (ii) the last date of the period covered by any declaration delivered pursuant to Section 5.22(a), the Cash Purchaser has received a further written declaration from Seller in accordance with Section 5.22(b).

(c) Notwithstanding Section 1.8(b) and subject to Section 1.8(d), if a Purchaser Party knows that a declaration given by Seller under Section 2.8(b) or Section 5.22 is false, such Purchaser Party must pay such amount as required to be paid under Subdivision 14-D of Schedule 1 to the TAA, taking into account any variation of withholding pursuant to section 14-235 of Schedule 1 to the TAA, to the nominated account of the Australian Taxation Office as required by Law, and such Purchaser Party is discharged from all liability to pay so much of the Purchase Price as is equal to the amount that has been paid to the Australian Taxation Office, and there will be no obligation for Purchaser Party to gross up any part of the Purchase Price in respect of this withholding. Purchaser Party must obtain a purchaser payment reference number from the Australian Taxation Office and provide this to Seller on or prior to the Closing Date.

(d) If a Purchaser Party considers that it knows any declaration given by Seller under Section 2.8(b) or Section 5.22 to be false, it must (i) no later than five (5) days before the date the applicable Purchaser Party proposes to withhold any amount from any payment to the Seller under this Agreement on account of a liability under Subdivision 14-D of Schedule 1 to the TAA, notify Seller in writing promptly and provide the basis for that knowledge in sufficient detail to Seller’s satisfaction (acting reasonably), (ii) upon notifying Seller, provide Seller with an opportunity to provide Purchaser Party with information supporting the accuracy of the declaration and (iii) act in good faith in considering any information provided by or on behalf of Seller in determining whether it is required to pay any amount under Subdivision 14-D of Schedule 1 to the TAA.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth on the disclosure schedule delivered by Seller to the Purchaser Parties simultaneously with the execution of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to the Purchaser Parties that the statements in this Article II are true and correct:

2.1 Organization; Good Standing; Power. Seller is duly organized and validly existing under the Laws of its state of formation. Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to be entered into by Seller and to consummate the transactions contemplated hereby and thereby.

2.2 Authority. This Agreement has been, and each other Transaction Document to which Seller is a party will be, duly authorized by all necessary limited liability company action of Seller, and this Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

2.3 Title. Seller is the owner of the Company Stock to be (a) contributed to Rollover Purchaser and (b) sold to Cash Purchaser, in each case, by Seller pursuant to the terms and conditions of this Agreement free and clear of any Liens (other than Liens resulting from the Credit Facility, and the related mortgages and pledge and security agreements which will be released at the Closing pursuant to the Payoff Letters, the restrictions under the Securities Act and the rules and regulations thereunder, and state securities Laws). Seller is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement and the Fundamental Documents of Seller and the Company) that could require Seller to sell, transfer or otherwise dispose of any of the Company Stock to be sold to Cash Purchaser and contributed to Rollover Purchaser, in each case, by Seller pursuant to the terms and conditions of this Agreement. Seller has the right, authority, and power to sell, assign, and transfer the Company Stock to Rollover Purchaser and Cash Purchaser. At the Closing, Rollover Purchaser and Cash Purchaser shall acquire good, valid, and marketable title to the Company Stock, free and clear of any Liens (other than restrictions under the Securities Act, and the rules and regulations thereunder, and state securities Laws).

2.4 Litigation. There are no Proceedings pending, or threatened in writing, against Seller or its Affiliates, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to the execution of this Agreement and the other Transaction Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby or that would have the effect of preventing, delaying or making illegal the consummation of the transactions contemplated hereby. Seller is not subject to any order, writ, injunction, judgment or decree that, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated hereby.

2.5 No Violation; Consents.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) any provision of the Fundamental Documents of Seller, (B) any Order applicable to Seller or (C) any Law applicable to Seller or the property or assets of Seller, or (ii) give rise to any right of termination, cancellation or acceleration (including any payment becoming due) under, or result in the creation of any material Lien (other than Permitted Liens) upon any of the properties of Seller; provided, however, that no representation or warranty is made in the foregoing clauses (i)(B), (i)(C) or (ii) with respect to any matter that would not, individually or in the aggregate, adversely impact the Company and its Subsidiaries in any material respect or otherwise prevent, materially impair or materially delay the Closing.

(b) No Governmental Approval is necessary and required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby, except (i) the HSR Act, the UK NSI Act and the Australian FIRB Legislation, and (ii) resulting from the Purchaser Parties and their respective Affiliates (including the nature of their capital structure and their respective businesses).

2.6 Brokers. Except for J.P. Morgan Securities LLC and Jefferies LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its directors, managers, officers, employees, representatives or agents.

2.7 Non-Resident of Canada. Seller is a non-resident of Canada and the Company Stock does not constitute “taxable Canadian property” within the meaning of the Tax Act.

2.8 Non-Resident of Australia.

(a) Seller is a “non-resident” within the meaning of section 995-1 of the Australian Tax Act.

(b) Seller warrants and declares that the Company Stock does not constitute an “indirect Australian real property interest” as defined in section 855-25 of the Australian Tax Act. The declaration provided in this Section 2.8(b) is for the period commencing on the date of this Agreement and continuing for six (6) months from that date.

2.9 Accredited Investor; Acquisition of Shares. Seller is (a) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (b) not acquiring the Initial Shares, the Exchangeable VSE Shares or the Earnout Shares with a view to, or for the offer or sale in connection with, any distribution thereof in violation of the Securities Act. Seller and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Seller and its advisors have deemed necessary to make an investment decision with respect to the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares.

2.10 Independent Investigation. In making its decision to acquire the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares, Seller has relied solely upon its own independent investigation, the representations and warranties set forth in this Agreement, reports publicly filed by VSE with the SEC under the Securities Act, and information provided by VSE, its Affiliates, and its financial, legal, and accounting advisors. Seller has received and reviewed such information as Seller deems necessary in order to make an investment decision with respect to the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares.

2.11 Financial Knowledge and Experience. Seller is aware that there may be substantial risks incident to the acquisition and ownership of the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares, and Seller has sought such accounting, legal and tax advice as Seller has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), Seller has analyzed and considered the risks of an investment in the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares and determined that Seller is able at this time and in the foreseeable future to bear the economic risk of a total loss of such investment in VSE. Seller acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares or made any findings or determination as to the fairness of this investment.

2.12 Shares Not Registered. Seller understands that the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares have not been and will not be registered under the Securities Act except as set forth in the Registration Rights Agreement. Seller understands that the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares may not be resold, transferred, pledged or otherwise disposed of by Seller absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares shall contain a customary Securities Act legend to such effect (or, with respect to any Initial Shares, Exchangeable VSE Shares or Earnout Shares held in uncertificated form, the Transfer Agent will record such a legend on the share register). The Initial Shares, the Exchangeable VSE Shares and the Earnout Shares will be subject to transfer restrictions under the Securities Act and, as a result of these transfer restrictions, Seller may not be able to readily resell the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares and may be required to bear the financial risk of an investment in the Initial Shares, the Exchangeable VSE Shares and the Earnout Shares for an indefinite period of time. Seller has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Initial Shares, the Exchangeable VSE Shares or the Earnout Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

Except as set forth on the Disclosure Schedule, Seller and the Company hereby represent and warrant to Purchaser Parties that the statements in this Article III are true and correct:

3.1 Organization; Good Standing; Qualification and Power; Authority.

(a) The Company and each of its Subsidiaries are each duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as and if such concept is applicable, and the Company and each of its Subsidiaries have all necessary organizational power and authority to own, lease, and operate its properties and to carry on its businesses as now conducted. The Company and each of its Subsidiaries are duly qualified and licensed (if required) to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to obtain such qualification or license would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) Except as set forth in subject to Section 3.1(b) of the Disclosure Schedule, copies of the Fundamental Documents of the Company and each of its Subsidiaries as in effect as of the date hereof have been made available to Cash Purchaser.

(c) The Company and each of its Subsidiaries are not in violation of the provisions of its respective Fundamental Documents in any material respect. Except as set forth on Section 3.1(c) of the Disclosure Schedule, such Fundamental Documents, together with, in respect of the UK Subsidiaries and the Australian Subsidiaries, the statutory registers, since the Lookback Date, have been properly kept, are accurate in all material respects and, in respect of the UK Subsidiaries and Australian Subsidiaries, except as set forth on Section 3.1(c) of the Disclosure Schedule, since the Lookback Date, all required filings related to the Fundamental Documents of the UK Subsidiaries and the Australian Subsidiaries have, in all material respects, been made on time at Companies House (in respect of the UK Subsidiaries) and with ASIC (in respect of the Australian Subsidiaries) and no notice of any rectification, late filing penalties or prosecution has been received and remains outstanding in any material respect.

(d) Each Transaction Document to which the Company or any of its Subsidiaries is a party has been, or to the extent not entered into as of the date hereof, will (as of the date of such Transaction Document) be duly authorized by all necessary corporate power or other action of the Company, the applicable Subsidiary and the Transaction Documents to which the Company or any of its Subsidiaries is a party will be, duly executed and delivered by the Company and its Subsidiaries, and constitute, or to the extent not executed as of the date hereof, will constitute as of the date of such Transaction Document, a valid and legally binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(e) No steps have been taken or legal proceedings started or threatened in writing against the Company or any of its Subsidiaries for: (i) its winding up or dissolution; (ii) it to enter into any arrangement or composition for the benefit of creditors; or (iii) the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets. Neither the Company nor any of its Subsidiaries has stopped payment or is insolvent or unable to pay its debts as they fall due, within the meaning of Section 123(1) of the Insolvency Act 1986 of the United Kingdom (as it may be amended from time to time) (or equivalent Laws or regulations in any applicable jurisdiction).

3.2 Capitalization.

(a) Section 3.2(a)(i) of the Disclosure Schedule sets forth the authorized, issued and outstanding shares of capital stock and other equity interests of the Company as of the date hereof. The outstanding equity interests of the Company are duly authorized, validly issued, fully-paid and non-assessable, and free and clear of all Liens (other than Liens resulting from the Credit Facility and the related mortgages and pledge and security agreements which will be released at the Closing pursuant to the Payoff Letters, the restrictions under the Securities Act and the rules and regulations thereunder, and state securities Laws). Except as set forth in this Agreement, the

Company’s Fundamental Documents, or Section 3.2(a)(i) of the Disclosure Schedule, there are no equity or ownership securities of the Company issued, reserved for issuance or outstanding and no outstanding options, restricted stock, stock units, warrants, convertible or exchangeable securities, phantom equity, profit participation, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, calls, Contracts or commitments to which the Company is a party or may be bound requiring the issuance of additional shares of capital stock or other equity interests. Except as set forth in Section 3.2(a)(ii) of the Disclosure Schedule none of the Company’s or any of its Subsidiaries’ shares of capital stock or other equity interests have been issued in violation of preemptive or similar rights, the Securities Act of 1933 or any other Law. There are no declared or accrued but unpaid distributions or dividends with respect to the shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

(b) There are no securities or rights of the Company and its Subsidiaries, or Contracts or commitments by which the Company and its Subsidiaries are bound obligating the Company and its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of the Company and its Subsidiaries.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedule, none of the Company and its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity securities of the Company and its Subsidiaries having the right to vote) with the equityholders of any of the Company and its Subsidiaries on any matter.

(d) Except as set forth on Section 3.2(d) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which any of the Company and its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company and its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Disclosure Schedule lists for each of the Company’s direct and indirect Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the authorized, issued and outstanding equity interests of each such Subsidiary. The Company does not, directly or indirectly, own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other Person.

(b) Except as set forth on Section 3.3(b) of the Disclosure Schedule, the outstanding units, shares, capital stock and other equity interests of each such Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are wholly owned by the Company directly or through one or more such Subsidiaries, free and clear of any Liens (other than Permitted Liens). There are no other equity or securities of any such Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, purchase rights, call rights, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, calls or commitments or Contracts, by which the Company’s Subsidiaries are bound to issue additional equity or interests or securities of the Company’s Subsidiaries or options, warrants, rights to subscribe to, purchase rights, call rights, or securities or rights convertible into, any equity securities of the Company’s Subsidiaries.

(c) Since the Lookback Date, all historic distributions, dividends, redemptions and buy backs of shares by the UK Subsidiaries have complied with applicable Law (including the Companies Act) in all material respects and their articles of association, and all material required statutory filings and stamp duty (if applicable) relating thereto have been duly made and paid.

3.4 No Violation; Consents and Approvals.

(a) Except as set forth in Section 3.4(a) of the Disclosure Schedule, and provided that the notifications and approvals set forth in Section 3.4(b) of the Disclosure Schedule are made or obtained, the execution and delivery by the Company or any of its Subsidiaries of the Transaction Documents to which the Company or any of its Subsidiaries is a party does not, and the consummation of the transactions contemplated thereby will not (i) in any material respect, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) any provision of the Fundamental Documents of the Company or any of its Subsidiaries, (B) any Order applicable to the Company or any of its Subsidiaries or the property or assets of the Company or any of its Subsidiaries or (C) any Law applicable to the Company or any of its Subsidiaries or the property or assets of the Company or any of its Subsidiaries or (ii) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any material Lien (other than Permitted Liens) upon any of the properties of the Company or any of its Subsidiaries under, any Key Contract or Real Property Lease to which the Company or any of its Subsidiaries is a party or by which any of them is bound or result in the creation of any material Lien (other than Permitted Liens) upon any Owned Real Property.

(b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Governmental Approval is necessary and required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, except (i) for compliance with the applicable requirements of the HSR Act, the UK NSI Act and the Australian FIRB Legislation and (ii) as may be necessary as a result of any facts or circumstances relating to the Purchaser Parties and their respective Affiliates.

3.5 Financial Statements.

(a) Copies of (i) the audited consolidated balance sheet of PAG and its Subsidiaries as of December 31, 2023 and December 31, 2024 and the related audited consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”) are attached to Section 3.5(a)(i) of the Disclosure Schedule, and (ii) an unaudited consolidated balance sheet (the “Latest Balance Sheet”) of PAG and/or its Subsidiaries as of September 30, 2025 (the “Latest Balance Sheet Date”) and the related unaudited consolidated income statements for the nine (9) months then ended are attached to Section 3.5(a)(ii) of the Disclosure Schedule (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of PAG and/or its Subsidiaries, (ii) fairly present, in accordance with GAAP, consistently applied, in all material respects, the consolidated financial position, results of operations and cash flows of PAG and/or its Subsidiaries as of the dates and for the periods indicated, and, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (if any), none of which, if presented, would materially differ from those in the Audited Financial Statements. Neither the Company nor any of its Subsidiaries has received any written or, to Seller’s Knowledge, oral communication from its auditors of (A) any significant deficiency or material weakness in the internal accounting controls utilized by the Company or its Subsidiaries or (B) any fraud that involves management or any other current or former director, officer, employee, consultant, contractor or manager of the Company or any of its Subsidiaries.

(c) The accounts receivable (including unbilled accounts receivable) of the Company and its Subsidiaries set forth in the Financial Statements (collectively, the “Accounts Receivable”) are owned by the Company and its Subsidiaries free and clear of any Liens other than Permitted Liens. The Accounts Receivable have arisen in the Ordinary Course of Business and represent bona fide arm’s length claims of the Company and its Subsidiaries against the obligors with respect thereto for goods provided, services rendered or other charges arising on or before the date hereof or the Closing Date, as the case may be. The Accounts Receivable, and reserves and allowances with respect thereto, reflected in the Financial Statements are stated thereon in accordance with GAAP, applied consistently with the historical accounting practices of the Company and its Subsidiaries. Subject to the reserves and allowances with respect thereto in the Financial Statements, the Accounts Receivable are not subject to claims of set-off or other defenses or counterclaims that are material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole. The accounts payable and accruals of the Company and its Subsidiaries set forth in the Financial Statements (collectively, the “Accounts Payables”) are stated therein in accordance with GAAP, and have arisen from bona fide, arm’s length transactions in the Ordinary Course of Business, and the Company and its Subsidiaries have been paying their Accounts Payables as and when due in the Ordinary Course of Business and in a manner consistent with its past practices, and the Company and its Subsidiaries have not materially delayed any such payments.

(d) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls reasonably sufficient to provide reasonable assurances in all material respects regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorization in all material respects, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain asset accountability, and (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization, in each case, in all material respects. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral communication of concern from its auditors in respect of the functioning of the internal accounting controls of the Company or any of its Subsidiaries.

(e) The Company’s only assets are shares of common stock of GenNx/PAG Acquisitions Inc. (“GenNx/PAG Acquisitions”) and GenNx/PAG Acquisitions’ only asset is shares of common stock of PAG.

3.6 Absence of Certain Changes or Events.

(a) Except as contemplated by this Agreement, during the period from the Latest Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have operated their businesses in all material respects in the Ordinary Course of Business.

(b) Except in connection with the transaction contemplated by this Agreement and as set forth in Section 3.6(b) of the Disclosure Schedule, since the Latest Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 5.1 if it had been taken after the date hereof and prior to the Closing Date.

(c) Since the Latest Balance Sheet Date to the date hereof, there has been no Material Adverse Effect.

3.7 No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have no liabilities, obligations or commitments, of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown (“Liabilities”), other than (a) those Liabilities which are accrued for and specifically reflected and reserved against in the Latest Balance Sheet as of the Latest Balance Sheet Date or otherwise expressly reflected in the Interim Financial Statements, (b) those Liabilities which have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business or otherwise listed on the Interim Financial Statements, (c) executory obligations under Key Contracts that are not required to be set forth in the Financial Statements in accordance with GAAP, (d) those Liabilities that are included as Current Liabilities, Transaction Expenses or Indebtedness, and (e) those Liabilities which are not, individually or in the aggregate, material in amount; provided, that the Liabilities described in clauses (a) through (e) above in this Section 3.7 shall not include or refer to any Liability resulting from any violation or noncompliance with Law or breach of Contract, warranty, tort, infringement, misappropriation or any material action, suit or Proceeding. For the avoidance of doubt, the Company and GenNx/PAG Acquisitions have no Liabilities other than (i) in the case of the Company, its direct ownership of GenNx/PAG Acquisitions and indirect ownership of PAG and its Subsidiaries, and in the case of GenNx/PAG Acquisitions, its direct ownership of PAG and indirect ownership of PAG’s Subsidiaries and, in each case, activities related or incidental thereto, (ii) obligations contemplated by this Agreement and the other Transaction Documents and their respective obligations with respect hereto and thereto, (iii) the Credit Facility, and the related mortgages and pledge and security agreements which will be released at the Closing pursuant to the Payoff Letter, and (iv) Liabilities that are included as Indebtedness or Transaction Expenses.

3.8 Personal Property.

(a) Except as set forth on Section 3.8(a) of the Disclosure Schedule or as disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, the Company and its Subsidiaries have good, valid and marketable title to, a valid leasehold interest in, or a valid license to use, all of their tangible properties and assets, and all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens (other than Permitted Liens).

(b) All Personal Property necessary for the operation or conduct of the businesses of the Company and its Subsidiaries as conducted on the date hereof is in adequate operating condition and repair, normal wear and tear excepted, in all material respects, other than machinery and equipment under repair or out of service in the Ordinary Course of Business. No other Person owns, holds or has the right to use any of the material assets or material property used in connection with the operation of the business of the Company and its Subsidiaries, in each case, other than properties or assets leased or in-licensed by the Company and its Subsidiaries or to which the Company and its Subsidiaries have sufficient rights.

3.9 Real Property.

(a) Section 3.9(a) of the Disclosure Schedule lists the (i) street or postal address of the parcel of real property owned by the Company or its Subsidiaries; and (ii) record title holder of such real property (the “Owned Real Property”). Neither the Company nor any of its subsidiaries owns any real property other than the Owned Real Property. With respect to the Owned Real Property, (i) the Company or one of its Subsidiaries has good fee simple title thereto, free and clear of Liens, except Permitted Liens; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.9(b) of the Disclosure Schedule sets forth (i) a true, correct and complete list of all real property leased, licensed, subleased, used or otherwise occupied (but not owned) by the Company or any of its Subsidiaries (the “Leased Real Property” and the Leased Real Property, together with the Owned Real Property, collectively, the “Real Property”) (the Contracts, leases, licenses, subleases or other occupancy agreements pursuant to which such Leased Real Property is leased, including any modifications, amendments, supplements, assignments, assignations and extension notices affecting the Leased Real Property, each, a “Real Property Lease”, and collectively the “Real Property Leases”), (ii) the street or postal address of each parcel of Leased Real Property, (iii) the identity of the lessor, lessee, and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iv) the rental amount currently paid and the expiration of the term of the Real Property Lease for each Leased Real Property, (v) the guarantors of each Real Property Lease, if any, and (vi) the amount of all security deposits currently held by the applicable landlord. The Leased Real Property constitutes all parcels of real property and interests in real property currently used in the conduct of the business of the Company and its Subsidiaries. The Company has made available to Cash Purchaser in the Data Room true, correct and complete copies of each Real Property Lease and none of the Real Property Leases have been modified except to the extent that such modifications are disclosed by the copies delivered or made available to Cash Purchaser.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedule, each of the Company and its Subsidiaries, as applicable, (i) has a good and valid leasehold interest (or in Scotland a valid and marketable interest in the tenant’s right to the lease) in all of its Leased Real Property, and in Scotland, there being, to Seller’s Knowledge, no insurance policies relating to any issue of title affecting any of the Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens, (ii) enjoys peaceful and undisturbed possession of each Leased Real Property, and (iii) is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. There are no Persons, other than the Company or any Subsidiary, in occupation or possession of any Leased Real Property.

(d) Each Real Property Lease in respect of the Leased Real Property is a valid, existing and binding obligation of the Company or its Subsidiaries, as applicable, is in full force and effect and is enforceable in accordance with its terms with respect to the Company and its Subsidiaries and, to Seller’s Knowledge, the other parties thereto except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights. No party to a Real Property Lease is in monetary or material non-monetary breach or default thereunder and, to Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time, or both, would constitute a monetary or material non-monetary breach of or monetary or material non-monetary default under, or give rise to a right of termination, cancellation, irritancy or acceleration of any material obligation under any Real Property Lease. Except as set forth in Section 3.9(d) of the Disclosure Schedule, since the Lookback Date (1) all rents and other sums due under the Real Property Leases have been paid, (2) the Company or its Subsidiaries, as applicable, has performed, in all material respects, all material obligations to be performed by it under each Real Property Lease, (3) all obligations of the landlord under the Real Property Leases have been completed and accepted in all material respects, and (4) there are no material pending or threatened in writing claims or demands by the landlord under any Real Property Lease. Each Real Property and the use and operation thereof in the conduct of the Company’s or its Subsidiaries’, as applicable, business does not violate in any material respect any applicable Law or Order, covenant, restriction, easement, license or permit and there are no contractual or legal restrictions that preclude or restrict the Company’s, or any of its Subsidiaries’, as applicable, ability to use, in all material respects, each Real Property for the purposes for which it is currently used. The facilities, structures and improvements located on each Real Property are in good condition and repair (ordinary wear and tear excepted) and are supplied with utilities and other services necessary and adequate for the operation of such facilities. With respect to each Real Property, neither the Company nor any Subsidiary has received any notice of any expropriation, compulsory purchase or condemnation or proposed condemnation (or, in Scotland, other local authority or statutory notice) affecting the Real Property and there are no actions, suits, claims or proceedings pending or threatened in writing against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of compulsory purchase, condemnation or eminent domain proceedings. Furthermore, in Scotland, no notice of any alleged breach of a title condition affecting the Leased Real Property has been received by the Company or any Subsidiary and the Company nor any Subsidiary has received notice of any application to the Lands Tribunal to vary or discharge any real burdens, servitudes or lease terms affecting the Leased Real Property.

3.10 Intellectual Property and Data Privacy.

(a) Section 3.10(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all issued Patents, Patents pending, registered Trademarks, Domain Names and registered Copyrights, and all applications therefor, owned or purported to be owned by the Company or any of its Subsidiaries (together, “Company Registered IP”), indicating, where applicable, the recorded owner, jurisdiction, application date, application number or registration/issue number, registration/issue date, title, URL and Domain Name. No Company

Registered IP is subject to any pending cancellation, interference, reissue or reexamination proceeding. Any and all renewal and maintenance fees, annuities or other fees required to be paid to maintain the Company Registered IP and due before Closing have been paid in full. Section 3.10(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all material unregistered Trademarks owned or purported to be owned by the Company or any of the Subsidiaries.

(b) Except as set forth on Section 3.10(b) of the Disclosure Schedules, the Company or any of its Subsidiaries solely and exclusively own or have the right to use all of the Intellectual Property as currently used in connection with the business of the Company and its Subsidiaries. All Company-Owned IP is owned, free and clear of all Liens (other than Permitted Liens). Since the Lookback Date, no claims have been asserted in writing by any Person challenging the ownership or use by the Company or any of its Subsidiaries of any Company-Owned IP or the validity or enforceability of any Company Registered IP.

(c) The Company and its Subsidiaries, including the conduct of the business of the Company and its Subsidiaries (including the manufacture, use, sale or other commercial exploitation of any of the products or services of the Company or any of its Subsidiaries), and the use of any Intellectual Property by the Company and its Subsidiaries in connection with the operation of their businesses, have not, since the Lookback Date, infringed, misappropriated, or violated, and do not infringe, misappropriate, or violate, any Intellectual Property right of any other Person. Neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date alleging any of the foregoing or any requirement to license Intellectual Property of another Person. No claim or action is pending in writing or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries that asserts or alleges any such infringement, misappropriation, or violation by the Company or any of its Subsidiaries. To Seller’s Knowledge: (i) no Person is misappropriating, violating or infringing upon any Company-Owned IP; and (ii) since the Lookback Date, no person has misappropriated, violated or infringed upon any Company-Owned IP. Except as set forth in Section 3.10(c) of the Disclosure Schedule, since the Lookback Date, neither the Company nor any of its Subsidiaries have sent any written notice asserting or threatening any legal action or claim against any Person alleging any misappropriation, violation or infringement by any other Person of Company-Owned IP.

(d) Each Person (including any officer, employee, contractor and service provider) who has developed or has been engaged to develop any material Intellectual Property for or on behalf of the Company or its Subsidiaries, has executed a written agreement containing a valid and enforceable assignment to the Company or its Subsidiary of all such Intellectual Property or such Intellectual Property is owned by the Company or any of its Subsidiaries by operation of applicable Law. No funding, facilities, or personnel of any Governmental Authority, university, or research institution has been used in connection with the development of any Company-Owned IP.

(e) Since the Lookback Date, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information included in the Company-Owned IP and trade secrets and other material confidential information disclosed to the Company or any of its Subsidiaries and owned by another Person to whom the Company or any of its Subsidiaries has confidentiality obligations.

Since the Lookback Date, there has been no misappropriation or unauthorized disclosure of such trade secrets and other material confidential information by the Company or any of its Subsidiaries. To the Seller’s Knowledge, since the Lookback Date, there has been no disclosure of any material trade secrets included in the Company-Owned IP to any Person except pursuant to a fiduciary or legal duty or a valid and enforceable Contract requiring such other Person to maintain the confidentiality thereof and no such Person has breached such duties or confidential agreements.

(f) The IT Assets (i) perform in material conformance with their documentation and specifications, and (ii) are free from any software defect or error that may materially disrupt the business of the Company or any of its Subsidiaries. The IT Assets do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software (“Virus”). The Company and its Subsidiaries take commercially reasonable efforts to prevent the introduction of any Virus into the IT Assets. The IT Assets are sufficient in all material respects to conduct the business of the Company and its Subsidiaries as currently conducted. Since the Lookback Date there has been no unauthorized access to or unauthorized use of any such IT Assets, except as would not materially affect the Company or any of its Subsidiaries.

(g) The Company and each of its Subsidiaries is in compliance with, and has complied since the Lookback Date with, all applicable Privacy and Security Requirements in all material respects. The Company and each of its Subsidiaries has, since the Lookback Date, implemented and maintained in place commercially reasonable security measures, contractual protections, controls, technologies, policies and technical, administrative, physical and organizational safeguards appropriate to the sensitivity of the Personal Information they Process to comply in all material respects with all applicable Privacy and Security Requirements and designed to protect such Personal Information and Company Data from any Security Breach (as defined below) in the jurisdictions in which it operates, and has required the same of all third parties that Process Personal Information and/or Company Data on their behalf. The Company and each of its Subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities. Since the Lookback Date, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of, except as would not materially affect the Company or any of its Subsidiaries, (i) any Personal Information or Company Data held by the Company or any of its Subsidiaries, or (ii) any databases, computers, servers, storage media (e.g. backup tapes), network devices, or other devices or systems that Process Personal Information or Company Data owned or maintained by or, to Seller’s Knowledge, on behalf of the Company or any of its Subsidiaries, including, without limitation, any theft, loss of, unauthorized access to, alteration or compromise of, unavailability of the Company or any of its Subsidiaries’ information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, Processing or analysis of Personal Information or Company Data, whether or not in electronic format, that is used in or necessary to the conduct of the business of the Company or any of its Subsidiaries (a “Security Breach”) and, to Seller’s Knowledge, the Company and its Subsidiaries have no reason to reasonably suspect that a Security Breach has occurred. The Company and each of its Subsidiaries have at all times since the Lookback Date used commercially reasonable controls, technologies, processes, and practices designed to prevent, detect, identify and remediate Security Breaches. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written complaints regarding any alleged unauthorized Processing of Personal Information or material non-compliance with applicable Privacy and Security Requirements. The execution, delivery, or performance of this Agreement, or any of the Transaction Documents, or the consummation of any transaction contemplated by this Agreement, will not violate any applicable Privacy and Security Requirements in any material respect.

3.11 Litigation. Except (a) as set forth on Section 3.11 of the Disclosure Schedule and (b) for any Proceedings pending in respect of Taxes or under Environmental Laws (if any, and which are covered in Sections 3.13 (Taxes) and 3.18 (Environmental Matters), respectively), as of the date hereof, there are no, and since the Lookback Date there have been no, Proceedings pending or threatened in writing, or to Seller’s Knowledge, orally against or affecting the Company, its Subsidiaries or their respective assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party. Neither the Company nor any of its Subsidiaries is, or since the Lookback Date has been, subject to any material outstanding judgment, order, decree, or, to the Seller’s Knowledge, investigation by any Governmental Authority.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a complete list of all (and designates the sponsor of each) (i) “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as applicable to the Company and its Subsidiaries, whether or not subject to ERISA), (ii) bonus, stock option (including phantom rights plans), equity-based, employment, severance pay (including redundancy pay), salary continuation, incentive, commission, retirement, pension, profit sharing or deferred compensation plans, programs, Contracts, funds or arrangements of any kind and (iii) other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral) and any trust, escrow or similar agreement related thereto, whether or not funded or subject to ERISA, in each such case, (x) that are sponsored or maintained by the Company, its Subsidiaries or any other member of the Controlled Group for the benefit of any current or former employees, workers, directors, managers, officers, equityholders, consultants or independent contractors of the Company or its Subsidiaries who are natural Persons (or beneficiary or dependent thereof), (y) with respect to which the Company or its Subsidiaries contributes to or is required to contribute to, or (z) pursuant to which the Company or its Subsidiaries have or could reasonably be expected to have any current or contingent liability (including on account of any member of the Controlled Group) (all of the foregoing being referred to in this Agreement as the “Company Benefit Plans”); provided, however, that the term “Company Benefit Plan” shall not include any governmental or statutory benefit plans and plans, programs, policies, or, other than with respect to employees of any UK Subsidiary, agreements required to be maintained by applicable Law or maintained by any Governmental Authority.

(b) Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, each Company Benefit Plan has been maintained, operated and administered in all material respects in compliance with its terms and all applicable Laws and to the Seller’s Knowledge is fully funded or properly accrued on the books and records of the Company of such Affiliate of the Company. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified (or is entitled to rely on a favorable determination, advisory or opinion letter issued by the IRS), and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to jeopardize the qualification of such Company Benefit Plan. In the past six (6) years there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code and Section 3(14) of ERISA or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Company Benefit Plan that could reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or its Subsidiaries.

(c) Neither the Company, any of its Subsidiaries nor any other member of the Controlled Group currently has, and at no time in the past six (6) years has had, an obligation to contribute or any liability (contingent or otherwise) with respect to (i) a pension plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (vi) any pension scheme of a type which is required to comply with Part 3 of the United Kingdom Pensions Act 2004.

(d) Neither the Company nor any of its Subsidiaries has any obligation to provide a current or former employee, worker or other individual service provider (or any dependent thereof) any life insurance, medical, disability, income protection, health or other related benefits following termination of employment or service, except as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any equivalent state or Canadian employment or labor standards Law.

(e) The Company has made available to Cash Purchaser or to Cash Purchaser’s counsel true and complete copies of the following documents relating to each Company Benefit Plan, to the extent applicable: (i) all plan documents (or, in the case of an unwritten Company Benefit Plan, a summary of material terms thereof), trust agreement, and any amendments thereto; (ii) the most recently distributed summary plan descriptions and any summary of material modifications thereto, (iii) the three most recently filed annual reports, and the most recent summary annual report; (iv) current determination, advisory or opinion letter from the IRS; (v) all trust agreements, insurance Contracts and other documents relating to the funding or payment of benefits; and (vi) all non-routine correspondence relating to any Company Benefit Plan between the Company, its Subsidiary or their representatives and any Governmental Authority since the Lookback Date.

(f) Except as set forth in Section 3.12(f) of the Disclosure Schedule, no Company Benefit Plan provides health, welfare or retirement benefits to any individual who is not a current or former employee or worker of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee or worker, except as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any equivalent state or any Canadian employment or labor standards Law.

(g) With respect to each group health plan benefiting any current or former employee, worker, executive or director of the Company, its Subsidiaries or any other member of the Controlled Group that is subject to Section 4980B of the Code, the Company, its Subsidiaries and each other member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except as required under any Canadian employment or labor standards Law.

(h) Except as set forth in Section 3.12(h) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) constitute a stated triggering event under any Company Benefit Plan or otherwise that will result in any variation of an employment term or payment (whether of severance pay (including redundancy pay) or otherwise) becoming due to any current or former officer, employee, worker, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, worker, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or its Subsidiaries, or (iii) result in any forgiveness of indebtedness with respect to any current or former officer, employee, worker, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or its Subsidiaries, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the rights of the Company or its Subsidiaries to administer, amend or terminate any Company Benefit Plan other than as imposed by Law.

(i) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, there is no material liability of the Company or its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other material actual or contingent liability.

(j) Neither the Company nor any of its Subsidiaries is subject to a legally binding commitment to institute any plan, program, arrangement or agreement for the benefit of any current or former employees, workers, officers, directors, managers, consultants or independent contractors (who are natural Persons) of the Company or its Subsidiaries other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans. The Company and each of its Subsidiaries (other than the UK and Canadian Subsidiaries) has reserved all rights necessary to amend or terminate each of the Company Benefit Plans as of the Closing Date without the consent of any other Person.

(k) With respect to the Company Benefit Plans, (i) all (A) insurance premiums required to be paid, (B) benefits, expenses and other amounts due and payable, and (C) contributions, transfers or payments required to be made, in each case since the Lookback Date until the Closing and, to Seller’s Knowledge, prior to the Lookback Date, will have been paid, made or accrued on or prior to the Closing Date; and (ii) there are no assessments, complaints, proceedings, investigations, actions, suits or claims (excluding individual claims for benefits payable in the normal operation of a Company Benefit Plan) pending or, to Seller’s Knowledge, threatened nor, to Seller’s Knowledge, is there any basis for one.

(l) Except as set forth on Section 3.12(l) of the Disclosure Schedule, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any of its Subsidiaries under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any “gross-up”, indemnification or other payment from the Company or any of its Subsidiaries or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(m) Neither the Company, any of its Subsidiaries nor any other member of the Controlled Group is subject to any material liability or penalty under Sections 4971 through 4980H or Section 6055 or 6056 of the Code that is outstanding as of the date hereof.

(n) The term “Non-U.S. Plan” shall mean any Company Benefit Plan that is maintained primarily for the benefit of any current or former employee, worker or other individual service provider residing outside of the United States and governed by the Laws of a jurisdiction outside of the United States. Each Non-U.S. Plan complies in all material respects with all applicable Law (including, without limitation, applicable Law regarding the form, funding and operation of the Non-U.S. Plan). The Financial Statements accurately reflect the Non-U.S. Plan liabilities and accruals for contributions required to be paid to the Non-U.S. Plans, in accordance with applicable generally accepted accounting principles consistently applied in all material respects. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Non-U.S. Plan have been paid, remitted or properly accrued in a timely fashion in accordance with its terms and all Laws in all material respects. There is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to Seller’s Knowledge, threatened in writing involving any Non-U.S. Plan or their assets. Since the Lookback Date, there has not been an occurrence of any transactions or breaches of fiduciary duty under applicable Law with respect to any Non-U.S. Plan which could reasonably be expected to have a Material Adverse Effect on (1) any Non-U.S. Plan or (2) the condition of the Company, any of its Subsidiaries or any other member of the Controlled Group. None of the Non-U.S. Plans is (A) a “registered pension plan,” as such term is defined in subsection 248(1) of the Tax Act, or is, or has ever been, required to be registered under federal or provincial minimum pension standards legislation in Canada, (B) is a “salary deferral arrangement” for purposes of section 248 of the Tax Act, or (C) is a “retirement compensation arrangement” for purposes of section 248 of the Tax Act. None of the Non-U.S Plans operating in the United Kingdom is a “final salary” or “defined benefit” scheme required to comply with Part 3 of the United Kingdom Pensions Act 2004, nor does the Company or any Subsidiary have any liability or obligation under any such past or present schemes.

(o) In respect of the Australian Subsidiaries, (i) each Australian Subsidiary accrues annual leave, personal leave and long service leave for its employees in accordance with the Fair Work Act 2009 (Cth) of Australia, applicable long service leave legislation, all applicable industrial awards, industrial agreements and otherwise as required by applicable law, (ii) as at Closing, each Australian Subsidiary has paid the full amount of its superannuation commitment required to be paid under applicable law for each relevant employee, director and officer for the period up to Closing, (iii) no Australian Subsidiary operates any superannuation fund for the benefit of its Employees including without limitation any form of a defined benefits scheme, and (iv) no Australian Subsidiary is liable to pay a charge under the Superannuation Guarantee (Administration) Act 1992 (Cth) of Australia for failing to make the minimum level of contribution to superannuation funds on behalf of its employees.

3.13 Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) The Company and its Subsidiaries have (i) duly filed on a timely basis all income and other material Tax Returns required by applicable Law to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid all Taxes required by applicable Law to be paid by them, except to the extent the failure to do so would not, individually or in the aggregate, be material. Neither the Company nor any of its Subsidiaries (i) has any liability for delinquent Taxes or (ii) is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the Ordinary Course of Business for income Tax Returns).

(b) The Company and its Subsidiaries have deducted, withheld or collected all material amounts of Taxes required by Law to be deducted, withheld or collected by them, including with respect to payments to employees, agents, contractors, non-residents, shareholders or other equityholders, creditors or other Persons and have remitted such amounts to the applicable Governmental Authority on a timely basis in material compliance with applicable Law.

(c) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date.

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) No audits, examinations, claims or other actions or Proceedings are ongoing or pending with regard to Taxes or any Tax Returns of the Company or any of its Subsidiaries, and no such actions or Proceedings have been threatened in writing. All Tax deficiencies or assessments asserted or assessed against the Company or any of its Subsidiaries have been paid, settled or otherwise resolved in full.

(f) Since the Lookback Date, and with respect to the period prior to the Lookback Date, to Seller’s Knowledge, no claim has been made, in writing, by any Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or any Governmental Authority thereof, including a duty to collect, deduct or withhold and pay over Taxes to any such Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency that has not yet expired (other than any extensions as a result of having obtained in the Ordinary Course of Business an automatic extension with which to file any income Tax Return).

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of any Affiliated Group (other than any Affiliated Group the common parent of which is the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar or analogous provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, (iii) has, within the past two years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (iv) is, or has been, a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2), (v) has participated in any “reportable transactions” as defined in section 237.3(1) of the Tax Act or any similar provision under provincial, territorial or foreign Law, or any “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act, or any similar provision under provincial, territorial or foreign Law, (vi) has applied for or received any letter ruling from the IRS (or any similar or analogous ruling or determination relating to Taxes from any state, local or non-U.S. Governmental Authority including a private ruling from the Australian Taxation Office), or (vii) is or has been a party to any transaction or arrangement which will cause any anti-avoidance provisions of the Australian Tax Law, including those contained in Part IVA of the Australian Tax Act, to apply or which will allow a Governmental Authority, acting reasonably, to apply such anti-avoidance provisions.

(i) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing, Tax allocation, Tax indemnity or other similar Contract relating to Taxes (other than any such Contracts pursuant to customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) or (ii) is a party to or bound by any Tax abatement, Tax reduction, Tax holiday, payment in lieu of Taxes or other similar Contract relating to Taxes with any Governmental Authority, or (iii) has claimed and received any material Tax refund or material Tax credit to which it is not entitled.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for any Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into or existing on or prior to the Closing Date, or (v) any prepaid amounts received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries (i) has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country under the Laws of which it was incorporated or otherwise organized, (ii) has owned partnership interests, membership interests or other equity interests in any Person that is or was classified as a partnership for U.S. federal income Tax purposes or a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or (iii) has made any election under Section 965(h) of the Code.

(l) (i) The U.S. federal income Tax classification of the Company and each of its Subsidiaries is set forth on Section 3.13(l) of the Disclosure Schedule, and (ii) except as set forth on Section 3.13(l) of the Disclosure Schedule, since the Lookback Date (A) neither the Company nor any of its Subsidiaries has owned stock or other equity interests in any Person that is or was classified as a foreign corporation or foreign disregarded entity for U.S. federal income Tax purposes and (B) no entity classification elections on IRS Form 8832 or otherwise have been filed by or with respect to the Company or any of its Subsidiaries.

(m) No powers of attorney have been executed by or on behalf of the Company or any of its Subsidiaries with respect to any Tax Return or other Tax matter that will remain in effect after Closing.

(n) There are no circumstances which exist and could reasonably result in, or since the Lookback Date, and with respect to the period prior to the Lookback Date, to Seller’s Knowledge, which have existed and resulted in, any of section 17, 67, 78, 79 or 80 to 80.04 of the Tax Act applying to any Canadian Subsidiary.

(o) Since the Lookback Date, and with respect to the period prior to the Lookback Date, to Seller’s Knowledge, the Company and each of its Subsidiaries have complied in all material respects with the transfer pricing provisions of each applicable Law, including, for the avoidance of doubt, under section 247 of the Tax Act and Division 815 of the Australian Tax Act.

(p) Since the Lookback Date, and with respect to the period prior to the Lookback Date, to Seller’s Knowledge, each of the Company and its Subsidiaries has complied in all material respects with applicable Law in relation to value added, sales and turnover Tax.

(q) Each of the Company and its Subsidiaries have maintained in all material respects proper and adequate books, records and supporting documentation sufficient to (i) prepare and file all Tax Returns required to be filed by the Company or any of its Subsidiaries in accordance with applicable Tax Law, (ii) substantiate and support the positions taken (and to be taken) on such Tax Returns, (iii) enable the timely calculation, reporting, payment, withholding, collection and remittance of Taxes, and (iv) comply with applicable record-retention requirements of any Governmental Authority, except to the extent the failure to do so would not, individually or in the aggregate, result in material liability for penalties under section 288-25 of Schedule 1 of the TAA for a failure to keep or retain a record on or before Closing.

(r) Each of the Company and its Subsidiaries has complied in all material respects with applicable Law in relation to sales, use, harmonized sales, value added, registration, recording, property, documentary, stamp, stock or other transfer, or similar non-income Taxes and all documents and transactions entered into by the Company or any of its Subsidiaries that are required to be stamped have been duly stamped.

(s) The UK Subsidiaries are not large or very large companies within the meaning of regulation 2 of the UK Corporation Tax (Instalment Payment) Regulations 1998.

(t) Neither of the UK Subsidiaries has entered into, or agreed to enter into, an election pursuant to section 171A of UK Taxation of Chargeable Gains Act 1992 (election to reallocate gain or loss to another member of the group), paragraph 16 of Schedule 26 to the UK Finance Act 2008 (sale of pre-commencement integral features), or section 792 of UK Corporation Tax Act 2009 (reallocation of charge within group).

(u) Neither the Company nor any of its Subsidiaries has, in the preceding five (5) years (and, with respect to any Subsidiary of the Company acquired within the preceding five (5) years, since the Lookback Date), been a party to any transaction where relief from any material Australian sales, use, harmonized sales, value added, registration, recording, property, documentary, stamp, stock or other transfer, or similar non-income Tax was obtained including any transaction or arrangement in relation to which the Company or its Subsidiary received, whether wholly or partly, relief from stamp duty under any corporate reconstruction, exemption or concession provisions or as a result of ex gratia arrangements in any Australian jurisdiction.

(v) Neither the Company nor any of its Subsidiaries has sought (or has been taken to have sought by virtue of the entry history rule under Section 701-5 of the Australian Tax Act) capital gains tax relief under Subdivision 126-B of the Australian Tax Act, or former section 160ZZO of the Australian Tax Act, in respect of any asset acquired by the Company or its Subsidiary and which is still owned by the Company or its Subsidiary immediately after Closing.

(w) The Australian Subsidiaries will not have a franking account deficit immediately after Closing. No act or omission at or before Closing will cause an Australian Subsidiary to be liable, after Closing, for “franking tax” within the meaning of section 214-40 of the Australian Tax Act. There will not be any debit to the franking account of an Australian Subsidiary that relates to a transaction or arrangement entered into at or before Closing.

(x) The share capital accounts of the Australian Subsidiaries are not “tainted” within the meaning of section 995-1 of the Australian Tax Act.

(y) Each of the Australian Subsidiaries has provided distribution statements to its shareholders in accordance with its obligations under the Australian Tax Act.

(z) The office of public officer of each Australian Subsidiary has been occupied at all of the times required by the Australian Tax Act.

(aa) Neither the execution nor completion of this agreement will result in any asset, right or liability being deemed to have been disposed of and re-acquired by any of the UK Subsidiaries for Tax purposes or will result in the clawback or disallowance of any relief or allowance for Tax purposes previously given.

(bb) To the Seller’s Knowledge, the UK Subsidiaries maintain reasonable prevention procedures (as defined in sections 45(3) and 46(4) of the UK Criminal Finance Act 2017) or, if no prevention procedures are in place, evidence of why it is reasonable for the UK Subsidiaries to have no such procedures in place.

(cc) To the Seller’s Knowledge, none of the UK Subsidiaries owns any assets which are capital items subject to the capital goods scheme under Part XV of the UK Value Added Tax Regulations 1995 (SI 1995/2518), nor has exercised any option to tax under Part 1 of Schedule 10 to the UK Value Added Tax Act 1994 (option to tax).

(dd) No land or buildings have been acquired or are held by the UK Subsidiaries in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction or land and buildings transaction tax return will be required to be filed with a Governmental Authority and/or a payment of stamp duty land tax and/or a payment of land transaction tax and/or a payment of land and buildings transaction tax made on or after the date of this agreement.

(ee) To the Seller’s Knowledge, each of the Company and its Subsidiaries is duly complying, and has materially complied during the last five (5) years (or, if sooner, the Lookback Date), with all material conditions and requirements for the enjoyment of all tax incentives it currently benefits from and has benefited during the last five (5) years, as applicable.

3.14 Contracts and Commitments.

(a) Section 3.14 of the Disclosure Schedule sets forth a list of all Key Contracts (except for purchase orders or sales orders, which shall not be required to be listed on Section 3.14 of the Disclosure Schedule but shall otherwise be deemed Key Contracts for all purposes of this Agreement).

(b) As of the date hereof, with respect to all Key Contracts, (i) each Key Contract is valid, binding, in full force and effect, and enforceable by the Company against the parties thereto in accordance with its terms, and is not subject to any material claims, charges, set-offs, or defenses and (ii) neither the Company nor any of its Subsidiaries nor, to Seller’s Knowledge, any other party to any such Key Contract, is in material breach thereof or material default thereunder and, to Seller’s Knowledge, there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default or which would give rise to any rights of notice, material modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner releases any party thereto from any obligation under, any such Key Contract. Neither the Seller, nor the Company nor any of its Subsidiaries has been notified in writing or, to Seller’s Knowledge, orally by any counterparty to a Key Contract that such counterparty is terminating or not renewing or intends to terminate or not renew such Contract or that the Company or any of its Subsidiaries has breached, violated or defaulted under any Key Contract. Seller has made available to Cash Purchaser true and correct copies of each Key Contract, in each case, as amended or otherwise modified and in effect.

3.15 Material Suppliers and Material Customers.

(a) Section 3.15(a) of the Disclosure Schedule sets forth the ten (10) largest suppliers (by dollar volume) of the Company and its Subsidiaries, collectively, (the “Material Suppliers”) for the twelve (12) month period ended on December 31, 2024 and the nine-month period ending on the Latest Balance Sheet Date and sets forth opposite the name of each such Material Supplier the aggregate amount paid by the Company or its Subsidiaries, as applicable, to such Material Supplier during such period.

(b) Section 3.15(b) of the Disclosure Schedule sets forth the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries, collectively, (the “Material Customers”) for the twelve (12) month period ended on December 31, 2024 and the nine-month period ending on the Latest Balance Sheet Date and sets forth opposite the name of each such Material Customer the aggregate amount paid to the Company or its Subsidiaries, as applicable, by such Material Customer during such period.

(c) Except as set forth on Section 3.15(c) of the Disclosure Schedule, none of the Material Customers or Material Suppliers have (i) terminated, adversely altered or given notice in writing or, to Seller’s Knowledge, oral notice in the twelve month period ending on the date hereof to the Company or any of its Subsidiaries that it will terminate or adversely alter, its relationship with the Company or any of its Subsidiaries or (ii) reduced, or given written notice or, to Seller’s Knowledge, oral notice to the Company or any of its Subsidiaries that it will reduce, the quantity of products or services that it purchases or supplies to or from the Company or any of its Subsidiaries. There are no unresolved material disputes pending between the Company or any of its Subsidiaries and any Material Customer or Material Supplier.

3.16 Compliance with Laws. Except as set forth on Section 3.16 of the Disclosure Schedule, the Company and its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable Laws and all Orders of any Governmental Authority applicable to the Company and its Subsidiaries in all material respects. The Company and its Subsidiaries have all Permits required under applicable Laws or necessary in connection with the conduct of their businesses in all material respects, and all material Permits are valid, subsisting and in full force and effect. The Company and its Subsidiaries have not received any written or, to Seller’s Knowledge, oral notice from any Governmental Authority or other Person regarding a violation of, conflict with, or failure to comply with, any term or requirement of any Permit. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, termination, suspension, modification, or limitation of any Permit.

3.17 Labor Matters.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a list of all employees and workers of the Company and its Subsidiaries as of the date hereof and includes the following information for each individual: name or identification number, employer, title, date of hire, location of employment, salaried or hourly status, employment status (i.e., whether full-time, temporary, leased, etc.), active or inactive status, employer, and work location. All employees of the Company or its Subsidiaries located in the United States are “at will.” The employment or engagement of all employees and workers of the Company or its Subsidiaries located in the United Kingdom are terminable on not more than three months’ notice without compensation or any other liability. To Seller’s Knowledge, no management-level employee of the Company or any Subsidiary has notified the Company or such Subsidiary that he or she intends to terminate his or her employment relationship with the Company or such Subsidiary.

(b) The Company has provided or made available to the Purchaser Parties all material Contracts with individual independent contractors and consultants of the Company or its Subsidiaries.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company and its Subsidiaries are, and since the Lookback Date (and in respect of the Australian Subsidiaries, since the date that is six years prior to the date of this Agreement) have been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including but not limited to those regarding discrimination, civil rights, labor, immigration, wages and hours, and holiday pay, the classification and payment of employees and independent contractors (including for purposes of each Company Benefit Plan, ERISA and the Code), workers’ compensation, unemployment compensation benefits, health and safety, and pay equity and pay transparency.

(d) Since the Lookback Date, there have been no unfair labor practice charge or complaint or investigation against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any equivalent Governmental Authority in the jurisdiction where the employees of the Company and its Subsidiaries are employed.

(e) There is no labor strike, slowdown, work stoppage or lockout in effect or to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not experienced any such labor strike, slowdown, work stoppage or lockout since the Lookback Date. To Seller’s Knowledge, no organizational attempt has been made or threatened, by or on behalf of any labor union or collective bargaining unit with respect to any employees or workers of the Company or any Subsidiary and neither the Company nor any of its Subsidiaries has entered into any neutrality, card check, consent election, voluntary recognition or similar agreement with any labor organization.

(f) All current employees of the Company or its Subsidiaries who work in the United States are, and all former employees of the Company or its Subsidiaries who worked in the United States whose employment terminated, voluntarily or involuntarily, since the Lookback Date were, legally authorized to work in the United States. All current employees of the Company or its Subsidiaries who work outside the United States have the correct and valid permission to work in the jurisdiction from which they provide their services. The Company or its Subsidiaries has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all employees who worked in the United States since the Lookback Date in all material respects. The Company or its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA in respect of employees who work in the United States. No employees of the Company or its Subsidiaries work in the United States pursuant to a non-immigrant visa.

(g) The Company and its Subsidiaries have recorded and retained appropriate right to work checks and maintained any necessary licenses, registrations or sponsorship permissions, when applicable to each of them. Since the Lookback Date, no fine, civil penalty or criminal sanction has been imposed on the Company or its Subsidiaries or any of their directors, employees or officers for breaching any immigration requirements.

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been a party to any union Contract, collective bargaining agreement, or other similar type of Contract, and they have not agreed or received any application in the last three (3) years to recognize any union or other collective bargaining unit or any labor organization as the collective bargaining representative of any of its or their employees or workers. Neither the Company nor its Subsidiaries has any agreement or arrangement with a works council, staff association or any other employee representatives nor has entered into negotiations or received any request to enter into a works council agreement.

(i) Since the Lookback Date, the Company or its Subsidiaries have not implemented any mass layoff or redundancies of employees or given notice of, or started consultations, of any redundancies of employees, plant closing or shutdown that has triggered notice under the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar applicable Laws (including without limitation Part IV of the United Kingdom Trade Union and Labour Relations (Consolidation) Act 1992) (“TULRCA”).

(j) Since the Lookback Date, no subject access requests made to the Company or its Subsidiaries pursuant to any data protection Laws by employees or workers are outstanding, and the Company and its Subsidiaries have complied with the provisions of all applicable data protection Laws in respect of all personal data held or processed by them relating to their employees and workers, and former employees and workers.

(k) Except as set forth in Section 3.17(k) of the Disclosure Schedule, in the last five (5) years the Company or its Subsidiaries have not been a party to a business transfer or service provision change which automatically transfers employees’ employment affecting any employee (or former employee) or any other persons engaged (or formerly engaged) in the business of the Company or its Subsidiaries and to Seller’s Knowledge no event has occurred that may involve such persons in the future being a party to such a transfer (including a relevant transfer for the purposes of the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time).

3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Schedule:

(a) there are no Environmental Claims with respect to the Company and its Subsidiaries pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries;

(b) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with Environmental Laws in all material respects;

(c) the Company and its Subsidiaries possess and are, and since the Lookback Date have been, in material compliance with Governmental Authority-issued environmental Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries;

(d) since the Lookback Date, neither the Company nor its Subsidiaries have caused any releases of Hazardous Materials to the environment at any location (including third-party disposal locations) in material violation of Environmental Laws or that would otherwise reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries;

(e) except as may be set forth in any Real Property Lease, neither the Company nor any of its Subsidiaries have indemnified another Person for any liabilities that arise under any Environmental Laws; and

(f) true and correct copies of all Phase I environmental site assessments, Phase II reports, and other material environmental reports, Permits, and environmental compliance audits conducted since the Lookback Date and in the possession of, or under the control of, the Company or the Subsidiaries related to the Real Property or any property formerly owned or leased by the Company or any of its Subsidiaries have been made available to Cash Purchaser.

3.19 Insurance.

(a) Set forth in Section 3.19(a) of the Disclosure Schedule is a list of all material policies of property, fire and casualty, product liability, general liability, workers’ compensation, employer’s liability, public liability and other forms of insurance held by the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies have been made available to Cash Purchaser.

(b) (i) The policies listed in Section 3.19(a) of the Disclosure Schedule are in full force and effect and, to Seller’s Knowledge, are free from any right of termination on the part of the insurance carriers, (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued, (iii) no written notice of termination or cancellation has been received by the Company or any of its Subsidiaries with respect to any of the Insurance Policies and (iv) no written notice has been received by the Company or any of its Subsidiaries that indicates that material adverse changes in any of the Insurance Policies are required as a condition to the continuation of coverage under, or renewal of, any Insurance Policy. Neither the Company nor any of its Subsidiaries since the Lookback Date made any claim against any such insurance policy as to which the insurer has denied or is denying coverage or defended or is defending the claim under a reservation of rights. Neither the Company nor any of its Subsidiaries has since the Lookback Date been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. For any Insurance Policy with a “claims-made” reporting trigger, each of the Company and its Subsidiaries has, in all material respects, reported all claims and all circumstances of which, to Seller’s Knowledge, would reasonably be expected to give rise to any claim (as “claim” is defined in such Insurance Policy) to any respective insurance carrier. To Seller’s Knowledge, each of the Company and its Subsidiaries has in place all Insurance Policies required by applicable Law in all material respects and all Insurance Policies are, in all material respects, in compliance with all requirements set forth in Contracts between the Company or one of its Subsidiaries, on the one hand, and a third-party, on the other hand. Neither Seller nor any of its Subsidiaries have ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

3.20 Affiliate Transactions. Except for the Management Services Agreement, Company Benefit Plans or as set forth in Section 3.20 of the Disclosure Schedule, there are no Contracts, agreements or commitments between the Company or any of its Subsidiaries, on the one hand, and Seller or any officer, director, manager or Affiliate of Seller (other than the Company or any of its Subsidiaries), on the other hand (the “Affiliate Agreements”). No officer, director or manager of the Company or any of its Subsidiaries has any ownership interest in any material property owned by any of the Company or its Subsidiaries.

3.21 International Trade Compliance. 3.22 Except as set forth on Section 3.21 of the Disclosure Schedules:

(a) Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, agents, representatives, or other Persons acting for or on behalf of the Company or its Subsidiaries is currently, or, since April 24, 2019, has been a Sanctioned Person. Neither the Company, its Subsidiaries, any of their respective officers, directors, or employees, nor, to Seller’s Knowledge, any agents, representatives, or other Persons acting for or on behalf of the Company or its Subsidiaries is currently, or since April 24, 2019 (and, with respect to any Subsidiary of the Company acquired after April 24, 2019, since the Lookback Date) has been (i) located, organized or resident in a Sanctioned Country, (ii) engaged in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in or with any Sanctioned Country or (iii) otherwise in violation of applicable Sanctions in any material respect.

(b) The Company, its Subsidiaries, and their respective officers, directors, employees, and, to Seller’s Knowledge, their agents, representatives, and other Persons that act for or on behalf of the Company or its Subsidiaries are and, since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), have been in compliance with all Trade Compliance Laws in all material respects.

(c) Since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), the Company and its Subsidiaries have not made any voluntary or involuntary disclosures to any Governmental Authority under any Trade Compliance Laws, and, there have been no actual or threatened written or, to the Seller’s Knowledge, oral inquiries, investigations, or enforcement actions regarding compliance by the Company or its Subsidiaries with Trade Compliance Laws, and no Governmental Authority has assessed any fine or penalty against, or issued any warning letter to, the Company or its Subsidiaries with regard to compliance with Trade Compliance Laws.

(d) Since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), the Company and its Subsidiaries have obtained in a timely manner all export licenses and other permits, authorizations, waivers, approvals and orders from, and have made and filed all necessary material notices, registrations, declarations and filings with, any Governmental Authority in connection with Trade Compliance Laws, and have met all material requirements of any license exceptions or exemptions in connection with Trade Compliance Laws (collectively, “Export Approvals”). The Company and its Subsidiaries are and, since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), have been in compliance in all material respects with the terms of all Export Approvals.

(e) None of the products or materials imported by, for or on behalf of the Company or its Subsidiaries, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Authority.

(f) The Company and its Subsidiaries are not importing, nor, since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), have imported, products or materials mined, produced, or manufactured, wholly or in part, with the use of forced or child labor or mined, produced, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

3.22 Anti-Corruption.

(a) The Company, its Subsidiaries, and their respective officers, directors, employees, or to Seller’s Knowledge, agents, representatives, or other Persons that act for or on behalf of the Company and its Subsidiaries are and, since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), have been in compliance with the Anti-Corruption Laws in all material respects. Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, or, to Seller’s Knowledge, agents, representatives, or other Persons that act for or on behalf of the Company and its Subsidiaries have made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or any other Person on behalf of the Company or any of its Subsidiaries, or requested or received anything similar from any Government Official or any other Person.

(b) Since January 1, 2021 (and, with respect to any Subsidiary of the Company acquired after January 1, 2021, since the Lookback Date), the Company and its Subsidiaries have not made any voluntary or involuntary disclosure to any Governmental Authority under the Anti-Corruption Laws, and there have been no actual or threatened written or, to Seller’s Knowledge, oral inquiries, investigations, or enforcement actions regarding compliance by the Company or its Subsidiaries with Anti-Corruption Laws, and no Governmental Authority has assessed any fine or penalty against, or issued any warning letter to, the Company or its Subsidiaries with regard to compliance with Anti-Corruption Laws.

(c) The Company and its Subsidiaries have reasonable procedures in place designed to prevent them and persons associated with them from undertaking conduct in violation of the Anti-Corruption Laws.

3.23 Government Contracts.

(a) Section 3.23(a) of the Disclosure Schedule sets forth a true and correct list of: (i) each Government Contract entered into by the Company or its Subsidiaries for which the period of performance has not concluded (except for purchase orders or sales orders, which shall not be required to be listed on Section 3.23(a) of the Disclosure Schedule); (ii) each active Government Bid submitted by any of the Company or its Subsidiaries; and (iii) each Teaming Agreement. With respect to each Government Contract and Government Bid required to be set forth on Sections 3.23(a)(i) and 3.23(a)(ii) of the Disclosure Schedule, respectively, the schedule lists: the Government Contract number or, for a Government Bid, the applicable solicitation number; and the start and end date of the period of performance (including option periods). The Company has made available to Cash Purchaser true and complete copies of all current Government Contracts and all current Government Bids, including any and all material amendments and modifications hereto.

(b) Since the Lookback Date, there has been no: (i) civil fraud, criminal or bribery investigation by any Governmental Authority against the Company or its Subsidiaries; (ii) internal investigation in connection with any alleged fraud, bribery, money-laundering, contractual noncompliance or any other issue in connection with such Government Contract; (iii) written request by a Governmental Authority for a Contract price adjustment based on a claimed disallowance or defective pricing by any Governmental Authority; or (iv) any written or, to Seller’s Knowledge, oral claim against the Company or its Subsidiaries by any Governmental Authority.

(c) Since the Lookback Date, the Company and its Subsidiaries have been in compliance in all material respects with all statutory, regulatory, and contractual requirements applicable to each Government Contract, and no written or, to Seller’s Knowledge, oral performance evaluation of the Company or its Subsidiaries with respect to any Government Contract has cited a material default or other material failure to perform thereunder.

(d) Since the Lookback Date, with respect to any Government Contract, (i) all written representations, certifications and disclosures made by the Company or its Subsidiaries to any Governmental Authority, prime contractor or subcontractor were current, accurate and complete when made in all material respects and such representations and certifications were updated so that they remained current, accurate, and complete, if updating was required in all material respects; and (ii) neither any Governmental Authority nor any prime contractor, or subcontractor has notified the Company or its Subsidiaries in writing or, to Seller’s Knowledge, orally that it has, or is alleged to have, breached or violated any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract.

(e) Since the Lookback Date, neither the Company, its Subsidiaries, nor any manager, officer, director, or employee of the Company or its Subsidiaries has been debarred, suspended, or proposed for debarment from eligibility to receive Contracts from any Governmental Authority.

(f) Since the Lookback Date, none of the Government Contracts awarded, was awarded on the basis of a representation that the Company or any of its Subsidiaries was a small business, or any other set-aside basis due to representations made regarding size or socio-economic status.

(g) Since the Lookback Date, all representations and certifications made by the Company and its Subsidiaries related to size, ownership, and socioeconomic status in connection with any proposal, submission, invoice, or request to any Governmental Authority have been current, accurate, and complete in all material respects.

3.24 Product Liability; Product Warranty; Inventory. Except as set forth on Section 3.24 of the Disclosure Schedule:

(a) Since the Lookback Date, each product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable product specifications and all applicable Laws in all material respects. Neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any of their respective suppliers or vendors has made since the Lookback Date, or has been since the Lookback Date required to make, any material recall or withdrawal of a product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any pending or threatened in writing, material claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, distributed, fabricated, repaired, replaced, marketed, sold, installed, maintained or delivered by or on behalf of the Company or its Subsidiaries.

(c) The Company’s and its Subsidiaries’ inventory is merchantable and fit for the purpose for which it was procured or manufactured by the Company and its Subsidiaries, in all material respects, except for such items of inventory that were knowingly obsolete, damaged or defective at the time of procurement, none of which is slow moving, obsolete, damaged or defective, subject to the reserve for inventory write down set forth in the Financial Statements, as adjusted for the passage of time through the date hereof, in the Ordinary Course of Business.

3.25 FAA and Civil Aviation Matters.

(a) Section 3.25(a) of the Disclosure Schedule sets forth all approvals, authorizations, ratings and certificates issued to the Company and its Subsidiaries by the Federal Aviation Administration (“FAA”), the UK Civil Aviation Authority or any other civil aviation authority used in or related to the conduct or operation of the business.

(b) Since the Lookback Date, the Company or its Subsidiaries have retained (for periods required by applicable Laws) all business records as required by all applicable Laws and regulations with respect to the aviation Permits held by it in all material respects. In particular, since the Lookback Date, the Company or its Subsidiaries have retained (for the periods required by applicable Laws) design drawings and inspection records for all parts or products, repairs or other services rendered under approvals or authorizations, as required by applicable Law for the conduct or operation of the business in all material respects.

(c) The Company and its Subsidiaries possess all rights and any and all licenses necessary for the aircraft parts it produces under a Parts Manufacturer Approval in accordance with applicable Federal Aviation Regulations and any other similar Law in all material respects.

3.26 Competition Act (Canada). Neither the aggregate book value of the assets in Canada of the Company, or its subsidiaries, nor the consolidated gross revenues from sales in, from or into Canada generated from the assets of the Company, or its subsidiaries, both calculated in the manner prescribed under the Competition Act, exceeds CA$93,000,000.

3.27 Brokers. Except for J.P. Morgan Securities LLC and Jefferies LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company and its Subsidiaries or any of their respective directors, managers, officers, employees, representatives or agents.

3.28 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND Article III (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED), NONE OF SELLER, THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE COMPANY, ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO (INCLUDING THE COMPANY STOCK), AND SELLER, THE COMPANY, AND ITS SUBSIDIARIES AND THEIR RESPECTIVE AFFILIATES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, THE COMPANY, ITS SUBSIDIARIES, ANY OF THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND THIS Article III (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED), SELLER, THE COMPANY, ITS SUBSIDIARIES, AND THEIR RESPECTIVE AFFILIATES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING (IN THE MANAGEMENT INFORMATION PRESENTATION OR OTHERWISE)) TO THE PURCHASER PARTIES, ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, MANAGERS, MEMBERS, EQUITYHOLDERS (DIRECT AND INDIRECT), DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES BY SELLER, THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE AFFILIATES, AND ANY DIRECTOR, MANAGER, MEMBER, EQUITYHOLDER (DIRECT OR INDIRECT), OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER, THE COMPANY, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON). NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER SELLER, ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR

WARRANTIES TO THE PURCHASER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS OR OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND THIS Article III (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED).

(b) SELLER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, ON BEHALF OF THE PURCHASER PARTIES, THE PURCHASER PARTIES’ AFFILIATES OR THEIR RESPECTIVE BUSINESSES, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PURCHASER PARTIES OR ANY OF ITS AFFILIATES FURNISHED OR PROVIDED TO THE COMPANY, SELLER OR ANY OF THEIR AFFILIATES OR THEIR REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE PURCHASER PARTIES OR ANY OF ITS AFFILIATES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, THAT MAY HAVE BEEN MADE BY THE PURCHASER PARTIES OR ANY OTHER PERSON (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES SET FORTH IN ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT), AND ACKNOWLEDGES AND AGREES THAT EACH PURCHASER PARTY HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION MADE BY THE PURCHASER PARTIES OR ANY OTHER PERSON, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Except as set forth on the Disclosure Schedule, each Purchaser Party represents and warrants to Seller that the statements in this Article IV are true and correct:

4.1 Organization; Good Standing; Power.

(a) Each Purchaser Party is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Purchaser Party has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which such Purchaser Party is a party and to consummate the transactions contemplated hereby and thereby.

(b) Copies of the Fundamental Documents of the each of Rollover Purchaser and Cash Purchaser as in effect as of the date hereof have been made available to Seller.

4.2 Authority. This Agreement has been, and the other Transaction Documents to which each Purchaser Party is a party will be, duly authorized by all necessary corporate power or other action of such Purchaser Party, and this Agreement has been, and the other Transaction Documents to which each Purchaser Party is a party will be, duly executed and delivered by such Purchaser Party (to the extent a party thereto), and constitutes or will constitute a valid and legally binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles. The issuance of at least the maximum number of (A) Initial Shares issuable by Rollover Purchaser to Seller pursuant to this Agreement has been duly authorized by all necessary corporate power or other action of Rollover Purchaser, (B) shares of VSE Common Stock issuable by VSE to Rollover Purchaser, upon the exercise of the redemption right by Seller pursuant to the terms of the Redemption and Exchange Agreement, has been duly authorized by all necessary corporate power or other action of VSE and (C) Earnout Shares issuable by VSE pursuant to this Agreement has been duly authorized by all necessary corporate power or other action of VSE.

4.3 No Violation; Consents and Approvals.

(a) The execution and delivery by each Purchaser Party of this Agreement and the other Transaction Documents to which such Purchaser Party is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) any provision of the Fundamental Documents of the Purchaser Parties, (B) any Order applicable to Purchaser Parties or the property or assets of Purchaser Parties or (C) any Law applicable to the Purchaser Parties or the property or assets of the Purchaser Parties or (ii) give rise to any right of termination, cancellation or acceleration (including any payment becoming due) under, or result in the creation of any Lien upon any of the assets or properties of Purchaser Parties under, any material Contract to which Purchaser Parties is a party or by which Purchaser Parties or any assets of Purchaser Parties may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (i)(B), (i)(C) or (ii) with respect to matters that would not, individually or in the aggregate, impair the Purchaser Parties’ ability to consummate the transactions contemplated hereby.

(b) No Governmental Approval is necessary and required to be obtained or made by or with respect to the Purchaser Parties in connection with the consummation of the transactions contemplated hereby, except for compliance with the applicable requirements concerning the HSR Act, the UK NSI Act and the Australian FIRB Legislation; provided, however, that no representation and warranty is made with respect to Governmental Approvals that, if not obtained or made, would not, individually or in the aggregate, impair the Purchaser Parties’ ability to consummate the transactions contemplated hereby.

4.4 Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser Parties, Proceedings threatened against the Purchaser Parties or affecting the Purchaser Parties or its assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, that are reasonably likely to impair the Purchaser Parties’ ability to consummate the transactions contemplated hereby. Neither the Purchaser Parties nor, to the Purchaser Parties’ knowledge, any of their respective directors, officers, employees or other representatives (in each case, acting on behalf of the Purchaser Parties) has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, consent decree, or administrative order or other litigation on account of a material violation of applicable Law, including applicable securities Laws.

4.5 Funding.

(a) On the Closing Date, Cash Purchaser will have the necessary and immediately available funding to meet all of its obligations under this Agreement, including its funding obligations in Section 1.4 and all of the Purchaser Parties’ fees and expenses payable at the Closing.

(b) The Purchaser Parties affirm that it is not a condition to the Closing or to the performance of any of its obligations under this Agreement that the Purchaser Parties obtain financing of any kind, whether or not for, or related to, the transactions contemplated by this Agreement. VSE has delivered to Seller a true, complete and correct copy of an executed debt commitment letter (as the same may be amended or replaced pursuant to Section 5.17, the “Debt Financing Commitments”) and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and terms specific in any such fee letter (including any such terms and numbers related to “flex” terms or similar concepts), none of which redacted provisions would reasonably be expected to affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing at the Closing), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided to VSE the debt amounts set forth therein (the “Debt Financing”). The Debt Financing Commitments are in full force and effect as of the date of this Agreement and, to the Purchaser Parties’ knowledge, are legal, valid and binding obligations of the lender parties thereto, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles. None of the Debt Financing Commitments has been since the Lookback Date or will be amended or modified, except as consistent with Section 5.17, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date hereof, assuming the truth and accuracy of Seller’s and the Company’s and its Subsidiaries’ representations and warranties set forth in this Agreement to the extent required to satisfy the condition set forth in Section 6.3(a) and satisfaction of the other conditions set forth in Sections 6.1 and 6.3, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of VSE or, to the Purchaser Parties’ knowledge, any other party thereto, under any Debt Financing Commitment and the Purchaser Parties have no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Closing to be satisfied by it in any of the Debt Financing Commitments on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in contemplated by the Debt Financing Commitments. There are no side letters or other agreements, contracts, or arrangements (except for customary fee letters and engagement letters with lenders, true and complete copies of which have been provided to Seller, except for redactions permitted above) related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Debt Financing Commitments. The Purchaser Parties have fully paid (or caused to be paid) any and all commitment fees or other fees or amounts payable in connection with the Debt

Financing Commitments that are payable on or prior to the date hereof. Subject to the terms and conditions of the Debt Financing Commitments, the aggregate proceeds contemplated by the Debt Financing Commitments, together with all available cash of the Purchaser Parties and their respective Subsidiaries and other amounts available to the Purchaser Parties, will be sufficient for Cash Purchaser to satisfy its payment obligations and consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser Parties are a party, including their respective obligations to pay the Closing Cash Payment and the Adjustment Escrow Amount, all other amounts required to be paid under Section 1.4, any adjustments to the Closing Cash Payment and all of Purchaser Parties’ fees and expenses incurred in order to consummate the transactions contemplated by this Agreement and the Transaction Documents to which the Purchaser Parties are a party.

4.6 Investment Intent. Rollover Purchaser and Cash Purchaser are acquiring the Company Stock for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Rollover Purchaser and Cash Purchaser have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Company Stock, and Rollover Purchaser and Cash Purchaser are capable of bearing the economic risks of such investment, including a complete loss of its investment in the Company Stock. The Purchaser Parties acknowledge that the Company Stock has not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Company Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

4.7 Solvency.

(a) Immediately after giving effect to the transactions contemplated by this Agreement (including any debt and equity financings being entered into in connection therewith) and assuming the material accuracy of the representations and warranties set forth in Article II and Article III:

(i) the fair saleable value (determined on a going concern basis) of the assets of the Purchaser Parties and their respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) The Purchaser Parties and their respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due; and

(iii) The Purchaser Parties and their respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall have adequate capital to carry on its businesses and all businesses in which it will engage.

(b) In completing the transactions contemplated by this Agreement, the Purchaser Parties do not intend to hinder, delay or defraud any present or future creditors of the Purchaser Parties, the Company or any of their respective Subsidiaries.

(c) In connection with the transactions contemplated hereby, the Purchaser Parties and their respective Subsidiaries have not incurred, nor plan to incur (or, following the Closing, cause the Company and its Subsidiaries to incur), debts beyond their ability to pay as they become absolute and matured.

4.8 Brokers. No broker, finder, financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Purchaser Parties, their respective Affiliates, or any of their respective partners, directors, managers, officers, employees, representatives or agents.

4.9 CFIUS and ITAR.

(a) None of the Purchaser Parties is a “foreign person” as that term is defined in 31 C.F.R. § 800.224. The execution and delivery by the Purchaser Parties of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, in either case, in accordance with the terms hereof or thereof (as applicable), do not (a) constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213 and (b) do not require the submission of a mandatory declaration to the CFIUS pursuant to 31 C.F.R. § 800.401.3. The execution and delivery by the Purchaser Parties of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, in either case, in accordance with the terms hereof or thereof (as applicable), do not (and will not) require the submission of a mandatory declaration to the CFIUS pursuant to 31 C.F.R. § 800.401.

(b) The execution and delivery by the Purchaser Parties of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, in either case, in accordance with the terms hereof or thereof (as applicable), (a) do not constitute a “sale or transfer to a foreign person of ownership or control of the registrant or any entity thereof” pursuant to 22 C.F.R. § 122.4(b), and (b) do not require Seller and/or the Purchaser Parties to notify the Directorate of Defense Trade Controls at least 60 days in advance of executing or closing on this Agreement and the Transaction Documents pursuant to 22 C.F.R. § 122.4(b).

4.10 Shares. The Earnout Shares and the Exchangeable VSE Shares issued pursuant to this Agreement and the Redemption and Exchange Agreement, as the case may be, (a) will upon issue, subject to the applicable Lock-Up Agreement and applicable securities Laws, (i) rank pari passu in all respects with the existing VSE Common Stock, including the right to receive all dividends declared or paid after the date of issuance, save in respect of any dividends or other rights attaching to the VSE Common Stock with a record date prior to the date of issuance of the Earnout Shares and the Exchangeable VSE Shares issued hereunder and thereunder, as the case may be, and (ii) be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of preemptive rights and all Liens or other encumbrances of any nature and restrictions imposed by or through VSE other than restrictions as set forth in the governing documents of VSE and the Lock-Up Agreements and Liens arising under applicable securities Laws, and (b) be resalable following issuance at the end of the applicable Lock-Up Period pursuant to Rule 144, subject in all cases to the terms and conditions set forth in the applicable Lock-Up Agreement and applicable securities Laws.

4.11 SEC Reports; Financial Statements. VSE has filed all reports, schedules, forms, statements and other documents required to be filed by VSE under the Securities Act and the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. VSE has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of VSE included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of VSE and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.12 Material Changes. Since the date of the latest audited financial statements of VSE included within the SEC Reports, except as set forth in the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Purchaser Material Adverse Effect. Each of VSE and its Subsidiaries does not have pending before the SEC any request for confidential treatment of information.

4.13 Sarbanes-Oxley; Internal Accounting Controls. VSE is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. VSE maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. VSE and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for VSE and designed such disclosure controls and procedures to ensure that information required to be disclosed by VSE in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. VSE’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of VSE and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”), subject to the exclusion of any Subsidiaries from such evaluation as detailed in such periodic report. VSE presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of VSE that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of VSE.

4.14 Private Placement. Assuming the accuracy of the representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the issuance of (A) the Initial Shares by Rollover Purchaser to Seller as contemplated hereby, (B) the Exchangeable VSE Shares by VSE to Rollover Purchaser as contemplated by the Redemption and Exchange Agreement and Section 1.2(d), and (C) the Earnout Shares by Cash Purchaser to Seller as contemplated hereby. The issuance and sale of the Exchangeable VSE Shares and Earnout Shares hereunder does not, and will not, contravene the rules and regulations of the Nasdaq Global Select Market; provided, however, that with respect to Nasdaq Rule 5635, such representation is made as of the date hereof based on current trading conditions for shares of VSE Common Stock.

4.15 Registration Rights. Except as disclosed in the SEC Reports, other than Seller pursuant to the Registration Rights Agreement, no Person has any right to cause VSE to effect the registration under the Securities Act of any securities of VSE or any of its Subsidiaries that have not been waived, rendered moot, or are immaterial or are subject to lock-up agreements.

4.16 Listing and Maintenance Requirements. The VSE Common Stock is registered pursuant to Sections 12(b) or 12(g) of the Exchange Act, and VSE has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the VSE Common Stock under the Exchange Act nor has VSE received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, VSE has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Global Select Market on which the VSE Common Stock is or has been listed or quoted to the effect that VSE not in compliance with the listing or maintenance requirements of such market.

4.17 Investment Canada Act. Each of the Purchaser Parties is either (i) not a “non-Canadian” within the meaning of the Investment Canada Act or (ii) a “WTO Investor” that is not a “state-owned enterprise” within the meaning of the Investment Canada Act.

4.18 Tax Treatment.

(a) VSE has no present plan or intention to dispose of the common stock of Rollover Purchaser that it received in exchange for the Cash Contribution after the Closing that would cause VSE, together with Seller, to lose control of Rollover Purchaser within the meaning of Section 368(c) of the Code.

4.19 Rollover Purchaser and Cash Purchaser Capitalization. The authorized, issued and outstanding shares of capital stock and other equity interests of the Rollover Purchaser are as follows: 43,000,000 shares of authorized common stock, including (a) 35,204,400 shares of class A common stock, par value $0.05 per share (“RP Class A Common Stock”), and (b) 8,795,600 shares of RP Class B Common Stock, and, as of the date hereof, 100 shares of RP Class A Common Stock have been issued to VSE and no shares of RP Class B Common Stock have been issued; provided, that, VSE may cause Rollover Purchaser to issue additional shares of RP Class A Common Stock to VSE prior to Closing. As of the Closing, the Rollover Purchaser will have sufficient authorized shares of RP Class B Common Stock as is necessary to issue to Seller the Initial Shares at Closing pursuant to this Agreement. The authorized, issued and outstanding shares of capital stock and other equity interests of the Cash Purchaser are as follows: 1,000 shares of common stock, par value $0.001 are authorized and 100 shares of common stock have been issued to the Rollover Purchaser. All of such outstanding equity interests are duly authorized, validly issued, fully-paid and non-assessable, and free and clear of all Liens.

4.20 Investigation. THE PURCHASER PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) ACKNOWLEDGE AND AGREE THAT THEY HAVE MADE THEIR OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAVE FORMED AN INDEPENDENT JUDGMENT CONCERNING THE COMPANY STOCK, THE COMPANY AND ITS SUBSIDIARIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO. THE PURCHASER PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, (A) SUCH INFORMATION ABOUT THE COMPANY STOCK, THE COMPANY AND ITS SUBSIDIARIES, AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO, AS THEY HAVE REQUESTED, AND (B) THE PROJECTIONS. THE PURCHASER PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) FURTHER ACKNOWLEDGE AND AGREE THAT (I) (A) THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE COMPANY ARE THE REPRESENTATIONS AND WARRANTIES MADE IN Article II AND Article III OF THIS AGREEMENT, (B) NONE OF SELLER, THE COMPANY, ITS SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, OFFICERS, MANAGERS, MEMBERS, EQUITYHOLDERS (DIRECT OR INDIRECT), DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS EXCEPT AS SET FORTH IN Article II OR Article III OF THIS AGREEMENT, AND (C) THE PURCHASER PARTIES HAVE NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, AFFILIATES, OFFICERS, MANAGERS, MEMBERS, EQUITYHOLDERS (DIRECT OR INDIRECT), DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS, INCLUDING THE PROJECTIONS, OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR FINANCIAL ADVISORS, INCLUDING THAT INFORMATION PROVIDED IN THE MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION, AND THAT NEITHER THE PURCHASER PARTIES NOR THEIR RESPECTIVE AFFILIATES WILL HAVE ANY CLAIM, RIGHT OR REMEDY ARISING OUT OF ANY SUCH

REPRESENTATION, WARRANTY OR OTHER INFORMATION AND (II) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASER PARTIES SHALL ACQUIRE THE COMPANY STOCK, THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS. FOR THE AVOIDANCE OF DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) AGREE THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE THE PROJECTIONS, THAT THE PURCHASER PARTIES ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT THE PURCHASER PARTIES ARE TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY THE PURCHASER PARTIES ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND THE PURCHASER PARTIES SHALL NOT HAVE ANY CLAIM AGAINST ANY PERSON WITH RESPECT THERETO, IN EACH CASE OTHER THAN TO THE EXTENT THAT ANY OF THE FOREGOING IS SPECIFICALLY INCLUDED WITHIN ANY REPRESENTATION OR WARRANTY SET FORTH IN Article II OR Article III OF THIS AGREEMENT.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of Business. Except (x) as expressly contemplated by or necessary to effectuate the transactions contemplated by the Transaction Documents (including Section 5.12), (y) as required by applicable Law or Order or pursuant to any existing Contract (provided that, in the event the Seller, the Company or any of its Subsidiaries intend to take any action without VSE’s consent in reliance on this clause (y), the Seller shall, to the extent practicable and permitted by Law, provide reasonable prior notice of the intent (email being sufficient) to take such action to VSE and shall consider in good faith any comments on such action by VSE; provided, however that Seller’s failure to accept such comments shall not constitute a breach of this Section 5.1), or (z) as set forth in Section 5.1 of the Disclosure Schedule, during the period from the execution hereof to the Closing, unless VSE otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and the Company will, and will cause the Company’s Subsidiaries to, conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business and use reasonable best efforts to maintain and preserve intact in all material respects the current organization and business of each of the Company and its Subsidiaries (including their respective Permits and the renewal thereof) and to preserve in all material respects its relationships and goodwill with its employees, customers, lenders, suppliers, regulators and others having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except (I) as expressly contemplated by or necessary to effectuate the transactions contemplated by the Transaction Documents (including the Earnout Bonus Payments), (II) as required by applicable Law or Order or pursuant to any existing Contract (provided that, in the event the Seller, the Company or any of its Subsidiaries intend to take any material action without VSE’s consent in reliance on this clause (II), the Seller shall, to the extent practicable and permitted by Law, provide reasonable prior notice of the intent (email being sufficient) to take such action to VSE and shall consider in good faith any comments on such action by VSE; provided, however, that Seller’s failure to accept such comments shall not constitute a breach of this Section 5.1), or (III) as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing, without the prior written consent of VSE (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and the Company will not, and will cause the Company’s Subsidiaries not to:

(a) issue, sell, pledge, transfer, deliver, redeem or purchase any of the equity securities of the Company or any of its Subsidiaries, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of the securities of the Company or any of its Subsidiaries, or amend any terms of any such equity securities or agreements;

(b) declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than to the Company or one or more of its Subsidiaries prior to the Closing;

(c) grant any employee or independent contractor (who is a natural Person) of the Company or any of its Subsidiaries any material increase in the rate of compensation or benefits, except (i) as may be required by any existing Company Benefit Plan, Law or Order, (ii) for regularly scheduled pay increases in annual salary, hourly wage, promotions, and cash bonus or commission opportunities made in the Ordinary Course of Business so long as any such increase is less than 5% for any individual employee or independent contractor earning less than [***] or (iii) discretionary bonuses paid to employees in connection with the transactions contemplated hereby that are (A) included as Transaction Expenses and (B) except as set forth in Section 5.1(c)(iii)(B) of the Disclosure Schedule, less than [***] on an individual basis;

(d) amend or establish any material Company Benefit Plan (or any arrangement that would constitute a material Company Benefit Plan, if adopted), except (i) to the extent required by Law or the terms of any Company Benefit Plan or Contract, (ii) to the extent explicitly contemplated by this Agreement or (iii) discretionary bonuses paid to employees in connection with the transactions contemplated hereby that are (A) included as Transaction Expenses and (B) except as set forth in Section 5.1(d)(iii)(B) of the Disclosure Schedule, less than [***] on an individual basis;

(e) (1) terminate the employment of any employee earning greater than [***] per annum, other than for cause, or (2) hire or engage any employee, director or individual independent contractor with total annualized base salary, base wages, or base compensation, as applicable, greater than [***];

(f) enter into or terminate any collective bargaining agreement or neutrality agreement or modify the terms of any such existing agreement, except as may be required by any such agreement or Law;

(g) sell, lease, transfer, assign, exclusively license or otherwise dispose of any material capital assets, real, personal or mixed (including Company-Owned IP), or mortgage or encumber any material properties or assets (including Company-Owned IP), whether real or personal, other than a sale transfer or disposition of equipment or personal or mixed property (excluding Company-Owned IP) to a third party for fair market value or inventory, in each case, in the Ordinary Course of Business;

(h) (A) enter into any new Government Contract (other than purchase orders entered into in connection with Government Contracts in effect as of the date hereof and entered into in the Ordinary Course of Business) or (B) materially and adversely amend or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms or amendment required pursuant to applicable Law or reasonably necessary to maintain the business relationship with the counterparty to such Key Contract if the Company and its Subsidiaries reasonably believe that failure to so amend such Key Contract is reasonably likely to adversely affect the business relationship with such counterparty) any Key Contract; excluding, in each case, any Key Contract covered in subsection (e) thereof (for the avoidance of doubt any action or inaction by the counterparty to such Key Contract shall not be deemed a breach of this Section 5.1(h));

(i) except as required by a Key Contract, purchase, either in one transaction with a single vendor or supplier, or commit to purchase with such single vendor or supplier, with delivery occurring within twelve (12) months of such commitment, inventory in excess of [***];

(j) except in accordance with the capital budget of the Company and its Subsidiaries, a copy of which has been made available to Cash Purchaser, commit or authorize any commitment to make any capital expenditures in excess of [***], or fail to make material capital expenditures in accordance with such budget;

(k) make any loans, advances or capital contributions to, guarantees for or investments in, any other Person other than advances in the Ordinary Course of Business to any customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations in each case that are less than [***];

(l) commence, waive, release, settle or satisfy any material legal proceeding, other than (A) collection matters in the Ordinary Course of Business or matters involving the payment with respect to such matter of [***] or less by any of the Company or its Subsidiaries or (B) any matters (other than matters covered by insurance) settled by the Company or its Subsidiaries solely for monetary compensation of [***] or less and is fully paid by the Company or its Subsidiaries in cash prior to Closing, in each case, that do not impose ongoing material restrictions on the conduct or operation of the business or involve any material non-monetary obligations on the Company or any of its Subsidiaries; provided, that in the event any material legal proceeding is settled pursuant to Section 5.1(l)(B) Seller shall provide VSE with written notice of the terms of such settlement and any documentation related thereto no later than ten (10) Business Days after such monetary compensation has been paid to the applicable third party;

(m) (i) make, change or rescind any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any Tax Return outside the Ordinary Course of Business or file any amended Tax Return, (v) apply for, enter into or obtain any closing agreement, voluntary disclosure agreement, ruling or other Contract, agreement or arrangement with any Governmental Authority relating to Taxes, (vi) settle any audit, examination, claim or other action or Proceeding relating to Taxes, (vii) surrender any right to claim any refund of Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n) acquire or agree to acquire by merging or consolidating with, or by purchasing the equity interests or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) or any similar state, provincial or local statutes and regulations with respect to employees and former employees of any of the Company and its Subsidiaries or employees of the Company or any of its Subsidiaries;

(p) amend any of the Fundamental Documents of the Company or any of its Subsidiaries;

(q) make any change to any of the Company’s or its Subsidiaries’ accounting or auditing principles including any changes in accounting practices or procedures relating to Net Working Capital, methods or practices other than as required by GAAP or applicable Law;

(r) cancel, forgive or compromise any third-party debt (which for the avoidance of doubt, shall not include any accounts receivable by the Company or its Subsidiaries) owing to the Company or its Subsidiaries;

(s) adopt a plan of liquidation, dissolution, wind up, merger, consolidation or other reorganization; or

(t) agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything contained in this Agreement to the contrary, (A) nothing contained herein shall give to the Purchaser Parties or any of their respective Affiliates, directly or indirectly, the right to control or direct the business of the Company and its Subsidiaries prior to the Closing and (B) Seller (in its sole discretion) may and may cause the Company and its Subsidiaries to at any time or from time to time prior to the Closing use any cash on hand for any purpose (including making distributions or dividends to Seller or any of its Affiliates), paying any Taxes owed by them (including estimated Taxes) or repaying any Indebtedness, or paying Transaction Expenses (except for the payment of any bonuses to any Person, which, other than those set forth in Section 5.1(c) of the Disclosure Schedule, shall require the prior written consent of VSE).

5.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement through the Closing Date, Seller will cause the Company and its Subsidiaries to give VSE and its agents and authorized representatives (including prospective lenders) reasonable access in accordance with the terms of the Confidentiality Agreement to all offices, facilities, books and records, officers, employees and advisors of the Company and its Subsidiaries as VSE may reasonably request (upon reasonable prior written notice) during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, in each case, at VSE’s sole cost and expense, including for purposes of negotiation and issuance of the RWI Policy; provided, however, that neither Seller nor the Company and its Subsidiaries are under any obligation to disclose to VSE or any such representative any information the disclosure of which is restricted by Contract or applicable Law or Order or could compromise any applicable privilege (including the attorney-client privilege). Notwithstanding anything to the contrary herein, nothing herein shall be construed as granting VSE or its representatives access to any Leased Real Property for purposes of performing environmental testing, assessment, investigation, sampling or monitoring without the prior written approval of Seller, in its sole discretion. If the Seller seeks to withhold information or access from Cash Purchaser and its authorized agents or representatives for any of the foregoing reasons, the Seller will cooperate reasonably and in good faith with VSE to seek to implement appropriate and mutually agreeable measures (to the extent permitted by Law) to permit the disclosure of such information or to provide such access in a manner to remedy the basis for the objection to the extent reasonably possible, including by arrangement of appropriate clean team procedures, redactions, entry into a customary joint defense agreement with respect to any information or access so provided, by redacting solely the information that cannot be disclosed or through any combination of the above or other arrangements as are reasonably acceptable to Cash Purchaser and Seller. The Purchaser Parties agree that they are not authorized to and shall not (and shall not permit any of their respective employees, counsel, accountants, consultants, financing sources and other authorized representatives to) contact any competitor, supplier, distributor, customer, agent or representative of the Company or any of its Subsidiaries with respect to the Company and its Subsidiaries, prior to the Closing without the prior written consent of Seller (which consent shall not be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, nothing shall prevent the VSE or any of its Affiliates from contacting any supplier, distributor or other material business relationship of any of the Company and its Subsidiaries in the Purchaser Parties’ Ordinary Course of Business unrelated to the Company, its Subsidiaries, or the transactions contemplated hereby.

(b) From and after the Closing Date, (i) for any reasonable business purpose, (ii) to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates, (iii) in connection with any Proceeding, or (iv) in connection with the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under this Agreement or any of the other Transaction Documents, VSE shall give Seller and its agents and authorized representatives reasonable access to all offices, facilities, the books and records, officers, employees and advisors of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date as Seller may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that (x) the Purchaser Parties are not under any obligation to disclose to Seller or any such agent or representative, any information the disclosure of which is restricted by Contract or applicable Law or Order or could compromise any applicable privilege (including the attorney-client privilege) and (y) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries.

(c) Any information provided to or obtained by Purchaser Parties relating to the Company and any of its Subsidiaries or Affiliates shall be deemed confidential information as described in the Mutual Confidentiality Agreement, dated as of June 4, 2025, between PAG and VSE Aviation, Inc. (the “Confidentiality Agreement”), and shall be held by the Purchaser Parties in accordance with, and be subject to the terms of, the Confidentiality Agreement. Notwithstanding anything contained in this Agreement to the contrary, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof. In the event of the termination of this Agreement for any reason, the Purchaser Parties shall comply with the terms and provisions of the Confidentiality Agreement.

(d) Notwithstanding anything contained in this Agreement to the contrary herein, Seller, GenNx360 Management Company, LLC and their respective Affiliates (collectively, “GenNx”) may disclose this Agreement, the other Transaction Documents and its and their terms and conditions to their respective limited partners, advisors, members or other investors or potential investors, who are subject to customary confidentiality obligations, in each case in connection with the ordinary conduct of GenNx’s or its Affiliates’ existing business (including, for the avoidance of doubt, fundraising and reporting activities).

5.3 Disclosed Personal Information. The parties hereto confirm that the Personal Information disclosed to Cash Purchaser, VSE, and their respective Affiliates, and its representatives in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Purchaser Parties shall proceed with the transactions contemplated by this Agreement, or to complete such transactions. Prior to the Closing, Cash Purchaser, VSE, and their respective Affiliates, and representatives shall not use or disclose the Disclosed Personal Information for any purposes other than to evaluate, negotiate, and consummate the transactions contemplated by this Agreement, or the performance of this Agreement. Cash Purchaser, VSE, and their respective Affiliates, and representatives shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information. Following the consummation of the transactions contemplated by this Agreement, (a) Cash Purchaser, VSE, and their respective Affiliates, and representatives shall not use or disclose the Disclosed Personal Information for any purposes other than those purposes for which the information was initially collected or for which additional consent was or is obtained, or as otherwise permitted or required by applicable Laws; (b) Cash Purchaser, VSE, and their respective Affiliates, and representatives shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; (c) to the extent required by applicable Laws, each of Cash Purchaser and VSE shall (and shall cause their respective Affiliates and representatives to) give effect to any withdrawal of consent with respect to the Disclosed Personal Information; and (d) to the extent required by applicable Laws, notify any of the individuals to whom the Disclosed Personal Information pertains of the completion of the transactions contemplated by this Agreement as well as the transfer of their Personal Information as a result thereof.

5.4 Preservation of Records. Following the Closing, each of the Purchaser Parties agrees that it shall, and it shall cause the Company and its Subsidiaries to, preserve and keep the records held by them or their Affiliates as of the Closing Date relating to the business of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date, including (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of the Purchaser Parties, the Company, its Subsidiaries and their respective Affiliates for purposes of understanding such books and records. In the event that the Purchaser Parties (on behalf of themselves, or following the Closing on behalf of the Company or its Subsidiaries) wishes to destroy such records after that time, Cash Purchaser or VSE, as applicable, shall first give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Cash Purchaser or VSE, as applicable, within a reasonable period of time following receipt of such notice, to take possession of the records within one hundred eighty (180) days after the date of such notice.

5.5 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall (a) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by the Transaction Documents at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered in connection with the transactions contemplated by the Transaction Documents) and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. Without limiting the foregoing, each party hereto shall use its reasonable best efforts to cause the Closing to occur by the Outside Date.

5.6 Consents. Without limiting the generality of Sections 5.5 and 5.7, each of the parties hereto will use its reasonable best efforts to obtain (a) all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by the Transaction Documents prior to the Closing, including the consents and approvals referred to in Sections 2.5, 3.4 and 4.3 and (b) the waiver of any defaults under, or cancellations or material and adverse modifications of, any Contract that could arise or result from the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that nothing herein shall require any party hereunder to incur any costs or expenses, commence any Proceedings, or violate any applicable Law or Contract. Each of the parties hereto will make or cause to be made all filings and submissions under applicable Laws and Orders as may be required for the consummation of the transactions contemplated by the Transaction Documents. The parties hereto will coordinate and cooperate with each other in exchanging such information and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing and supply reasonably promptly any additional information and documentary material that may be requested in connection with any filings.

5.7 HSR Filings and Authorizations; UK NSI Act Filing; Australian FIRB Approval; Consummation.

(a) Each of the Purchaser Parties and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act, the UK NSI Act and Australian FIRB Legislation with respect to the transactions contemplated by the Transaction Documents as promptly as practicable and, in any event, within fifteen (15) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act, the UK NSI Act and Australian FIRB Legislation for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the Federal Trade Commission (“FTC”), the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent appropriate and permitted by applicable Law or Order, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Department of Justice or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law or Order in connection with the transactions contemplated by the Transaction Documents. Cash Purchaser shall pay for all filing fees under the HSR Act, the UK NSI Act and Australian FIRB Legislation.

(b) Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither Purchaser Party nor the Company, nor any of their respective Subsidiaries or Affiliates, shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry or Proceeding without giving the other parties hereto prior notice of the meeting and, to the extent appropriate and permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, the UK NSI Act or Australian FIRB Legislation. Any party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, managers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Each of the Purchaser Parties and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the UK NSI Act, Australian FIRB Legislation and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct, or (b) provide for national security reviews or reviews of foreign direct investment in connection with the cross-border acquisition of any interests in or assets of a business under the jurisdiction of any Governmental Authority (collectively, the “Antitrust Laws”). Each of the Purchaser Parties and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, the UK NSI Act and Australian FIRB Legislation with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, the Purchaser Parties’ reasonable best efforts shall include taking promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-U.S. antitrust, foreign investment, or competition authority, so as to enable the parties hereto to close the transactions contemplated by the Transaction Documents as expeditiously as possible; provided, that nothing in this Agreement shall require the Purchaser Parties to effect or commit to effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of any of its or the Company’s assets or businesses in order to avoid the entry of, or to effect the dissolution of, any decree, Order, judgment, injunction, temporary restraining order or other Order in any Proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Transaction Documents.

5.8 ITAR Matters. Seller and the Purchaser Parties shall cause to be prepared and submitted as promptly as practicable after the Closing Date, and in any event within the timeframe required under ITAR (i.e., within five days after the Closing Date), to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) the required notice(s) pursuant to Section 122.4(a) of ITAR (the “5-Day ITAR Notice(s)”). Seller and the Purchaser Parties will use reasonable best efforts to take all steps necessary to submit any required 5-Day ITAR Notice(s) within the timeframe required under ITAR, including (a) promptly providing any information reasonably required for the submission and as reasonably requested by the other party, or DDTC or any other Governmental Authority, and (b) consistent with the submission requirements under Section 122.4 of ITAR.

5.9 Public Announcements. The parties hereto shall mutually agree upon the content of a press release to be issued following the Closing. The parties hereto shall not issue any report, statement or press release or otherwise make any other public statement with respect to the Transaction Documents and the transactions contemplated hereby and thereby without prior consultation with and joint approval of VSE and the Seller, which approval shall not be unreasonably withheld, conditioned or delayed, unless, and only to the extent, required by Law (in the reasonable opinion of counsel) or by securities exchange or stock exchange regulations or previously contained in the contents of any press release, public announcement or other disclosure approved by a party, in which case VSE and Seller shall, to the extent permitted by applicable Law or securities exchange or stock exchange regulations, have the right to review and comment on such press release or announcement prior to publication. Notwithstanding the foregoing, GenNx may (a) make any disclosure solely in connection with the enforcement of any right or remedy relating to the Transaction Documents and (b) make a disclosure of the consummation of the transactions contemplated by the Transaction Documents (as well as the material terms hereof) to any current or prospective limited partners, advisors, members, or investors of Seller or any of its Affiliates, as applicable, in connection with the ordinary conduct of GenNx’s or its Affiliates’ existing business (including, for the avoidance of doubt, fundraising and reporting activities), so long as such recipients are bound by customary obligations of confidentiality to the disclosing person.

5.10 RWI Policy. On or prior to the Closing Date, VSE will conditionally bind the RWI Policy. VSE shall execute and enter into the RWI Policy at or prior to the Closing on terms and in the form provided or made available to the Seller prior to the date thereof. The RWI Policy will provide that (a) the RWI Insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates with respect to any claim made by any insured thereunder, other than claims against Seller for Actual Fraud by Seller, and (b) the RWI Insurer expressly agrees that VSE and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have no obligation to pursue any claim against Seller or any of its Affiliates in connection with any loss, liability or damage, other than claims against Seller for Actual Fraud by Seller (collectively, (a) an (b), the “RWI Policy Provisions”). The cost of the premium together with all taxes and application, underwriting or similar or other fees or expenses in connection with obtaining and maintaining the RWI Policy, including those to bind, shall be paid 50% by Cash Purchaser and 50% by Seller. VSE shall maintain, and shall not modify, amend, terminate, or waive any of the RWI Policy Provisions in any manner that would be adverse to Seller in any respect without the consent of Seller.

5.11 Exculpation, Etc.

(a) VSE agrees that all rights of the current and former direct and indirect equityholders (including Seller and GenNx), managers, directors, officers and controlling Persons of the Company and its Subsidiaries (each of them acting in such capacity at or prior to the Closing) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the respective Fundamental Documents of the Company and its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company and its Subsidiaries, shall survive the Closing and shall continue in full force and effect in accordance with their terms. From and after the Closing until the sixth (6th) anniversary thereof, VSE shall cause the Fundamental Documents of the Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each such Persons who are, as of and prior to the Closing Date, covered by the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance policies, that are set forth in their respective Fundamental Documents as of the date hereof, and VSE shall, and shall cause the Company and its Subsidiaries to, comply with such obligations.

(b) Prior to or simultaneously with the Closing, the Company and its Subsidiaries shall purchase officers’ and directors’ liability insurance (the “D&O Tail”) covering the Persons who are, as of and prior to the Closing Date, covered by the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and on the Closing Date, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company and its Subsidiaries prior to the Closing for a period of no less than six (6) years from the Closing Date, and such insurance shall name such Persons as “loss payees”. In the event that any Person is or would have been entitled to coverage under the D&O Tail pursuant to this Section 5.11(b) and such policy has lapsed, not been purchased, terminated or is otherwise in breach or default or affords lesser coverage than is required by this Section 5.11(b) as a result of VSE’s failure to maintain and fulfill its obligations pursuant to this Section 5.11(b) or for any other reason, VSE shall, and shall cause, the Company and its Subsidiaries to jointly and severally pay to such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to the D&O Tail.

(c) If (but only if) for any reason the indemnity provided for in this Section 5.11 is unavailable to any such Person entitled to indemnification or is insufficient to hold each such Person harmless from all such losses, then Cash Purchaser shall, and shall cause the Company and its Subsidiaries to jointly and severally contribute to the amount paid or payable by such Person in such proportion as is appropriate to reflect not only the relative benefits received by Cash Purchaser, the Company and their Subsidiaries on the one hand and such Person on the other hand, but also the relative fault of such Persons as well as any relevant equitable considerations.

(d) In the event Cash Purchaser, the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with, amalgamates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, Cash Purchaser shall, and shall cause the Company and its Subsidiaries to, ensure that proper provisions shall be made so that the successors and assigns of the Company or its Subsidiaries (as applicable) assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

5.12 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) VSE, at its sole cost and expense, shall cause the Company or its applicable Subsidiary to prepare and timely file all Tax Returns of the Company and its Subsidiaries for any Taxable periods ending on or prior to the Closing Date and for any Straddle Periods, in each case, that are first required to be filed (taking into account any extensions) after the Closing Date (to the extent not filed before the Closing Date) (the “Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return could reasonably be expected to affect the calculation of Closing Working Capital or the Income Tax Amount (each a “Seller Reviewed Return”), such Purchaser Prepared Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries, except as otherwise required by applicable Law or this Agreement, including the conventions provided in Section 5.12(a)(iii). At least thirty (30) days prior to the due date (taking into account any extensions) of any Seller Reviewed Return that is an income Tax Return, VSE shall provide a draft of such income Tax Return to Seller for review and comment by Seller. VSE shall cause the Company or its applicable Subsidiary to incorporate any reasonable comments made in writing by Seller within twenty (20) days after receiving such draft of such Seller Reviewed Return, as applicable, in such income Tax Return actually filed. After the date hereof and until the Closing, the Company will, and Seller will cause the Company to, prepare and file Tax Returns in the Ordinary Course of Business, including commencing the preparation of any income Tax Returns for any Taxable period ending prior to the Closing Date that, if not filed prior to the Closing, will become a Purchaser Prepared Return after the Closing.

(ii) After the Closing, Cash Purchaser shall not, and shall not allow the Company or any Subsidiary of the Company to, initiate (or agree to) any Seller Tax Matter without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) The parties agree with respect to certain income Tax matters as follows:

(A) with respect to the Company and each Subsidiary of the Company that is classified as a corporation for U.S. federal income Tax purposes that is not a “controlled foreign corporation” as defined in Section 957 of the Code, the Company’s and each such Subsidiary’s year for U.S. federal income Tax purposes shall end as of the end of the Closing Date and the Company and such Subsidiaries shall file (or join in the filing of) a consolidated IRS Form 1120 that includes Cash Purchaser as of the end of the Closing Date;

(B) to treat any Transaction Deduction paid or accrued on or prior to the Closing Date as being deductible for income Tax purposes in a Pre-Closing Tax Period to the extent permitted by applicable Law with a “more likely than not” (or higher) level of authority and not to apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions;

(C) to the extent applicable, the Company shall timely make an election under IRS Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f);

(D) to the extent permitted by applicable Law, (i) to treat any gains, income, deductions, losses, or other items realized by the Company or any of its Subsidiaries resulting from any Purchaser Closing Date Transaction as occurring on the day after the Closing Date and (ii) to utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law) for purposes of reporting such items on applicable Tax Returns;

(E) that no election shall be made by any party hereto (or any Subsidiary) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company or any of its Subsidiaries;

(F) that no election under Section 338(g) or Section 336(e) of the Code shall be made with respect to the acquisition of the Company contemplated by this Agreement;

(G) at the request of Cash Purchaser, the Canadian Subsidiaries shall make the election pursuant to subsection 256(9) of the Tax Act and any equivalent provisions of applicable provincial Tax Laws in respect of their respective taxation year ending as a result of the sale of the Company Stock hereunder so that each such taxation year will be deemed to end immediately before the Measurement Time;

(H) pursuant to a pre-arranged plan, substantially concurrently with the Rollover Contribution, VSE will make the Cash Contribution to Rollover Purchaser, and in exchange therefor, Rollover Purchaser will issue to VSE solely common stock in Rollover Purchaser and that the Rollover Contribution and Cash Contribution are intended to qualify for nonrecognition treatment pursuant to Section 351(a) of the Code;

(I) immediately after the Cash Contribution and the Rollover Contribution, VSE and Seller together will collectively be in “control” of Rollover Purchaser within the meaning of Section 368(c) of the Code;

(J) that the contributions by Rollover Purchaser to Cash Purchaser pursuant to Section 1.1(a) and Section 1.1(d) are intended to qualify for nonrecognition treatment pursuant to Section 351(a) of the Code;

(K) that the transfer of the Non-Rollover Company Stock by Seller to Cash Purchaser pursuant to Section 1.1(c) is intended to be a taxable transaction pursuant to which Seller recognizes gain pursuant to Section 1001(c); and

(L) to treat the Earnout Payment as a payment of purchase price by Cash Purchaser to Seller for the Non-Rollover Company Stock, except to the extent required to be treated as a payment of interest by Cash Purchaser to Seller under applicable Law.

(b) Straddle Period Tax Returns. The parties hereto agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in such Straddle Period, and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and/or its Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of the foregoing, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions, other than with respect to any property or asset placed in service after the Closing) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit resulting from a Purchaser Closing Date Transaction shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; (C) any item of deduction attributable to any Transaction Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date; and (D) for the avoidance of doubt, any Taxable period of any Subsidiary that is classified as a partnership or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) shall be treated as ending on the Closing Date, including for purposes of Section 951 and Section 951A of the Code.

(c) Cooperation on Tax Matters. After the Closing, Seller and Purchaser Parties shall, and shall cause their respective Affiliates (including, in the case of Purchaser Parties, the Company and its Subsidiaries after the Closing) to, as and to the extent reasonably requested in writing by the other party hereto: (i) assist in the preparation and timely filing of any Tax Return of the Company and its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period that is required to be filed after the Closing; (ii) assist in any audit, examination, claim or other action or Proceeding with respect to the Tax Returns or Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period; (iv) provide any information required to allow Seller, the Purchaser Parties, the Company and its Subsidiaries to comply with any information reporting requirement for any Pre-Closing Tax Period contained in the Code, the Tax Act or other applicable Tax Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d) Transfer Taxes. Each of Cash Purchaser and Seller shall bear and pay 50% of any sales, use, harmonized sales, value added, registration, recording, property, documentary, stamp, stock or other transfer, or similar non-income Tax imposed on the Company, its Subsidiaries, Seller or Cash Purchaser as a result of the purchase and sale of the Company Stock pursuant to this Agreement (collectively, “Transfer Taxes”). The parties hereto will cooperate on a reasonable basis in connection with the preparation and filing of Tax Returns for, and the payment of, any Transfer Taxes.

(e) Restrictive Covenants. The parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by the Seller or any of its Affiliates under this Agreement and the Restrictive Covenant Agreement with respect to the business carried on by the Company (collectively, the “Restrictive Covenants”). Accordingly, the parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by the Seller for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Company Stock.

5.13 No Solicitation of Transactions. Except as otherwise contemplated in this Agreement, Seller shall, and Seller shall cause the Company and its Subsidiaries not to, directly or indirectly, through any of their Affiliates, officers, directors, managers, direct or indirect equity holders, employees, agents, advisors, representatives or otherwise, take any action to (a) solicit, initiate or facilitate any Acquisition Proposal, (b) enter into, agree to or accept (or publicly propose or announce any intention or desire to agree to or accept) any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (c) enter into, continue or otherwise participate in any way in negotiations with, or furnish any information to, any Person in connection with, or the making of an Acquisition Proposal, (d) enter into any letter of intent or any other Contract with respect to an Acquisition Proposal, or (e) submit any Acquisition Proposal to the vote of any governing body of the Company or any of its Subsidiaries. Upon execution of this Agreement, Seller shall, and shall cause the Company and its Subsidiaries to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal other than in connection with the transactions contemplated hereby. Each of the parties acknowledges that this Section 5.13 is a significant inducement for Cash Purchaser to enter into this Agreement and the absence of such provision would have resulted in a failure to induce Cash Purchaser to enter into this Agreement. If any Affiliate of Seller, officers, directors, managers, employees, agents, advisors or representatives of the Company or any of its Subsidiaries, whether or not in his, her, or its capacity as such, takes any action that the Seller or the Company is obligated not to take under this Section 5.13, then Seller and the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.13.

5.14 Release.

(a) Effective as of the Closing, each of the Purchaser Parties (on behalf of themselves and their respective Affiliates and Subsidiaries (including the Company and its Subsidiaries)) hereby releases, acquits and forever discharges Seller and its Affiliates, and their respective members, managers, officers, directors, direct and indirect equityholders, partners, employees, agents and attorneys, and each of them (collectively, the “Seller Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, Proceedings, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company or any of its Subsidiaries which existed on or prior to the Closing Date; provided, however, that the foregoing shall not apply to any claim specifically provided for under this Agreement or any other Transaction Document.

(b) Effective as of the Closing, Seller (on behalf of itself and its Affiliates) hereby releases, acquits and forever discharges each of the Purchaser Parties and their Affiliates (including the Company and its Subsidiaries), and their respective members, managers, officers, directors, direct and indirect equityholders, partners, employees, agents and attorneys, and each of them (collectively, the “Purchaser Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, Proceedings, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Purchaser Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances which existed on or prior to the Closing Date; provided, however, that the foregoing shall not apply to any claim (i) specifically provided for under this Agreement or any other Transaction Document, (ii) for indemnification under the Company or any of its Subsidiaries Fundamental Documents, (iii) arising from or relating to any employment arrangement or under any Company Benefit Plan, (iv) relating to accrued but unpaid compensation, and/or (v) under or in connection with the Aero Purchase Agreement.

5.15 Employee Matters.

(a) For a period commencing on the Closing Date and ending on December 31, 2026 (or, if earlier, until the date on which the applicable Continuing Employee’s employment with the Company or its applicable Subsidiary terminates), Cash Purchaser shall, and shall cause the Company or its applicable Subsidiary to, provide each Continuing Employee with (i) base salary or base wages (as applicable) that are at least equal to the base salary or base wages in effect for such employee immediately prior to the Closing; (ii) annual cash bonus and commission opportunities (excluding, for the avoidance of doubt, equity or equity-based incentive compensation, deferred compensation, transaction bonuses and any other one-time bonuses) that are at least substantially similar, in the aggregate, to such annual cash bonus and commission opportunities in effect for such employee immediately prior to the Closing; and (iii) employee benefits that are at least substantially similar, in the aggregate, to the employee benefits provided by or on behalf of the Company and its Subsidiaries, as applicable, immediately prior to the Closing; provided, that for purposes of determining whether such employee benefits are substantially similar, in the aggregate, any severance, redundancy, defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, equity and equity-based awards and retention or change in control payments or other special or one-time awards shall not be taken into account.

(b) As of and following the Closing Date, Cash Purchaser shall use reasonable best efforts to, or shall use reasonable best efforts to cause the Company, its Subsidiaries and any third-party insurance providers or third-party administrators to, (i) waive all limitations as to any pre-existing condition, waiting periods, and exclusions under each employee benefit plan, program or arrangement of Cash Purchaser that a Continuing Employee may be eligible to participate in as of and after the Closing (a “Purchaser Benefit Plan”), other than limitations or waiting periods that are already in effect with respect to such employee or that have not been satisfied as of the Closing under any comparable Company Benefit Plan; (ii) give each employee full credit for purposes of eligibility, vesting, benefit accruals (excluding benefit accruals under any defined benefit plan), and, with respect to severance, redundancy, vacation or other paid leave benefits, level of benefits under each Purchaser Benefit Plan for such employee’s service with any of the Company and its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Benefit Plan immediately prior to the Closing (except to the extent that such credit would result in the duplication of benefits); and (iii) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each employee (and his or her eligible dependents) during the plan year in which the Closing occurs for purposes of satisfying such year’s deductible, out-of-pocket maximums, and co-payment limitations under any Purchaser Benefit Plan that is a health and welfare benefit plan.

(c) Cash Purchaser shall, and shall cause its Affiliates to, provide, honor, and recognize all accrued but unused vacation and other paid leave as of the Closing Date.

(d) The provisions of this Section 5.15 are solely for the benefit of the parties to this Agreement, and no current or former employee, worker, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 5.15. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, agreement or arrangement maintained or sponsored by the Company, Cash Purchaser and their respective Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of the Company, Cash Purchaser or any of their respective Subsidiaries to amend, modify or terminate any Company Benefit Plan or any other benefit, compensation, or employment plan, program, agreement or arrangement after the Closing Date or (iii) confer upon any current or former employee, worker, officer, director or consultant, any right to employment, engagement, or continued employment or continued service with the Company, Cash Purchaser or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee or worker.

(e) From and after the Closing, Cash Purchaser shall cause the Company and its Subsidiaries to comply with the WARN Act, and any similar state, provincial, and local statutes and regulations with respect to employees and former employees of any of the Company and its Subsidiaries. Cash Purchaser shall not take any action that would require the Company or its Subsidiaries to deliver notifications with respect to any individual employed by the Company or any of its Subsidiaries within the ninety (90) day period prior to the Closing Date pursuant to the WARN Act or any similar state, provincial, and local statutes and regulations. Section 5.15(e) of the Disclosure Schedule sets forth a list of all employees of the Company or any Subsidiary who have experienced an “employment loss” as defined by the WARN Act or who have been terminated by reason of redundancy within the meaning of TULRCA within the ninety (90) days prior to the date of this Agreement.

(f) Prior to the Closing Date, the Seller shall (i) use reasonable best efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of such disqualified individual’s rights to any portion of any payments or benefits that could be deemed to constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code) or that might be subject to an excise Tax under Section 4999 of the Code, such that all remaining payments and/or benefits applicable to such disqualified individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code (the payments and benefits waived shall be collectively referred to as the “Section 280G Waived Payments” and each such waiver a “280G Waiver”)) and (ii) thereafter, seek the approval of the applicable shareholders who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include, without limitation, adequate written disclosure to all shareholders who are entitled to vote prior to such vote, of any such Section 280G Waived Payments. Prior to obtaining the 280G Waivers, and prior to seeking such shareholder approval, the Seller shall provide drafts of the applicable parachute payment calculations, as well as such 280G Waivers and such stockholder approval materials to VSE for its review and shall consider in good faith VSE’s reasonable comments thereto. Prior to the Closing, the Seller shall deliver to VSE (A) evidence the requisite vote was obtained with respect to the Section 280G Waived Payments (the “280G Approval”) or (B) a written notice that the 280G Approval was not obtained and, as a consequence, the Section 280G Waived Payments have not been and shall not be made or provided, and any previously paid or provided Section 280G Waived Payments shall be returned or recovered. VSE shall provide to the Seller, no less than ten (10) days prior to the Closing Date, any arrangements entered into at the direction of VSE or between VSE and its Affiliates, on the one hand, and any disqualified individual, on the other hand (“Purchaser Arrangements”) then available or the key terms thereof solely for purposes of allowing the Seller to determine whether such Purchaser Arrangements would reasonably be considered to be “parachute payments” (within the meaning of Section 280G(b)(2) of the Code), and the Seller and VSE shall cooperate in good faith with respect to calculating the value of such arrangements; provided, however, that if such Purchaser Arrangements are not provided or are provided to the Seller fewer than ten (10) days prior to the Closing Date, compliance with the remainder of this Section 5.15 shall be determined as if such Purchaser Arrangements had not been entered into. Nothing in this Section 5.15 shall be construed as requiring any specific outcome to the vote described herein.

(g) Prior to the Closing, if requested by VSE in writing at least ten (10) days prior to the Closing Date, to the extent permitted by applicable Law and the terms of the applicable plans or arrangements, the Company shall (or shall cause its applicable Subsidiary to) cause the PAG 401(k) Profit Sharing Plan, the Precision Aviation Group 401(k) Profit Sharing Plan, the H.E.R.O.S. Inc. 401(k) Plan, and the Tag Aero 401(k) Plan (the “401(k) Plans”) to be terminated effective as of one day prior to the Closing. In the event that VSE requests that the 401(k) Plans be terminated, the Company shall provide VSE with evidence in the form of resolutions or written consents by the applicable governing bodies that such 401(k) Plans have been terminated (the form and substance of which shall be provided to VSE in advance for its review and reasonable comment) prior to the Closing. In the event that VSE requests that the 401(k) Plans be terminated, VSE shall have, or cause its Subsidiaries to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) in which Continuing Employees who meet the eligibility criteria thereof (with credit for service with the Company and its Subsidiaries) shall be eligible to participate in immediately following the Closing. VSE agrees to cause the Purchaser 401(k) Plan to accept rollovers, including of loans, by Continuing Employees from the 401(k) Plans.

5.16 Data Room. As promptly as practicable, but no later than ten (10) Business Days following the Closing Date, Seller will deliver, or cause to be delivered, to VSE a copy of the Data Room maintained by or on behalf of the Company for purposes of the transactions contemplated by this Agreement, as the Data Room existed as of the Closing, in USB format or another format agreed upon by VSE.

5.17 Financing.

(a) Between the date of this Agreement and prior to the Closing, Seller shall cause the Company and its Subsidiaries, and shall use reasonable best efforts to cause the Company and its Subsidiaries’ representatives to, at Cash Purchaser’s sole cost and expense, provide to Cash Purchaser such good faith customary cooperation reasonably requested by Cash Purchaser that is necessary or advisable in connection with the Financing (provided that such requested cooperation is consistent with applicable Law, Orders and existing contracts and does not unreasonably interfere with the operations of the Company and its Subsidiaries), including using reasonable best efforts to:

(i) participate in one lender meeting and presentation, a reasonable number of due diligence sessions and one session with rating agencies;

(ii) assist with the preparation of materials for rating agency presentations, customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials, including information memoranda, lender and investor presentations and similar marketing documents required in connection with the Financing;

(iii) as promptly as reasonably practical, furnish Cash Purchaser and its Debt Financing Sources with financial and other customary information in their possession regarding the Company as may be reasonably requested by Cash Purchaser (except for such materials subject to attorney-client privilege), in each case, to the extent such information is required by the terms of the Debt Financing Commitments;

(iv) provide to Cash Purchaser and the Company’s independent auditor information that is within Seller’s possession or that is reasonably available to Seller in order to facilitate the cooperation by the Company’s independent auditor with the Financing Sources consistent with such independent auditor’s customary practice, including such independent auditor’s participation in a reasonable number of drafting sessions, provision of customary “comfort letters” (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which financial statements of the Company are included in any offering memorandum or registration statement) and customary assistance with the due diligence activities of Cash Purchaser and the Financing Sources (including by participating in a reasonable number of telephonic accounting due diligence sessions), and such independent auditor’s provision of customary consents to the inclusion of audit reports in any relevant offering memorandum, registration statements and related government filings;

(v) execute and deliver customary authorization letters and management representation letters to the Company’s independent auditor in connection with customary comfort letters (provided that such authorization and representation letters contain no representations and warranties other than as are customary in management representation letters provided by a Person to its auditors in connection with the preparation of audited financial statements) and customary CFO certificates;

(vi) provide Cash Purchaser and the Financing Sources, within a reasonable period of time after the request therefor and if required to satisfy a condition under the Debt Financing Commitments, the Required Information; and

(vii) assist in the preparation, negotiation and delivery as of the Closing of any definitive Debt Financing Commitments (including any schedules and exhibits thereto) as may be reasonably requested by Cash Purchaser;

provided that (A) Seller, Company and its Subsidiaries shall not be required, under the provisions of this Section 5.17 or otherwise in connection with the Financing (x) to pay any commitment or other similar fee prior to the Closing that is not advanced by Cash Purchaser or (y) to incur any expense unless such expense is reimbursed by Cash Purchaser on the earlier of the Closing or termination of this Agreement in accordance with Article VIII, and (B) (1) neither Seller, the Company nor any of its Subsidiaries shall be required to incur any liability in connection with the Financing prior to the Closing, (2) the pre-Closing managers, officers, directors or members of Seller, the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (3) neither

Seller, the Company nor any of its Subsidiaries shall be required to execute prior to the Closing any definitive Financing Agreements in connection with the Financing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, and (4) neither Seller, the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing.

(b) The Purchaser Parties shall indemnify, defend and hold harmless Seller, the Company and their respective representatives, Subsidiaries, Affiliates and their direct and indirect equityholders from and against any and all liabilities, obligations, or losses suffered or incurred by them in connection with (i) any action taken by them at the request of Cash Purchaser pursuant to this Section 5.17 or in connection with the arrangement of the Debt Financing or (ii) any information utilized in connection therewith. Nothing contained in this Section 5.17 or otherwise shall require Seller, the Company or its Subsidiaries to be an issuer or other obligor with respect to the Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Cash Purchaser or its representatives pursuant to this Section 5.17 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections with respect to the Financing. Cash Purchaser shall promptly reimburse Seller, the Company and its Subsidiaries for all reasonable out-of-pocket costs (including attorneys’ fees) incurred and paid after the date hereof by Seller, the Company or its representatives, Subsidiaries, Affiliates and their direct and indirect equityholders in connection with such cooperation.

(c) The Purchaser Parties shall use their reasonable best efforts, and take all actions and/or cause to be done all things necessary, to arrange, obtain, and complete the Financing at or prior to Closing, and in respect of the Debt Financing, on the terms and conditions described in the Debt Financing Commitments; provided, that the Purchaser Parties may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement (each on a non-exclusive basis until the Closing Date), or (ii) otherwise replace or amend the Debt Financing Commitments so long as such action would not (w) impose new or additional conditions or otherwise reasonably be expected to delay or prevent the Closing or make the Closing less likely to occur, (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of OID or fees to be paid, (y) adversely impact the ability of the Purchaser Parties to enforce its rights in respect of the Debt Financing Commitments, or (z) be on terms that are not less favorable to the Purchaser Parties than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using best efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments, or on other terms reasonably acceptable to the Company and its Subsidiaries and not in violation of this Section 5.17, (B) satisfy on a timely basis all conditions applicable to such Financing in such definitive agreements and (C) assuming that all conditions to the Debt Financing Commitments have been satisfied, cause the lenders and other Persons to fund the full amount of the Debt Financing on the Closing Date (including taking enforcement actions to cause such lenders and other Persons to provide such financing).

(d) In the event any portion of the Debt Financing becomes, or is reasonably expected to become, unavailable on the terms and conditions contemplated in the Debt Financing Commitments, (i) the Purchaser Parties shall promptly notify Seller and (ii) the Purchaser Parties shall use its best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) on terms not materially less favorable (taken as a whole) to the Purchaser Parties (or such terms reasonably satisfactory to the Company and its Subsidiaries), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible. The provisions of this Section 5.17 shall be applicable to any Alternative Financing and all references to the Financing in this Agreement shall be deemed to include such Alternative Financing.

(e) The Purchaser Parties shall give Seller prompt written notice (i) of any breach or default (or any event circumstance that, with or without notice, laps of time or both, would reasonably be expected to result in breach or default) by any party hereto to any Debt Financing Commitment of which the Purchaser Parties become aware, (ii) if and when the Purchaser Parties becomes aware that any portion of the Debt Financing contemplated by any Debt Financing Commitment may not be available for the purposes of consummating the transactions contemplated by this Agreement, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party hereto to any Debt Financing Commitment or (B) dispute or disagreement between or among any parties to any Debt Financing Commitment (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing) and (iv) of any expiration or termination of any Debt Financing Commitment. Without limiting the foregoing, the Purchaser Parties shall keep Seller informed on a current basis in reasonable detail of the status of their efforts to arrange the Financing and provide to Seller copies of executed copies of the definitive documents related to the Debt Financing (provided that any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or amount of the Debt Financing, may be redacted in a customary manner so as not to disclose economic terms) and copies of any written notices or communications described in the preceding sentence.

(f) The Purchaser Parties acknowledge and agree that it is not a condition to the Closing under this Agreement for the Purchaser Parties to obtain financing (including the Financing or any Alternative Financing). Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3(b) as it applies to the Seller’s or the Company’s obligations under this Section 5.17, shall be deemed satisfied unless the Seller or the Company has knowingly and willfully materially breached its obligations under this Section 5.17 and such breach has been the sole and exclusive cause of the Financing not being obtained.

5.18 Termination of Intercompany Balances. Immediately prior to the Closing (or prior thereto, if so determined by the Company), all intercompany balances and accounts between any of Seller and its Affiliates (other than the Company and its Subsidiaries themselves), on the one hand, and the Company and its Subsidiaries, on the other hand, shall be settled or otherwise eliminated in such a manner as the Company shall determine in its discretion; provided, that no such settlement or elimination will result in a liability to the Company and its Subsidiaries following the Closing.

5.19 Satisfaction of Indebtedness.

(a) Payoff Letters. The Seller shall obtain and provide to Cash Purchaser, no less than two (2) Business Days prior to the Closing Date, (x) payoff letters, with respect to all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (the “Payoff Letters”), in form and substance reasonably satisfactory to Cash Purchaser setting forth (A) the total amount required to be paid to fully satisfy the applicable indebtedness for borrowed money and other obligations owing thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amounts”), (B) wire instructions for payment of such Payoff Amounts and (C) that upon receipt of the Payoff Amounts set forth in such payoff letter, all guarantees and Liens in connection with such indebtedness for borrowed money shall be automatically and immediately released and terminated and that Cash Purchaser or any of its Affiliates are authorized to file such documents and instruments as are necessary or desirable to evidence such release and (y) UCC authorizations, releases and other customary documents and deliverables, in form and substance reasonably satisfactory to Cash Purchaser, to release and terminate all guarantees (other than those obligations thereunder that are expressly permitted to survive thereunder) and Liens in connection with such repaid indebtedness for borrowed money (the “Payoff Release Documentation”).

(b) Expense Direction Notices. At least two (2) Business Days prior to the Closing Date, Seller shall provide Cash Purchaser with a written notice that includes: (i) wire transfer instructions for any Transaction Expenses to be paid at the Closing (except for such compensatory Transaction Expenses to be paid through the payroll processing system of the Company or its applicable Subsidiary), (ii) final invoices with respect to any such Transaction Expenses payable to third parties and (iii) properly completed and duly executed IRS Forms W-8 and W-9 (as applicable) from each such third party (the “Expense Direction Notices”).

5.20 Form 8-Ks; Updated Financial Statements.

(a) Within four (4) Business Days following the date of this Agreement, VSE shall file, or cause to be filed, a Current Report on Form 8-K with the SEC (the “Signing Form 8-K”), or make such other disclosures as may be required under applicable Law, to announce the execution of this Agreement.

(b) Within four (4) Business Days following the Closing Date, VSE shall file, or cause to be filed, a Current Report on Form 8-K with the SEC, or make such other disclosures as may be required under applicable Law, to announce the Closing (the “Closing Form 8-K” and, together with the Signing Form 8-K, the “Transaction Form 8-Ks”).

(c) The Company shall use reasonable best efforts to deliver to VSE on or prior to the Closing Date, the audited financial statements of the Company and its Subsidiaries as of December 31, 2025, prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods and together with all related notes required under GAAP. The Company shall reasonably cooperate with VSE in connection with the preparation of any pro forma financial statements in respect of the period ended December 31, 2025, in each case, as required to be included in the Closing Form 8-K with the SEC (and to the extent required to be filed with the SEC pursuant to Rule 3-05 or Article 11 of Regulation S-X).

(d) VSE shall provide Seller with an opportunity to review a draft of each Transaction Form 8-K within a reasonable period of time in advance of such filings and shall consider in good faith incorporating any revisions reasonably requested by Seller.

5.21 Stock Consideration.

[***]

5.22 Non-Resident of Australia Declaration.

(a) If the Closing occurs more than six months after the date of this Agreement, Seller shall deliver to each Purchaser Party, at least five Business Days before the Closing Date, but not more than six months before the Closing Date, an executed declaration under section 14-225(2) of schedule 1 to the TAA on substantially the same terms as Section 2.8(b). Such further declaration shall be for a specified period of no longer than six months which includes the Closing Date.

(b) If the Earnout Payment will be made more than six months after the later of (i) the date of this Agreement and (ii) the last date of the period covered by any declaration delivered pursuant to Section 5.22(a), Seller shall deliver to VSE, at least 5 Business Days before the date on which the Earnout Payment is made, but not more than six months before that date, a further executed declaration under section 14-225(2) of schedule 1 to the TAA on substantially the same terms as Section 2.8(b). Such further declaration shall be for a specified period of no longer than six months which includes the date the Earnout Payment is made.

5.23 Rollover Purchaser and Cash Purchaser Fundamental Documents; Shares.

During the period from the date of this Agreement until the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), each Purchaser Party will not, and will cause each of Rollover Purchaser and Cash Purchaser, as applicable, not to, (x) amend any Fundamental Document of Rollover Purchaser or Cash Purchaser and (y) effect any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of VSE Common Stock. Rollover Purchaser and VSE will ensure that Rollover Purchaser shall have sufficient authorized shares of RP Class B Common Stock to issue the Initial Shares to Seller at Closing pursuant to this Agreement. For the avoidance of doubt, nothing herein shall prevent any of the Purchaser Parties from making any distributions of cash in the Ordinary Course of Business.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to All Parties’ Obligations. The respective obligations of each of Seller, the Company and the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller and VSE):

(a) all applicable waiting periods under the HSR Act shall have expired or been terminated (“HSR Clearance”);

(b) the UK NSIA Clearance has been received;

(c) the Australian FIRB Approval has been received; and

(d) no applicable Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

6.2 Conditions to Seller’s Obligations. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a) Representations and Warranties. The Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case, such representations and warranties shall be true and correct in all but de minimis respects as of such date). The representations and warranties of the Purchaser Parties in Article IV of this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such date); provided, that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a material adverse effect on the Purchaser Parties’ ability to consummate the transactions contemplated hereby.

(b) Performance. Each of the Purchaser Parties shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

(c) Deliverables.

(i) Cash Purchaser shall have delivered to Seller and the Company each of the following documents:

(A) a certificate, dated as of the Closing Date, executed on Cash Purchaser’s behalf by an executive officer of Cash Purchaser certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b);

(B) a certificate, dated as of the Closing Date, signed by an executive officer of Cash Purchaser, and certifying as to (i) the truth, correctness and completeness of its Fundamental Documents (copies of which shall be attached to such certificate) and (ii) the resolutions of the applicable governing body of Cash Purchaser authorizing the execution, delivery and performance by Cash Purchaser of this Agreement and each other Transaction Document to which Cash Purchaser is a party; and

(C) the Escrow Agreement, duly executed by Cash Purchaser and the Escrow Agent;

(ii) Rollover Purchaser shall have delivered to Seller and the Company each of the following documents:

(A) a certificate, dated as of the Closing Date, executed on Rollover Purchaser’s behalf by an executive officer of Rollover Purchaser certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b);

(B) a certificate, dated as of the Closing Date, signed by an executive officer of Rollover Purchaser, and certifying as to (i) the truth, correctness and completeness of its Fundamental Documents (copies of which shall be attached to such certificate), (ii) the resolutions of the applicable governing body of Rollover Purchaser authorizing the execution, delivery and performance by Rollover Purchaser of this Agreement and each other Transaction Document to which Rollover Purchaser is a party, and (iii) a stock ledger that reflects, at the Closing and after giving effect to the transactions contemplated hereby, the issued and outstanding shares of RP Class B Common Stock of Rollover Purchaser (as well as the owner(s) thereof), including the issuance of the Initial Shares to Seller with a value equal to the Rollover Stock Payment (copies of which shall be attached to such certificate); and

(C) the Redemption and Exchange Agreement, duly executed by Rollover Purchaser;

(iii) VSE shall have delivered to Seller and the Company each of the following documents:

(A) a certificate, dated as of the Closing Date, executed on VSE’s behalf by an executive officer of VSE certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b);

(B) a certificate, dated as of the Closing Date, signed by an executive officer of VSE, and certifying as to the resolutions of the applicable governing body of VSE authorizing the execution, delivery and performance by VSE of this Agreement and each other Transaction Document to which VSE is a party;

(C) the Redemption and Exchange Agreement, duly executed by VSE;

(D) the Initial Share Lock-Up Agreement, duly executed by VSE; and

(E) the Registration Rights Agreement, duly executed by VSE.

6.3 Conditions to Purchaser Parties’ Obligations. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by VSE):

(a) Representations and Warranties. The representations and warranties set forth in Article II and Article III (other than Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation or qualification that includes the word “material,” “materially” or “Material Adverse Effect” set forth herein) on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such date); provided, that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(b) Performance. Each of Seller and the Company shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Seller and the Company at or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof.

(d) Deliverables. Seller and the Company shall have delivered to VSE each of the following documents:

(i) a certificate, dated as of the Closing Date, executed on its behalf by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c);

(ii) duly executed copies of Payoff Letters and any Payoff Release Documentation with respect to all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (other than Assumed Indebtedness), in accordance with Section 5.19;

(iii) Expense Direction Notices;

(iv) a certificate of good standing, certificate of legal existence, or similar document, with respect to the Company and each of the Company’s Subsidiaries, issued by the applicable authority of each entity’s jurisdiction of organization, as of a date not more than ten (10) Business Days prior to the Closing Date;

(v) duly executed documentation evidencing termination of the Affiliate Agreements set forth on Section 6.3(d)(v) of the Disclosure Schedule;

(vi) a certificate, dated as of the Closing Date, signed by an executive officer of the Seller, and certifying as to the resolutions of the board of managers of Seller authorizing the execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which the Seller is a party;

(vii) stock certificate representing the Company Stock or lost stock affidavit in lieu thereof;

(viii) a properly completed and executed IRS Form W-9 from Seller;

(ix) the Escrow Agreement, duly executed by Seller;

(x) (A) duly executed letters of resignation from the directors, officers, and managers of the Company and its Subsidiaries who are employed by GenNx360 Management Company, LLC or (B) resolutions of the board of directors or applicable governing body of the Company or its Subsidiaries effecting removal of such Person(s) from such director, officer or managerial position, as applicable;

(xi) in respect of the UK Subsidiaries:

(A) the statutory registers pertaining to the UK Subsidiaries (comprising the registers of members, directors, and secretaries, applications and allotments, transfers, directors’ residential addresses and PSC), written up to date; and

(B) the filing code(s) for making online filings at Companies House; and

(C) a copy of the resolutions of the board of directors of PAG UK Holdings Ltd duly passed at Closing amending its registered office;

(xii) the Redemption and Exchange Agreement, duly executed by the Seller;

(xiii) the Initial Share Lock-Up Agreement, duly executed by the Seller; and

(xiv) the Registration Rights Agreement, duly executed by the Seller.

6.4 Frustration of Closing Conditions. Neither Seller, the Company, nor the Purchaser Parties may rely, either as a basis for not consummating the transactions contemplated hereby or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VII

SURVIVAL; NO RECOURSE

7.1 Survival.

(a) The parties hereto, intending to modify any applicable statute of limitations, agree that (i) except in the case of Actual Fraud by a party hereto, the representations and warranties in this Agreement shall terminate as of the Closing, and the RWI Policy shall be the Purchaser Parties’ sole and exclusive remedy for breaches of any representations and warranties in this Agreement, and (ii) the covenants and agreements to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing, and after the Closing, there shall be no liability on the part of, nor shall any claim be made against, any Person (including any party hereto or any of their respective Affiliates) in respect of any covenant or agreement to be performed prior to the Closing. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing (the “Post-Closing Covenants”) or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. All claims for Actual Fraud shall survive for the applicable statute of limitations under Delaware Law and shall thereafter terminate and be of no further force and effect.

(b) Nothing in this Section 7.1 shall (i) limit a right of a party hereto against another party hereto for Actual Fraud by such other party hereto in accordance with the terms and conditions hereof (and, if successful recover damages therefore) or (ii) impair VSE’s or any insured’s rights under the RWI Policy including by limiting any amounts recoverable under the RWI Policy.

7.2 No Recourse.

(a) The parties hereto acknowledge and agree that, except in the case of Actual Fraud by a party hereto, from and after the Closing they shall not be permitted to make, and no Person shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth in this Agreement or any other Transaction Document or any covenant or agreement in this Agreement or any other Transaction Document that is to have been performed by any other party on or prior to the Closing; provided, however, that subject to the other provisions of this Article VII a party hereto may pursue a claim solely against the other party hereto in the event of Actual Fraud by such party hereto. In furtherance of the foregoing, except in the case of Actual Fraud by a party hereto, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of their respective representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty set forth in this Agreement or any other Transaction Document or any covenant, agreement or obligation in this Agreement or any other Transaction Document that is to have been performed by any party on or prior to the Closing or otherwise relating to Seller, the Company and its Subsidiaries or the subject matter of this Agreement or any other Transaction Document that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, in equity, Contract, tort or otherwise. For the avoidance of doubt, nothing in this Agreement or any other Transaction Document or otherwise will (a) prevent or impair VSE’s or any other insured’s rights or claims under the RWI

Policy, (b) prevent or impair the Purchaser Parties’ right to specific performance or other non-monetary equitable relief pursuant to Section 9.14 in respect of any covenant, agreement or obligation in this Agreement or any other Transaction Document that is to have been performed after the Closing or (c) limit the rights of a party hereto to bring a claim for Actual Fraud by a party hereto in accordance with the terms and conditions hereof; provided, further, that liability of Seller for Actual Fraud and claims for breach of Post-Closing Covenants shall be capped at an amount equal to the Estimated Purchase Price plus or minus, as applicable, the Net Adjustment Amount, as finally determined pursuant to Section 1.6, plus any earned and paid amount of the Earnout Payment (if any).

(b) Each Purchaser Party hereby acknowledges and agrees that, except as expressly provided in Section 7.2(a) and in respect of claims made for breaches of Post-Closing Covenants (including, for the avoidance of doubt, claims with respect to the matters set forth in Sections 1.6 and 1.7), which claims shall be limited in accordance with, and subject to, the terms of this Agreement, from and after the Closing, neither Seller nor any of its Affiliates shall have any liability or obligation arising under this Agreement or in any certificate or other Transaction Document delivered pursuant to this Agreement or as a result of the consummation of the transactions contemplated hereby or thereby, Section 7.2(a) being the sole and exclusive remedy for all losses arising under this Agreement or in any certificate or other Transaction Document delivered pursuant to this Agreement or as a result of the consummation of the transactions contemplated hereby or thereby, under any Law, in equity, Contract, tort or otherwise.

(c) All claims or causes of action (whether in Contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the Persons that are expressly identified as parties hereto or thereto and to the extent provided hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, direct and indirect equityholders (including shareholders and optionholders), Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement and the Transaction Documents and only with respect to the specific obligations set forth herein or therein with respect to such Persons. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 7.2(c).

ARTICLE VIII

TERMINATION

8.1 Termination. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby and thereby may be abandoned:

(a) at any time, by mutual written agreement of Seller and VSE;

(b) at any time after July 29, 2026 (the “Outside Date”), by Seller upon written notice to VSE if the Closing shall not have occurred; provided, however, that, if all conditions specified in Article VI have been satisfied or waived as of the initial Outside Date (other than those conditions which by their nature can only be satisfied at the Closing, each of which is capable of being satisfied at the Closing) except for the condition(s) set forth in Sections 6.1(a)-(c) and/or Section 6.1(d) (solely in the event the Order or applicable Law relates to the HSR Act, the UK NSI Act, and Australian FIRB Legislation), then the Outside Date shall be automatically extended for three (3)-months (such date as so extended will constitute the Outside Date); provided, further, however, that Seller shall have no right to terminate this Agreement pursuant to this Section 8.1(b) if the failure to close shall have been caused by the action or inaction of Seller (including a breach of the representation, warranties, or covenants set forth in this Agreement); provided, further, however, that the parties hereto agree that Seller shall have no right to terminate this Agreement pursuant to this Section 8.1(b) during the pendency of any Proceedings by VSE pursuant to Section 9.14;

(c) at any time after the Outside Date, by VSE upon written notice to Seller, if the Closing shall not have occurred, provided, however, that VSE shall have no right to terminate this Agreement pursuant to this Section 8.1(c) if the failure to close shall have been caused by the action or inaction of any Purchaser Party (including a breach of the representation, warranties, or covenants set forth in this Agreement); provided, further, however, that the parties hereto agree that VSE shall have no right to terminate this Agreement pursuant to this Section 8.1(c) during the pendency of any Proceedings by Seller pursuant to Section 9.14;

(d) by Seller, if Seller is not then in breach of its representations, warranties, covenants or obligations under this Agreement in a manner such that any condition in Section 6.3(a) or Section 6.3(b) could not be satisfied, by written notice to VSE, if any Purchaser Party breaches any of its representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or reasonably be expected to not be satisfied, and such breach is not cured prior to the earlier of (i) the Outside Date and (ii) the date that is twenty (20) days after such written notice to VSE by Seller; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured;

(e) by VSE, if the Purchaser Parties are not then in breach of their representations, warranties, covenants or obligations under this Agreement in a manner such that any condition in Section 6.2(a) or Section 6.2(b) could not be satisfied, by written notice to the Seller, if Seller breaches any of its representations, warranties, covenants or obligations under this Agreement in a manner such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach is not cured prior to the earlier of (i) the Outside Date and (ii) the date that is twenty (20) days after such written notice to Seller by VSE; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured; or

(f) by either VSE, on the one hand, or Seller, on the other hand, by written notice to the other, if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, which shall have become final and non-appealable and which renders the condition set forth in Section 6.1(d) incapable of being satisfied; provided, that no termination may be made under this Section 8.1(f) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party.

8.2 Procedure and Effect of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party or parties hereto. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) the obligations provided for in this Section 8.2 and in Section 5.2(c), Section 5.9, the first and last sentences of Section 5.17(b), Article IX hereof (in respect of those provisions that survive) and the definitions set forth in Article X hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any liability or damages of any party hereto for any Willful Breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by any Purchaser Party or the Seller to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. From time to time after the Closing, at the written request of another party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to give effect to the transactions contemplated hereby.

9.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested), or (iii) by e-mail (receipt of which will be deemed to have been duly given upon actual receipt by such party or its agent) to the respective parties at the following addresses:

(a)	If to any Purchaser Party or, after the Closing, the Company, to:

VSE Corporation

3361 Enterprise Way

Miramar, Florida 33025

E-mail: JACuomo@VSECorp.com; TBLebowitz@VSECORP.com

Attention: John A. Cuomo; Tobi B. Lebowitz

with copies to:

Jones Day

600 Brickell Avenue

Suite 3300

Miami, FL 33131

E-mail: lcantor@jonesday.com; lvelez@jonesday.com

Attention: Lorne S. Cantor; Luis A. Velez

(b)	If to Seller or, prior to the Closing, the Company, to:

c/o GenNx360 Capital Partners

200 Madison Avenue, Suite 2110

New York, NY 10016

Attention: Ronald Blaylock; Sumit Tony; Pratik Rajeevan; and Reece Zakarin

E-mail: rblaylock@gennx360.com; stony@gennx360.com;

prajeevan@gennx360.com; and rzakarin@gennx360.com

with copies to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attention: Justin Levy; Austin Leach; Benjamin Popeck

E-mail: jlevy@winston.com; agleach@winston.com;

bpopeck@winston.com

or to such other Person or address as any party hereto shall specify by notice in writing to the other party.

9.3 Annexes, Exhibits and Schedules. The representations and warranties of Seller and the Company set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedule. Seller and the Company will not be, nor will it be deemed to be, in breach of any such representations and warranties (and no claim will lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedule. Any matter, information or item disclosed in the Disclosure Schedule or in any Annex or Exhibit attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed with respect to any other section or subsection of this Agreement or the Disclosure Schedule to which the matter relates, so long as the applicability of such matter in the Disclosure Schedule to another representation or warranty or any other subsection or section of this Agreement or the Disclosure Schedule is reasonably apparent from the face of the applicable disclosure. Without limiting the foregoing, no such inclusion of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, or as an admission of liability or obligation of Seller, the Company, or its Subsidiaries to any third party. Matters set forth in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be set forth in the Disclosure Schedule. Certain information set forth in the Disclosure Schedule is included solely for informational purposes. The inclusion of any item in the Disclosure Schedule is not intended to imply that such item is or is not required to be disclosed (including whether such item is required to be disclosed as material or threatened) or is within or outside the Ordinary Course of Business, and no party will use the fact of the inclusion of any item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in the Disclosure Schedule is or is not required to be disclosed (including whether the amount or item is required to be disclosed as material or threatened) or is within or outside the Ordinary Course of Business for purposes of this Agreement. The disclosure of any matter in any parts of the Disclosure Schedule is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Seller or the Company, nor to be treated as adding to or extending the scope of any such party’s representations or warranties in this Agreement. The Disclosure Schedule is made a part of this Agreement as if set forth fully herein.

9.4 Amendment, Modification and Waiver. This Agreement, including any Annex, Exhibit or the Disclosure Schedule, may be amended, modified or supplemented at any time only by written agreement signed by Seller and VSE. Any failure of Seller to comply with any term or provision of this Agreement may be waived by VSE, and any failure of any Purchaser Party to comply with any term or provision of this Agreement may be waived by Seller, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Further, neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.5 Entire Agreement. This Agreement, the Disclosure Schedule, the Annexes and the Exhibits, schedules and other documents referred to herein (including the Confidentiality Agreement) which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

9.6 Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto; provided, that (a) any Purchaser Party may assign or delegate this Agreement and any of the rights, interests, or obligations hereunder to its Affiliates but no such assignment or delegation shall relieve such Purchaser Party of any obligation or liability hereunder and (b) a Purchaser Party may make a collateral assignment of its rights (but not obligations) under this Agreement to any lender providing the Debt Financing to a Purchaser Party in connection with the transactions contemplated hereby. Any attempted assignment in violation of Section 9.7 shall be void.

9.8 No Third-Party Beneficiaries. Except for (a) Seller Released Parties and the current and former direct and indirect equityholders, stockholders, members, managers, officers, directors and employees of the Company and its Subsidiaries pursuant to Section 5.11, (b) GenNx pursuant to Section 5.2(d) and Section 5.9, (c) Seller Released Parties and the Purchaser Released Parties pursuant to Section 5.14, (d) Non-Party Affiliates pursuant to Section 7.2(c), (e) Debt Financing Sources pursuant to Section 9.17, (f) the parties entitled to indemnification and expense reimbursement pursuant to Section 5.17(b), and (g) the Law Firm pursuant to Section 9.13, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any employee or former employee of the Company or its Subsidiaries) or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9 Fees and Expenses. Except as otherwise provided in Article I, Sections 5.7 and 5.12, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby; provided, however, that the Purchaser Parties, as applicable, shall pay all fees and expenses (a) of the Escrow Agent, (b) incurred by the Company and its respective Subsidiaries in connection with the Purchaser Parties’ financing for the transactions contemplated hereby, (c) required to be reimbursed by a Purchaser Party pursuant to Section 5.17, (d) 50% of the RWI Policy obtained by or on behalf of Cash Purchaser with respect to this Agreement, (e) 50% of the D&O Tail obtained by the Company and its Subsidiaries with respect to this Agreement and (f) all filings required under the HSR Act, the UK NSI Act and the Australian FIRB Legislation, including to obtain the HSR Clearance, UK NSIA Clearance, and the Australian FIRB Approval.

9.10 Counterparts. This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. A signed copy of this Agreement delivered by email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any cost estimates, Projections or other forward-looking statements contained or referred to in this Agreement or in the Disclosure Schedule, Annexes or Exhibits hereto or in any materials that have been provided to the Purchaser Parties or any of their respective Affiliates by or on behalf of Seller, the Company or any of its Subsidiaries are not and shall not be deemed to be representations or warranties of Seller, the Company, or its Subsidiaries. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and any other Schedules, Annexes and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “dollar” or “$” shall mean U.S. dollars, and “CA$” shall mean Canadian dollars. The word “day” means calendar day unless Business Day is expressly specified. The term “written” in respect of Contracts, agreements or other arrangements shall be interpreted to mean handwritten, typed or printed Contracts, agreements or other arrangements (as opposed to oral). Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case, unless the context otherwise requires. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement. For purposes of any assets, liabilities, entities or Persons located in Scotland and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of Scotland, and irrespective as to whether such terms or capitalized or not capitalized (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “heritable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “lien”, “security interest” and “mortgage” shall, where the context permits, include “standard security”, “floating charge”, “statutory pledge” and “hypothec”, (f) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (g) “easement” shall include “servitude”; (h) “encumbrance” includes “real burden”, “servitude” and “title condition”, and (i) “tort” shall include “delict”.

9.12 Purchaser Deliveries. Cash Purchaser, on behalf of itself and its Affiliates, agrees and acknowledges that all documents or other items uploaded and made available in the online “data room” established by Datasite for project “Mach 5” (the “Data Room”) on or before the date that is two (2) Business Days prior to the date hereof shall be deemed to be delivered or made available, as the case may be, to Cash Purchaser for all purposes hereunder.

9.13 Legal Representation.

(a) VSE, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) and each of its and such Affiliates’ directors, managers, stockholders, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), acknowledges and agrees that Winston & Strawn LLP (collectively with their respective successors, “Law Firm”) has acted as counsel for the Seller, the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, (collectively, the “Engagement”), and in connection, with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, Law Firm has not acted as counsel for any other Person, including VSE.

(b) Only Seller, the Company, its Subsidiaries, and each of their respective Affiliates shall be considered clients of Law Firm in the Engagement. VSE, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), acknowledges and agrees that all confidential communications between Seller, the Company and its Subsidiaries, and each of their respective Affiliates, on the one hand, and Law Firm, on the other hand, that relate exclusively to the negotiation, documentation and consummation of the Engagement or any dispute arising thereunder (“Privileged Communications”) shall be deemed attorney-client privileged, and shall be deemed to belong solely to Seller and its respective Affiliates (other than the Company and its Subsidiaries), and not the Company or its Subsidiaries, and shall not pass to or be claimed, held, or used by VSE or any of its Affiliates upon or after the Closing. Accordingly, VSE and its Affiliates shall not have access to any such Privileged Communications, or to the files of Law Firm relating to the Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, Law Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications to VSE or any of its Affiliates by reason of any attorney-client relationship between Law Firm and the Company and its Subsidiaries or otherwise; provided, however, that notwithstanding the foregoing, Law Firm shall not disclose any Privileged Communications to any third parties (other than representatives, accountants and advisors of Seller and its respective Affiliates; provided, that such representatives, accountants and advisors are instructed to maintain the confidence of such Privileged Communications). If and to the extent that, at any time subsequent to Closing, VSE or any of its Affiliates (including after the Closing, the Company and its Subsidiaries) shall have the right to assert or waive any attorney-client privilege with respect to any such Privileged Communications between the Company and its Subsidiaries or their respective Affiliates and any Person representing them that occurred at any time prior to the Closing, VSE, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of the Seller. Notwithstanding anything in this Section 9.13(b) to the contrary, in the event that a dispute arises between VSE or any Affiliate of VSE (including the Company or any of its Subsidiaries), or any of their respective successors-in-interest, on the one hand, and any third party other than the Seller or any Affiliate of Seller, on the other hand, VSE or any Affiliate of VSE may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to any such third party. In the event that VSE or the Company is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, VSE or the Company, as applicable, shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request and solely for such purpose; provided, that VSE shall promptly notify Seller in writing (prior to the disclosure by VSE or the Company, as applicable, of any Privileged Communications to the extent reasonably practicable) so that Seller can seek a protective order and VSE agrees to use reasonable best efforts (at the sole cost and expense of the Seller) to assist therewith.

(c) VSE, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), acknowledges and agrees that Law Firm is acting as counsel for Seller, the Company and its Subsidiaries and each of their respective Affiliates and that Seller reasonably anticipates that Law Firm will continue to represent Seller and/or its Affiliates in future matters. Accordingly, VSE, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), expressly consents to Law Firm’s representation of Seller and/or its respective Affiliates in any matter, including any matter arising after the Closing, in which the interests of VSE and the Company and its Subsidiaries, on the one hand, and Seller or its respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any dispute or disagreement relating thereto, and whether or not such matter is one in which Law Firm may have previously advised Seller, the Company and its Subsidiaries, or any of their respective Affiliates.

(d) VSE, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), further covenants and agrees that each shall not assert any claim against Law Firm in respect of legal services provided to the Company and its Subsidiaries, or their respective Affiliates by Law Firm in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Law Firm, unless and to the extent such Law Firm is expressly engaged in writing by the Company and/or any of its Subsidiaries to represent the Company and/or any of its Subsidiaries, as applicable, thereof after the Closing and either (i) such engagement involves no conflict of interest with respect to Seller and/or any of their respective Affiliates or (ii) Seller and/or any of their respective Affiliates, as applicable, consent in writing to such engagement. Any such representation of the Company and/or any of its Subsidiaries by Law Firm after the Closing shall not affect the foregoing provisions hereof.

9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any party hereto does not perform or threatens not to perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with the specific terms thereof or otherwise breaches or threatens to breach such provisions, and that money damages would not be an adequate remedy, even if available. The parties hereto accordingly agree (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.8) that, prior to the valid termination of this Agreement pursuant to Article IX, Seller and the Purchaser Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the transactions contemplated hereby and the Purchaser Parties’ obligation to pay, and the right of Seller to receive the Purchase Price) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.15 Forum; Service of Process. Subject to Section 1.6 and except as set forth in Section 9.17, each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, in any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transaction contemplated hereby or thereby, agrees that all claims in respect of the Proceeding may be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transaction contemplated hereby or thereby in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereto agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.2; provided, however, that nothing in this Section 9.15 shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

9.16 Governing Law; Waiver of Jury Trial.

(a) Except as set forth in Section 9.17, this Agreement shall be governed by the Laws of the State of Delaware, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Delaware.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE,

MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any Proceeding (whether in Law or in equity, whether in contract or in tort or otherwise), involving the Financing Sources, arising out of or relating to this Agreement, the Financing, the Debt Financing Commitments, the definitive agreements entered into in connection with the Financing (the “Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Financing Commitments with respect to (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Financing Commitments) and whether as a result of any inaccuracy thereof VSE or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.1(e) or decline to consummate the Closing as a result thereof pursuant to Section 6.3 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Financing, the Debt Financing Commitments, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) agrees that service of process upon the Seller in any such Proceeding shall be effective if notice is given in accordance with Section 9.2; (d) agree that Seller irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Subject Court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to this Agreement, the Financing, the Debt Financing Commitments, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Financing Sources will have any liability to Seller, the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Financing, the Debt Financing Commitments, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Seller, the Company, or the Company’s Subsidiaries shall bring or support any Proceeding (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Financing Sources relating to or in any way arising out of this Agreement, the Financing, the Debt Financing Commitments, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (h) agrees (i) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.17 (or the definitions of any terms used in this Section 9.17) and Section 9.7(b) and (ii) to the extent any amendments to any provision of this Section 9.17 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.17) and Section 9.7(b) are materially adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.17 shall in any way affect any party hereto’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Financing Source is a party, including the Debt Financing Commitments.

ARTICLE X

DEFINITIONS

“20 Day VWAP” has the meaning set forth on Section 1.2(c).

“280G Approval” has the meaning set forth in Section 5.15(f).

“280G Waiver” has the meaning set forth in Section 5.15(f).

“401(k) Plans” has the meaning set forth in Section 5.15(g).

“5-Day ITAR Notice(s)” has the meaning set forth in Section 5.8.

“Acceleration Event” means [***].

“Accounting Firm” means BDO USA or, if such firm is unable or unwilling to act, such other nationally recognized independent accounting firm, consulting, or professional services firm with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature and capable of serving as an independent accounting expert as shall be agreed upon by VSE and Seller.

“Accounts Payable” has the meaning set forth in Section 3.5(c).

“Accounts Receivable” has the meaning set forth in Section 3.5(c).

“Acquisition Proposal” means any indication of interest, inquiry, request for information, offer or proposal, including any amendment or modification to any existing indication of interest thereof, from any person or group, relating to, or that would reasonably be expected to result in, any of the following, whether in one or a series of related transactions concerning any (a) merger, arrangement, amalgamation, consolidation, business combination or similar transaction involving the Company and/or its Subsidiaries, (b) reorganization, liquidation, dissolution or recapitalization or similar transaction involving the Company and/or its Subsidiaries, (c) sale, lease or other disposition, directly or indirectly by merger, arrangement, amalgamation, consolidation, business combination, share exchange, joint venture, or otherwise of assets, properties or rights of the Company and/or its Subsidiaries representing a majority of the assets of the Company and its Subsidiaries, (d) issuance, sale, or other disposition of (including by way of merger, arrangement, amalgamation, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifty percent (50%) or more of the voting power of the Company and its Subsidiaries, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of fifty percent (50%) or more of the outstanding voting equity interests of the Company and its Subsidiaries, (f) joint venture or other strategic investment in the Company and/or its Subsidiaries, (g) tender offer or exchange offer for equity securities of the Company and/or its Subsidiaries, or (h) any combination of the foregoing (other than the transactions contemplated hereby).

“Actual Fraud” means actual and intentional fraud committed by a party hereto with respect to the making of a statement of fact by such party hereto in the express representations and warranties set forth in Article II, Article III, or Article IV of this Agreement (as qualified by the Disclosure Schedule); provided, that (a) such party hereto had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of a breach of the applicable representation or warranty made in Article II, Article III, or Article IV of this Agreement, as applicable, when such representation or warranty was made, (b) such statement was made with a specific intent to induce another party hereto to whom such representation or warranty was made to enter into this Agreement, and (c) such statement actually caused such other party hereto in justifiable reliance upon such statement to act or refrain from acting in reliance upon it and to suffer actual material damages by reason of such reliance. For the avoidance of doubt, the term “Actual Fraud” does not include any claim for equitable fraud, promissory fraud, or unfair dealings fraud or any torts or other claim based on negligence or recklessness.

“Additional States” means Colorado, Connecticut, Hawaii, New York, Alabama, Tennessee and Pennsylvania.

“Adjustment Escrow Account” has the meaning set forth in Section 1.4(c).

“Adjustment Escrow Amount” means [***].

“Adjustment Statement” has the meaning set forth in Section 1.6(a).

“Aero Purchase Agreement” means the Stock Purchase Agreement, dated as of October 27, 2025, by and among, VSE Aviation, Inc., GenNx/AeroRepair Intermediateco Inc. and GenNx/AeroRepair Holdings, LLC and all documents and arrangements entered into in connection therewith.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Affiliate Agreements” has the meaning set forth in Section 3.20.

“Affiliated Group” means (i) any “affiliated group” within the meaning of Code Section 1504(a) or (ii) any similar or analogous affiliated, consolidated, combined, unitary or other group for state, local or non-U.S. Tax purposes and includes a “consolidated group” within the meaning of section 703-5 or “MEC group” within the meaning of section 719-5 of the Australian Tax Act.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Financing” has the meaning set forth in Section 5.17(d).

“Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption provisions of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada) and any rules or regulations promulgated thereunder, the Brazilian Anti-Corruption Law (Federal Law No. 12,846/2013), the Brazilian Public Improbity Act (Federal Law No. 8,429/1992), the Brazilian Public Procurement and Administrative Contracts Law (Federal Law No. 14,133/2021)), and Decree No. 2,848/1940 or other applicable anti-corruption and bribery Laws.

“Anti-Spam Laws” means any Law to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and any other Laws governing spam or electronic communications.

“Antitrust Laws” has the meaning set forth in Section 5.7(c).

“Applicable Accounting Principles” means the accounting principles set forth on Exhibit A.

“ASIC” means the Australian Securities and Investments Commission.

“Assumed Indebtedness” means the items of Indebtedness set forth in clauses (d), (f), (h), (i), (j), (k) to extent not being paid at Closing, (l), (m), (n), (o), and (p) of the definition of Indebtedness, which shall be assumed by the Purchaser Parties at Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Australian FIRB Approval” means the occurrence of either of the following:

(a) the Treasurer of the Commonwealth of Australia (or their delegate) providing written notice under the FATA stating that, or to the effect that, the Commonwealth Government of Australia has no objection to the acquisition by Cash Purchaser of 100% of the interests in the relevant Australian Subsidiaries of the Company as a result of its acquisition of the Company Stock either on an unconditional basis (subject only to tax conditions equivalent to those set out in the “General” examples in Part D of the Foreign Investment Review Board Guidance Note 12 in effect as at the date of this Agreement) or subject only to other conditions that are acceptable to Cash Purchaser (acting reasonably); or

(b) following Cash Purchaser giving notice under the FATA of the proposed acquisition by Cash Purchaser of 100% of the interests in the relevant Australian Subsidiaries of the Company as a result of its acquisition of the Company Stock, the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order or decision under Division 2 of Part 3 of the FATA in respect of the acquisition by Cash Purchaser of 100% of the interests in the relevant Australian Subsidiaries of the Company as a result of its acquisition of the Company Stock.

“Australian FIRB Legislation” means FATA and the Foreign Acquisitions and Takeovers Regulations 1975 (Cth) of Australia.

“Australian Leased Properties” means the premises located at (a) 14-22 Orient Avenue, Pinkenba, Queensland 4008 Australia, (b) Unit 10, Transtech Business Park, 12 Mars Road, Lane Cove NSW 2066 Australia and (c) Unit 1, 459 Tufnell Road, Banyo, Queensland 4014 Australia.

“Australian Leases” means (a) the Lease, dated July 22, 2021, by and between Picaninnny Holdings Pty Ltd, as landlord, and PTB Group Limited, as tenant, (b) the Warehouse lease, dated February 3, 2021, between IAP Group Australia Pty Limited (ACN 003 675 867), as tenant, and The Trust Company (ACN 004 027 749), as custodian for the GAI1 RPF Subtrust, as landlord and the Incentive Deed, dated February 3, 2021, by and between the Trust Company Limited, as custodian for GAI1 RPF Subtrust, as landlord, and IAP Group Australia Pty Limited, as tenant, and (c) the Lease, dated September 4, 2020, as amended by that certain First Amendment dated October 6, 2020, by and between Ivanni Investments Pty Ltd, as landlord, and Precision Aviation Group Australia Pty Ltd, as tenant.

“Australian Subsidiaries” means (a) PTB Finance Pty Ltd, (b) PAG/PTB Holdings Pty Ltd, (c) 748 Cargo Pty Ltd, (d) IAP Group Australia Pty Limited, (e) Pacific Turbine Leasing Pty Ltd, (f) Pacific Turbine USA Pty Ltd, (g) Precision Aviation Group Australia Pty LTD, (h) PAG/PTB Bidco Pty Ltd, and (i) PTB Group Pty Ltd.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) or Income Tax Assessment Act 1997 (Cth) as applicable.

“Brazilian Subsidiary” means Efix Serviços Aeronáuticos Ltda.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law or executive order to close.

“Canadian Subsidiaries” means Precision Heliparts Canada ULC, an unlimited liability company formed under the laws of the Province of British Columbia; Precision Accessories & Instruments ULC, an unlimited liability company formed under the laws of the Province of British Columbia; and World Aviation Corp, a corporation incorporated under the laws of the Province of Ontario.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), as amended (or a similar provision of U.S. state or local Law), and the rules and regulations promulgated thereunder.

“Cash” means [***].

“Cash Contribution” has the meaning set forth in Section 1.1(a).

“Cash Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Cause” means (a) material failure to follow a lawful direction of his or her supervisor after there has been delivered to him/her a written demand (email is sufficient) for performance which identified such failure to follow a lawful direction, and which provides 3 days from the date of notice to remedy such failure to the extent it can be remedied, (b) unauthorized and material misuse of the Company’s, a Purchaser Party’s or a Subsidiary of the Company’s trade secrets or proprietary information, (c) commission of a felony or a crime involving moral turpitude, (d) committing an act of fraud against the Purchaser Parties, the Company, or any of its Subsidiaries, (e) commission of any act of dishonesty or any other willful misconduct that has caused or would reasonably be expected to result in material injury or substantial public disgrace or disrepute to the Purchaser Parties, the Company, or their respective Subsidiaries, (f) material failure to comply with the Purchaser Parties, Company, or their respective Subsidiaries’ written policies or rules, which is not cured (if curable) within 10 days after written notice thereof to such person, or (g) gross negligence or gross misconduct with respect to the Purchaser Parties, the Company, or their respective Subsidiaries, (h) “Cause” as defined in any employment agreement with the applicable person.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash” has the meaning set forth in Section 1.6(a).

“Closing Cash Payment” has the meaning set forth on Section 1.2(b).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” has the meaning set forth in Section 1.6(a).

“Closing Transaction Expenses” has the meaning set forth in Section 1.6(a).

“Closing Working Capital” has the meaning set forth in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Parties” means Citizens Bank, N.A. (or any of its designated affiliates), RBC Capital Markets (or any of its designated affiliates), and Royal Bank of Canada (or any of its designated affiliates) and Jefferies Finance LLC (or any of its designated affiliates).

“Common Stock” has the meaning set forth on Section 1.2(b).

“Common Stock Public Offering” has the meaning set forth on Section 1.2(c).

“Companies Act” means the United Kingdom Companies Act 2006, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Data” means (a) trade secrets included in the Company-Owned IP and (b) all commercially sensitive customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of the Company or any of its Subsidiaries, whether provided by the Company, any Subsidiary, or any other Person, for which the Company has a duty to keep secure or confidential.

“Company Registered IP” has the meaning set forth in Section 3.10(a).

“Company Stock” has the meaning set forth in the Recitals.

“Company-Owned IP” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Competition Act (Canada)” means the Competition Act, R.S.C. 1985, c. C-34, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Continuing Employee” means each individual who is employed by the Company or any of its Subsidiaries as of the Closing Date.

“Contract” means any contract, lease, license, agreement, note, deed, mortgage or other legally binding arrangement (whether written or oral).

“Controlled Group” means any trade or business (whether or not incorporated) that is, or was at the relevant time, (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (b) which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19, and any mutation thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Credit Facility” means that certain Senior Secured Credit Agreement, dated December 21, 2023, by and among GenNx/PAG Acquisitions, a Delaware corporation, PAG, the lenders from time to time party thereto, Churchill Agency Services LLC, as administrative agent and as collateral agent, and the other Persons from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Current Assets” means, as of the Measurement Time, the consolidated current assets of the Company and its Subsidiaries, determined in accordance with the Applicable Accounting Principles.

“Current Liabilities” means, as of the Measurement Time, the consolidated current liabilities of the Company and its Subsidiaries, determined in accordance with the Applicable Accounting Principles.

“D&O Tail” has the meaning set forth in Section 5.11(b).

“Data Room” has the meaning set forth in Section 9.12.

“DDTC” has the meaning set forth in Section 5.9.

“Debt Financing” has the meaning set forth in Section 4.5(b).

“Debt Financing Commitments” has the meaning set forth in Section 4.5(b).

“Disclosed Personal Information” has the meaning set forth in Section 5.3.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to 1.8(b).

“Disputed Earnout Items” has the meaning set forth in Section 1.7(d).

“Downward Adjustment Amount” has the meaning set forth in Section 1.6(e).

“Earnout Bonus Payment” means the bonuses set forth on Schedule 1.7(b)(v), to the extent payable in connection with those earnout bonus agreements also set forth on Schedule 1.7(b)(v) and the related employer taxes thereto calculated at the time of such payment.

“Earnout Notice” has the meaning set forth in Section 1.7(c).

“Earnout Objection Notice” has the meaning set forth in Section 1.7(c).

“Earnout Percentage” has the meaning set forth in Section 1.7(b)(iii).

“Earnout Period” has the meaning set forth in Section 1.7(a).

“Earnout Share Lock-Up Agreement” has the meaning set forth in the definition of Lock-Up Agreement.

“Earnout Shares” has the meaning set forth in Section 1.7(e).

“Earnout Shares Calculation Date” means the date that is 30 days immediately following the completion of the audit of VSE’s consolidated financial statements for its fiscal year ending December 31, 2026.

“EBITDA” has the meaning set forth in Annex II.

“Engagement” has the meaning set forth in Section 9.13(a).

“Enterprise Value” means $2,025,000,000.

“Environmental Claims” means any written claim, demand, cause of action, summons, or complaint against the Company and its Subsidiaries alleging noncompliance with or potential liability under Environmental Laws.

“Environmental Laws” means any applicable Law related to pollution, the protection of the environment, or the use, treatment, storage, generation, manufacture, processing, labeling, handling of, disposal, release or transportation of Hazardous Materials, protection of human health and safety (to the extent relating to the exposure to Hazardous Materials) or protection of natural resources, including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Canadian Environmental Protection Act, the Transportation of Dangerous Goods Act, the Hazardous Products Act, the Fisheries Act, the Environment Quality Act, the Environmental Protection and Enhancement Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Clean Air Act, the UK Environmental Protection Act, the Australian Environment Protection and Biodiversity Conservation Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Queensland Environmental Protection Act, and the Brazilian environmental laws applicable to the business of the Brazilian Subsidiary, each as amended as of the Closing Date.

“ERISA” has the meaning set forth in Section 3.12(a).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an agreement by and among Cash Purchaser, Seller and the Escrow Agent substantially in the form of Exhibit B, to be executed and delivered at the Closing.

“Estimated Adjustment Statement” has the meaning set forth in Section 1.5(a).

“Estimated Closing Cash” has the meaning set forth in Section 1.5(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” means (a) the sum of (i) Enterprise Value, (ii) the Estimated Closing Cash, (iii) and the Estimated Working Capital Overage, if any, minus (b) the sum of (i) the Estimated Closing Indebtedness, (ii) the Estimated Transaction Expenses, and (iii) the Estimated Working Capital Deficiency, if any.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.5(a).

“Estimated Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 1.5(a).

“Estimated Working Capital Overage” has the meaning set forth in Section 1.5(a).

“Evaluation Date” has the meaning set forth in Section 4.13.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchangeable VSE Shares” means the number of shares of VSE Common Stock exchangeable to the number of shares of RP Class B Common Stock, as calculated pursuant to the terms of the Redemption and Exchange Agreement. As of immediately following the Closing, the number of Exchangeable VSE Shares exchangeable for RP Class B Common Stock shall be equal to the number of shares of RP Class B Common Stock paid to Seller at Closing in accordance with Section 1.2(b) and should be subject to adjustment in accordance with the terms of the Redemption and Exchange Agreement.

“Expense Direction Notices” has the meaning set forth in Section 5.19(b).

“Export Approvals” has the meaning set forth in Section 3.22(d).

“FAA” has the meaning set forth in Section 3.25(a).

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” means the Debt Financing and any offering of capital stock or other security of VSE in connection with the consummation of the transactions contemplated by this Agreement.

“Financing Agreements” has the meaning set forth in Section 9.17.

“Financing Sources” means each Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with the Purchaser Parties in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Financing, such Person’s or its Affiliates’ former, current and future equityholders, members, partners, employees, officers, directors, managers, controlling persons, attorneys, agents, advisors or other representatives or the heir, executor, successor or assign of any of the foregoing; provided that under no circumstances shall any Purchaser Party or any Affiliate of a Purchaser Party be a Financing Source.

“FIRB” means the Australian Foreign Investment Review Board.

“FTC” has the meaning set forth in Section 5.7(a).

“Fundamental Documents” means (a) in the case of a corporation (including a private limited company incorporated in England and Wales or in Scotland, or a proprietary limited liability company in Australia), its certificate of incorporation and bylaws or articles of association (or analogous document); (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“GAAP” means U.S. generally accepted accounting principles, as of the applicable date(s) of application thereof.

“GenNx” has the meaning set forth in Section 5.2(d).

“GenNx/PAG Acquisitions” has the meaning set forth in Section 3.5(e).

“Government Bid” means any bid, proposal, quotation, or offer made or issued by any of the Company and its Subsidiaries which, if accepted or awarded, could lead to a Government Contract.

“Government Contract” means any Contract, subcontract, Teaming Agreement or arrangement, basic ordering agreement, blanket purchase agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, change order or other written commitment or funding vehicle between the Company or its Subsidiaries and (a) a Governmental Authority, (b) any prime contractor of a Governmental Authority, or (c) any subcontractor at any tier with respect to any Government Contract of a type described in clause (a) or (b) above.

“Government Official” means (a) any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization; (b) any political party, political party official or candidate for political office, or political campaign; or (c) any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any United States federal, state, regional, municipal, or local or non-U.S. government, or political subdivision, commonwealth, province or territory, governmental or quasi-governmental authority of any nature, or any agency, commission, instrumentality, regulatory body, or other entity, or any court, administrative, regulatory or other governmental agency, tribunal or arbitral body (public or private), commission or authority or any foreign equivalent thereof.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is classified, defined, or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Clearance” has the meaning set forth in Section 6.1(a).

“Income Tax Amount” means an amount equal to the sum of: (a) an amount equal to all unpaid income Taxes of the Company and each of its Subsidiaries, whether determined on a standalone or Affiliated Group basis, for Pre-Closing Tax Periods in respect of which annual Tax Returns are not yet due and have not been filed and solely with respect to (i) jurisdictions in which the Company and its Subsidiaries have previously filed Tax Returns or paid Taxes and (ii) the Additional States, plus (b) the aggregate amount of all unpaid installments of the “net tax liability” (within the meaning of Section 965(h) of the Code) of the Company or any of its Subsidiaries as of the Closing. The amount described in clause (a) shall be determined (i) separately for each applicable jurisdiction and shall not be less than zero for each jurisdiction, (ii) in accordance with the historical practices and procedures (including any elections, methods of accounting and other filing positions) of the Company and its Subsidiaries, except as otherwise required by applicable Law or this Agreement, including the conventions provided in Section 5.12(a)(iii), (iii) in the case of any Straddle Period, in accordance with Section 5.12(b), (iv) as if the Taxable periods of the Company and its Subsidiaries and any other Person in which the Company or any of its Subsidiaries owns any equity interests ended as of the end of the day on the Closing Date, including for purposes of Sections 951 and 951A of the Code, (v) taking into account (A) estimated and other Tax payments made, and refunds or overpayments of Tax to the extent available to reduce or otherwise offset any such Taxes, and (B) any penalties and interests attributable to the non-payment of any estimated Taxes for the applicable Taxable period; and (vi) excluding any Tax arising from a Purchaser Closing Date Transaction or a Seller Tax Matter.

“Indebtedness” means [***].

“Initial Share Lock-Up Agreement” has the meaning set forth in the definition of “Lock-Up Agreement.

“Initial Shares” has the meaning set forth on Section 1.2(b).

“Insurance Policies” has the meaning set forth in Section 3.19(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations, renewals, applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights, whether in published or unpublished works, database rights, rights in data collections, mask work rights, rights in software, website content; and moral rights in any of the foregoing, and all registrations and applications for registration for any of the foregoing and any renewals or extensions thereof (“Copyrights”); (c) trade secrets and non-public and confidential business, technical, and know-how information, including as applicable unpublished inventions (whether patentable or not), discoveries, improvements, ideas, designs, models, formulae, recipes, patterns, compilations, diagrams, drawings, blueprints, devices, methods, techniques, processes, instructions, configurations, prototypes, samples, specifications, technology, customer lists, and source code and technical information; (d) all patents, industrial and utility models, and industrial designs; applications for any of the foregoing, including provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications; extensions, reissues, re-examinations, and renewals of any of the foregoing; and equivalents or counterparts of any of the foregoing (“Patents”); and (e) internet electronic addresses and uniform resource locators registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority (“Domain Names”).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.), and the regulations promulgated thereunder.

“IRCA” has the meaning set forth in Section 3.17(f).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computer hardware, communication equipment, and communications networks (other than the internet), architecture interfaces, switches, routers and firewalls (whether for data, voice, video or other media access, transmission or reception) and other information technology equipment, in each case, used in the business of the Company or any of its Subsidiaries.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 et seq.

“Key Contract” means each of the following Contracts (excluding Company Benefits Plans, except with respect to subsection (e) below) to which the Company or any of its Subsidiaries is a party:

(a) any agreement involving an aggregate amount of [***] or more received or collected by the Company or any of its Subsidiaries (i) in the twelve (12) month periods ended on December 31, 2024 or the nine-month period ending on the Latest Balance Sheet Date;

(b) any agreement involving an aggregate amount of [***] or more payable by the Company or any of its Subsidiaries (i) in any of the twelve (12) month periods ended on December 31, 2024 or the nine-month period ending on the Latest Balance Sheet Date (other than Contracts that by their terms may be terminated by the Company or any of its Subsidiaries in the ordinary course of its business upon less than ninety (90) days’ notice without penalty or premium);

(c) Contracts with freight companies with respect to shipping costs associated with transporting aviation parts;

(d) joint venture or partnership agreements, profit sharing or similar arrangement, in each case, other than those between or among the Company and its Subsidiaries;

(e) Contracts for the employment or engagement of any individual on a full-time or consulting basis with annual base compensation in excess of [***] per year and, unless otherwise provided by applicable Law are not terminable without severance or other penalty;

(f) Contracts under which the Company or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money from, in each case, a third party, or any guarantee of such indebtedness, in each case, relating to amounts in excess of $5,000,000 including any mortgage, pledge or Lien;

(g) any letter of credit, customs bond, surety bond, performance bonds or similar arrangement;

(h) any Contract entered into since the Lookback Date, relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or line of business by the Company or any of its Subsidiaries;

(i) lease or other Contract under which it is lessee of, or holds or operates, any personal property owned by any other party, excluding any vehicles, for which the annual rental payment by the Company or any of its Subsidiaries exceeds [***];

(j) lease or other Contract under which it is lessor of or Permits any third party to hold or operate any property, real or personal;

(k) Contract with any Material Customer;

(l) Contract with any Material Supplier;

(m) collective bargaining agreement or any other Contract with a labor union or similar organization;

(n) settlement, conciliation or similar agreement, in each case, pursuant to which, following the Closing, the Company or any of its Subsidiaries has any payment obligation (that is not fully covered by insurance) in excess of [***] or is subject to any other material restriction on the future operations of the Company and/or its Subsidiaries, taken as a whole;

(o) Contract containing “most favored nation” or “best pricing” provisions, or other Contract that contains exclusivity, rights of first refusal or rights of first negotiation granted by the Company or any of its Subsidiaries;

(p) Contract which provides for or otherwise includes a minimum volume or purchase requirement of the Company or any of its Subsidiaries;

(q) Government Contracts;

(r) Contract that limits or restricts the ability to (i) compete or engage in any material respect in any line of business or with any Person or in any geographic area, (ii) sell any material product or other material asset or to perform any material services for any other Person or (iii) transact business with any other Person in any material respect;

(s) Contract for the grant to any Person of any preferential rights to purchase any of the assets, capital stock or other equity securities or businesses of the Company or any of its Subsidiaries;

(t) Contract requiring or providing for any capital expenditures in the twelve (12) months following the date hereof in excess of [***];

(u) Power of attorney granted by the Company or any of its Subsidiaries that is currently in effect;

(v) Contract relating to any interest rate, currency, commodity, derivatives or hedging transaction;

(w) Contract providing for the assignment, license, covenant not to sue, release, option or other right by any Person granted to the Company or any of its Subsidiaries of any Intellectual Property owned or purported to be owned by any third Person, other than (i) licenses to the Company or any of its Subsidiaries with respect to unmodified and uncustomized off-the-shelf commercially available software that involves an annual payment of less than $100,000 in fees by the Company or any of its Subsidiaries; (ii) licenses for software preinstalled in as a standard part of hardware or equipment purchased or used by the Company or any of its Subsidiaries; (iii) Contracts that authorize another Person on a non-exclusive basis to identify the Company or any of its Subsidiaries as a customer, vendor, supplier or partner of such Person, or authorizes any of the Company or any of its Subsidiaries to identify another Person as a customer, vendor, supplier or partner of Company or any of its Subsidiaries; (iv) non-exclusive licenses that are not the primary purpose of the applicable Contract; (v) Contracts with employees or contractors entered into in the Ordinary Course of Business; and (vi) any Intellectual Property assignments entered into in connection with prior corporate acquisitions; and

(x) Contract providing for the assignment, license, covenant not to sue, or release by the Company or any of its Subsidiaries granted to any Person with respect to any Company-Owned IP other than (i) non-exclusive implied licenses of Intellectual Property granted by the Company or any of its Subsidiaries; or (ii) Contracts with employees or contractors entered into in the Ordinary Course of Business; and (iii) non-exclusive licenses that are not the primary purpose of the applicable Contract.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, judgment, order, code, treaty, decree or other pronouncement having the effect of law of any Governmental Authority.

“Law Firm” has the meaning set forth in Section 9.13(a).

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Liabilities” has the meaning set forth in Section 3.7.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, standard securities, debentures, floating charges, hypothecations, claims, encumbrances, options, pledges, security interests, deeds of trust, easements or charges thereon (including any right to acquire) or any option or right of preemption or right of conversion or right of set off, any retention of title, assignment and any agreement, arrangement or obligation to create any of the foregoing.

“Lock-Up Agreements” means (1) the Lock-Up Agreement delivered at Closing (the “Initial Share Lock-Up Agreement”) and (2) the Lock-Up Agreement delivered when issued per Section 1.7 (the “Earnout Share Lock-Up Agreement”), each by and between VSE and Seller, substantially in the form attached hereto as Exhibit D and Exhibit E in respect of the Initial Shares and Exchangeable VSE Shares and Earnout Shares, respectively.

“Lock-Up Period” has the meaning set forth in the Lock-Up Agreements.

“Lookback Date” means [***].

“Management Information Presentation” means the management information presentation prepared by J.P. Morgan Securities LLC, and any supplements thereto and other related documents delivered together therewith.

“Management Services Agreement” means that certain Management Services Agreement, dated as of July 26, 2018, between PAG and GenNx360 Management Company, LLC.

“Material Adverse Effect” means any fact, event, occurrence, condition, change or development that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) has a material adverse effect on the ability of Seller or the Company to consummate the transactions contemplated hereby; provided, however, that with respect to clause (x), any adverse effect arising out of, related to, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit, or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, (ii) political conditions generally of the United States (including Puerto Rico) or any other country or jurisdiction in which the Company and its Subsidiaries operate (including any government shutdown), or (iii) the industries in which the Company and its Subsidiaries operate or in which services of the Company and its Subsidiaries are used, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or other Transaction Documents, including effects related to the identity of the Purchaser Parties, (c) any adverse effect caused by shortfalls or declines in revenue, margins or profitability, (d) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or other Transaction Documents or taken with a Purchaser Party’s consent, (f) the effect of any action taken by a Purchaser Party, or its Affiliates with respect to the transactions contemplated by the Transaction Documents or with respect to Seller, the Company and its Subsidiaries, (g) any act of God, disaster, emergency, calamity, epidemic, pandemic (including the COVID-19), disease outbreak (including COVID-19) or other health crisis, public health event or the worsening of any of the foregoing or a party’s response thereto, including any COVID-19 Measures, (h) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (i) any failure to meet internal or published Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period, (j) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” in the United States or any other country or region in the world, or (k) any adverse change in or effect on the business of the Company and its Subsidiaries that is caused by any delay in consummating the Closing as a result of (i) any violation or breach by a Purchaser Party of any covenant, agreement, representation, or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and its Subsidiaries at the Closing, (ii) the institution of any suit or action challenging the validity or legality, or seeking to restrain the consummation of, or rescind, the transactions contemplated hereby by any Governmental Authority or third party, (iii) the failure to satisfy the conditions to Closing as a result of the request for submission of additional information or documentary material regarding the transactions contemplated hereby from the Company, its Subsidiaries, Seller, or a Purchaser Party after review of the initial notification submitted pursuant to the HSR Act, the UK NSI Act, Australian FIRB Legislation, or any other applicable Antitrust Laws, or (iv) the Purchaser Parties’ failure to consent to any action restricted by Section 5.1, shall not, in each case, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided that, in the case of the foregoing clauses (a), (d), (g), (h) and (j), if such effect materially and disproportionally affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate, then only the material and disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Customers” has the meaning set forth in Section 3.15(b).

“Material Suppliers” has the meaning set forth in Section 3.15(a).

[***]

“Measurement Time” means 12:01 am Eastern Time on the Closing Date.

[***]

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (a) (i) the Closing Working Capital Overage, if any, plus (ii) the sum of the Closing Cash, minus (ii) the sum of Closing Indebtedness, Closing Transaction Expenses and the Closing Working Capital Deficiency, if any, minus (b) (i) the Estimated Working Capital Overage, if any, plus (ii) the sum of the Estimated Closing Cash, minus (iii) the sum of Estimated Closing Indebtedness, Estimated Transaction Expenses and the Estimated Working Capital Deficiency, if any.

“Net Working Capital” means, as of the Measurement Time, an amount (which may be positive or negative) equal to (a) all Current Assets, (excluding Cash, Restricted Cash, amounts receivable from Seller or its Affiliates (other than from the Company and its Subsidiaries), and current and deferred income Tax assets), minus (b) all Current Liabilities (excluding Transaction Expenses, Indebtedness, any assets or contra liabilities related to Indebtedness for unamortized debt issuance costs and current and deferred income Tax liabilities), in each case determined in accordance with the Applicable Accounting Principles. An example calculation of Net Working Capital as of September 30, 2025 is attached hereto as Exhibit C for illustrative purposes only.

“Net Working Capital Lower Band” means [***].

“Net Working Capital Upper Band” means [***].

“Non-Party Affiliates” has the meaning set forth in Section 7.2(c).

“Non-Rollover Company Stock” means the Company Stock, other than the Rollover Securities.

“Notice of Disagreement” has the meaning set forth in Section 1.6(b).

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any final award, judgment, injunction, or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“PAG” means PAG Holding Corp., a Delaware corporation.

“Payoff Amounts” has the meaning set forth in Section 5.19.

“Payoff Release Documentation” has the meaning set forth in Section 5.19.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Authority.

“Permitted Liens” means (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or that are being contested if reserves with respect thereto are maintained on the Company and its Subsidiaries’ books in accordance with GAAP; (b) statutory Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in the Financial Statements, in each case, which are not individually or in the aggregate, material to, and do not materially and adversely affect, the business of the Company and its Subsidiaries; (c) other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances if any, which, individually or in the aggregate, do not materially impair the Ordinary Course of Business of the Company and its Subsidiaries or the current use or operation of any individual Real Property, if any; (d) any other Liens that will be terminated and discharged in full at or prior to Closing, and in fact are terminated or otherwise discharged at the Closing, in accordance with this Agreement; (e) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of customs bonds and similar obligations, in each case, in the Ordinary Course of Business, and which are not material, individually or in the aggregate, to the Company and its Subsidiaries; (f) any set of facts an accurate up-to-date survey would show, provided, however, that such facts do not materially interfere with the Ordinary Course of Business of the Company and its Subsidiaries or the current use or operation of any individual Real Property; (g) Liens resulting from any actions or omissions taken by or at the express request of Cash Purchaser and its Affiliates; (h) Liens resulting from or relating to the Credit Facility, and the related mortgages and pledge and security agreements which will be released at the Closing pursuant to the Payoff Letters, (i) Liens arising out of, under or in connection with applicable federal, state and local securities Laws; (j) non-exclusive Intellectual Property licenses granted by the Company or its Subsidiaries in the Ordinary Course of Business consistent with past practices, (k) Liens incurred in the Ordinary Course of Business in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution; and (l) Liens set forth under “Permitted Liens” in Section 1.2 of the Disclosure Schedule.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and government or any department or agency thereof.

“Personal Information” means any information that alone or in combination with other information identifies, or can be used to identify, contact, locate, or otherwise facilitate decisions regarding a natural person, including information that constitutes “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or any analogous term under applicable Law.

“Personal Property” has the meaning set forth in Section 3.8(a).

“Post-Closing Covenants” has the meaning set forth in Section 7.1(a).

“Post-Closing Tax Period” means (a) any Taxable period that begins on or after the Closing Date, and (b) with respect to a Straddle Period, the portion of such Taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any Taxable period that ends on or before the Closing Date, and (b) with respect to a Straddle Period, the portion of such Taxable period ending on the Closing Date.

“Privacy and Security Requirements” means, to the extent directly applicable to the Company or its Subsidiaries: (a) any Laws, Orders, or permits relating to the protection or Processing of Personal Information, cybersecurity, data privacy, the privacy of electronic communications, or the transmission of marketing communications through any means, in any relevant jurisdiction, including any Anti-Spam Laws; (b) all provisions of Contracts between the Company or any of its Subsidiaries and any Person that directly relate to the Processing of Personal Information; (c) all written commitments, statements or other obligations made under any internal or public-facing privacy, data handling, Processing and/or security policies, procedures, or rules of the Company or any of its Subsidiaries; (d) all written public commitments or promises made by the Company or any of its Subsidiaries relating to the Processing or security of Personal Information; (e) any requirements of any codes of conduct or industry standards that are legally or contractually binding upon the Company; and (f) the Payment Card Industry Data Security Standard.

“Privileged Communications” has the meaning set forth in Section 9.13(b).

“Proceedings” means actions, suits, claims, inquiry, demand, lawsuit, audit, notice of violation, citation and legal, administrative or arbitration proceedings, in each case, filed in a court of competent jurisdiction or with an arbitrator, mediator or other Governmental Authority with competent jurisdiction over such matter.

“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as, creation, collection, use, storage, maintenance, processing, recording, distribution, organization, adaptation or alteration, consultation, alignment or combination, transfer, transmission, receipt, import, export, protection, safeguarding, access, erasure, destruction, disposal or disclosure or other activity regarding data.

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing (in the Management Information Presentation or otherwise)) to or made available to VSE or any of its Affiliates of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the business of the Company and its Subsidiaries.

“Public Offering Price” has the meaning set forth in Section 1.2(c).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 5.15(g).

“Purchaser Arrangements” has the meaning set forth in Section 5.15(f).

“Purchaser Benefit Plan” has the meaning set forth in Section 5.15(b).

“Purchaser Closing Date Transaction” means any transaction engaged in by either the Company or any of its Subsidiaries on the Closing Date, which occurs after the Closing or at the direction of VSE or any of its Affiliates, that is not contemplated by this Agreement and is outside the Ordinary Course of Business.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization; Good Standing; Power), 4.2 (Authority), and 4.19 (Rollover Purchaser and Cash Purchaser Capitalization).

“Purchaser Material Adverse Effect” means any fact, event, occurrence, condition, change or development that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Purchaser Parties and their respective Subsidiaries, taken as a whole, or (y) has a material adverse effect on the ability of the Purchaser Parties to consummate the transactions contemplated hereby; provided, however, that with respect to clause (x), any adverse effect arising out of, related to, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit, or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, (ii) political conditions generally of the United States (including Puerto Rico) or any other country or jurisdiction in which the Purchaser Parties and their respective Subsidiaries operate (including any government shutdown), or (iii) the industries in which the Purchaser Parties and their respective Subsidiaries operate or in which services of the Purchaser Parties and their respective Subsidiaries are used, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or other Transaction Documents, (c) any adverse effect caused by shortfalls or declines in revenue, margins or profitability, (d) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or other Transaction Documents or taken with Seller’s consent, (f) the effect of any action taken by Seller or its Affiliates with respect to the transactions contemplated by the Transaction Documents or with respect to the Purchaser Parties and their respective Subsidiaries, (g) any act of God, disaster, emergency, calamity, epidemic, pandemic (including the COVID-19), disease outbreak (including COVID-19) or other health crisis, public health event or the worsening of any of the foregoing or a party’s response thereto, including any COVID-19 Measures, (h) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (i) any failure to meet internal or published Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period, (j) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” in the United States or any other country or region in the world, or (k) any adverse change in or effect on the business of the Purchaser Parties and their respective Subsidiaries that is caused by any delay in consummating the Closing as a result of any violation or breach by Seller of any covenant, agreement, representation, or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser Parties and their respective Subsidiaries at the Closing, shall not, in each case, be taken into account in determining whether a Purchaser Material Adverse Effect has occurred or would be reasonably likely to occur; provided that, in the case of the foregoing clauses (a), (d), (g), (h) and (j), if such effect materially and disproportionally affects the Purchaser Parties and their respective Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Purchaser Parties and their respective Subsidiaries operate, then only the material and disproportionate aspect of such effect may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred or will occur.

“Purchaser Prepared Returns” has the meaning set forth in Section 5.2(a)(i) .

“Purchaser Released Parties” has the meaning set forth in Section 5.14(b).

“Real Property” has the meaning set forth in Section 3.9(b).

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 3.9(b).

“Redemption and Exchange Agreement” means the Redemption and Exchange Agreement, by and among VSE, Rollover Purchaser and Seller, substantially in the form attached hereto as Exhibit G.

“Registration Rights Agreement” means the Registration Rights Agreement by and between VSE and Seller, substantially in the form attached hereto as Exhibit F.

“Required Information” means the financial statements described in clauses (c) and (d) of paragraph 7 of Exhibit D to the Debt Commitment Letter as in effect on the date hereof.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.

“Rollover” has the meaning set forth in Section 1.1(d).

“Rollover Contribution” has the meaning set forth in Section 1.1(b).

“Rollover Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Rollover Securities” means the capital stock of the Company contributed by Seller to Rollover Purchaser pursuant to Section 1.1(b) of this Agreement (which shall have a value equal to the Rollover Stock Payment).

“Rollover Stock Payment” has the meaning set forth on Section 1.2(b).

“RP Class B Common Stock” has the meaning set forth on Section 1.2(b).

“Rule 144” means Rule 144 under the Securities Act.

“RWI Insurer” means the insurers issuing the RWI Policy, and their Affiliates.

“RWI Policy” means the buyer-side representations and warranties insurance policies (including primary and excess policies) which are conditionally bound by Cash Purchaser in connection with this Agreement, with a copy of the primary RWI Policy.

“RWI Policy Provisions” has the meaning set forth in Section 5.10 of this Agreement.

“Sanctioned Country” means any country or territory that is or, since April 24, 2019 has been, the subject of comprehensive country-wide or region-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, and all other foreign occupied areas of Ukraine).

“Sanctioned Person” means any Person that is the subject of Sanctions, including, without limitation, (a) any Person listed on any sanctions-related list of designated Persons, including OFAC’s Specially Designated Nationals and Blocked Persons List and other applicable lists maintained by the United States, the United Nations, Canada, the United Kingdom, the European Union, any European Union member state, Australia, Singapore or any other applicable Governmental Authority; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, directly or indirectly owned, 50 percent or more, or controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clauses (a) or (b) of this definition.

“Sanctions” means all Laws relating to financial, economic sectoral or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and as applicable, the United Nations Security Council, Canada, the United Kingdom, the European Union, any European Union member state, Australia, Singapore or any other applicable jurisdiction in which the Company or its Subsidiaries operate or have operated.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.11.

“Section 280G Waived Payments” has the meaning set forth in Section 5.15(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 3.10(g).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Fundamental Representations” means Section 2.1 (Organization; Good Standing; Power), Section 2.2 (Authority), Section 2.3 (Title), Section 2.6 (Brokers), Section 3.1(a), the first sentence of Section 3.1(c) and Section 3.1(d) (Organization; Good Standing; Qualification and Power; Authority), Sections 3.2 (Capitalization), Section 3.3(a) (Subsidiaries), and Section 3.27 (Brokers).

“Seller’s Knowledge” means the actual knowledge of David Mast and KT MacIntosh in each case after reasonable inquiry of direct reports (which shall include Ketain Desai, Jordan Webber, and Keith Stringer) except for the chief legal officer.

“Seller Released Parties” has the meaning set forth in Section 5.14.

“Seller Reviewed Return” has the meaning set forth in Section 5.12(a)(i).

“Seller Tax Matter” means any of the following actions, in each case, if they could reasonably be expected to affect the calculation of Closing Working Capital or the Income Tax Amount: (a) amending a Tax Return of the Company or any Subsidiary of the Company for any Taxable period ending on or prior to the Closing Date; (b) other than in connection with preparing Tax Returns in accordance with Section 5.12(a), making or revoking an election on any Tax Return filed after the Closing Date that could reasonably be expected to adversely affect the Taxes or Tax Returns of the Company or any Subsidiary of the Company for any Taxable period ending on or prior to the Closing Date; (c) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any Subsidiary of the Company for any Taxable period ending on or prior to the Closing Date; (d) filing any Tax ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or any Subsidiary of the Company for any Taxable period ending on or prior to the Closing Date; (e) entering (or pursuing) any voluntary disclosure agreements with any Governmental Authority that relate to Taxes or Tax Returns of the Company or any Subsidiary of the Company for any Taxable period ending on or prior to the Closing Date; (f) engaging in any Purchaser Closing Date Transaction; or (g) carrying back a net operating loss or other Tax attribute or credit realized in a Post-Closing Tax Period to a Pre-Closing Tax Period.

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date.

“Subject Courts” has the meaning set forth in Section 9.17.

“Subsidiary” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“TAA” means the Taxation Administration Act 1953 (Cth).

“Target Audits” means audited consolidated balance sheets and the related audited consolidated statement of operations and comprehensive income (loss) and cash flows of PAG and its Subsidiaries for the most recent two fiscal years ended at least 120 days prior to the Closing Date (and the related audit reports), including the notes thereto, prepared in accordance with GAAP in all material respects.

“Tax” (and, with the correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any U.S. federal, state, or local or non-U.S. taxes, imposts, charges, duties, fees and assessments in the nature of a tax, including any net income, capital gains, gross income, gross receipts, sales, use, goods and services, harmonized sales, transfer, excise, severance, stamp, occupation, premium, windfall profits, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, unemployment, social security (or similar), registration, property, stamp duty land tax, land transaction tax, Scottish land and buildings transaction tax, alternative or add-on minimum, escheat, abandoned or unclaimed property, value added, deemed overpayment on account of income Taxes pursuant to section 125.7 of the Tax Act, fringe benefit, land or other tax imposed by any Governmental Authority, including any interest, penalties or other additional amounts incurred or imposed under Laws with respect to such taxes, whether disputed or not and including any obligations to indemnify or otherwise pay, assume or succeed to the Tax liability of any other Person.

“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985, c. 1 (5th Supp.) (as amended) and the regulations made thereunder, and any applicable provincial equivalent legislation.

“Tax Return” means any return, declaration, report, designation, election, claim for refund, statement, information return or statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teaming Agreement” means each teaming agreement to which the Company or any of its Subsidiaries is a party or otherwise bound or subject (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Trade Compliance Laws” means any applicable Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) ITAR, (b) the Export Administration Regulations (“EAR”), 15 C.F.R. Parts 730 et seq., (c) Sanctions, (d) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (e) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (f) similar trade compliance Laws in jurisdictions in which the Company or its Subsidiaries operate or have operated.

“Trading Day” means a day upon which the Nasdaq Global Select Market is open for trading.

“Transaction Deductions” means any deduction for federal (and applicable state, local and non U.S.) income Tax purposes on a “more likely than not” (or higher) level of authority attributable to the payment of the following in connection with the Closing: (a) Transaction Expenses and (b) Indebtedness of the Company and its Subsidiaries, including any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof) or included in the computation of Indebtedness.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Redemption and Exchange Agreement, Lock-Up Agreements, Registration Rights Agreement, the Restrictive Covenant Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transaction Expenses” means [***].

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” has the meaning set forth in Section 5.12(d).

“TULRCA” has the meaning set forth in Section 3.17(i).

“UK NSI Act” means the United Kingdom’s National Security and Investment Act 2021.

“UK NSIA Clearance” means clearance under the UK NSI Act in respect of the transactions contemplated hereby and thereby, which shall be deemed satisfied if (a) the Secretary of State indicates that the transaction is not a notifiable acquisition within the meaning of section 6 of the UK NSI Act; or (b) the Secretary of State approves the transaction, either in accordance with section 13 of the UK NSI Act, by means of a notification under section 14(8)(b)(ii) of the UK NSI Act, a final notification under section 26 of the UK NSI Act, or a final order under section 26 of the UK NSI Act.

“UK Subsidiaries” means PAG UK Holdings Ltd, a private limited company registered under the laws of England and Wales with company number 16291051 having its registered office at C/O Winston & Strawn London LLP, 100, Bishopsgate, London, EC2N 4AG, England, UK and Turner Aviation Limited, a private a private limited company registered under the laws of Scotland with company number SC044355 having its registered office at Units 1-6 Block 5 Thornliebank Industrial Estate, Spiersbridge Terrace, Glasgow, G46 8JQ, Scotland, UK.

“Upward Adjustment Amount” has the meaning set forth in Section 1.6(f).

“Virus” has the meaning set forth in Section 3.10(f).

“VSE” has the meaning set forth in the Preamble.

“VSE Common Stock” has the meaning set forth in Section 1.2(b).

“Waiving Parties” has the meaning set forth in Section 9.13(a).

“WARN Act” has the meaning set forth in Section 5.1(o).

“Willful Breach” means, with respect to a party hereto, an action or failure to act by such party that constitutes a material breach of this Agreement, and such action or failure to act occurred with such party’s actual knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement or Actual Fraud.

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[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VSE CORPORATION

By:	/s/ John A. Cuomo
Name: John A. Cuomo
Title: President and Chief Executive Officer

VSE MACH HOLDCO ACQUISITION CORP.

By:	/s/ John A. Cuomo
Name: John A. Cuomo
Title: President

VSE MACH ACQUISITION CORP.

By:	/s/ John A. Cuomo
Name: John A. Cuomo
Title: President and Chief Executive Officer

[Signature Page of Stock Purchase Agreement]

GENNX360 PAG BUYER, LLC

By:	/s/ Ronald Blaylock
Name: Ronald Blaylock
Title: President

GENNX/PAG INTERMEDIATECO INC.

By:	/s/ Ronald Blaylock
Name: Ronald Blaylock
Title: Vice President and Secretary

[Signature Page of Stock Purchase Agreement]